Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

PART II—INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such jurisdiction. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending investors a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, dated January 19, 2018

PRELIMINARY OFFERING CIRCULAR

ASPEN REIT, INC.

1,675,000 Shares

Common Stock

           This preliminary offering circular, which we refer to as the Offering Circular, relates to an initial public offering of 1,675,000 shares of common stock, $0.01 par value per share at an initial public offering price of $20.00 per share of Aspen REIT, Inc. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the NYSE American exchange, or NYSE American, under the symbol "AJAX" and we expect our common stock to commence trading upon the closing of this offering. We cannot assure you that the NYSE American will accept our application. See "Risk Factors—Risks Related to Our Common Stock and This Offering—There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares" and "Description of Capital Stock—Listing" for conditions to the commencement of trading of our common stock.

           We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012. This Offering Circular follows the disclosure format of Part I of Form S-11 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

           We intend to elect and qualify to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2018. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of all classes and series, the outstanding shares of any class or series of our preferred stock or our outstanding common stock. Our charter contains various other restrictions on the ownership and transfer of our shares, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

           Investing in our common stock involves significant risks that are described in the "Risk Factors" section beginning on page 20 of this Offering Circular. You should carefully consider these risk factors prior to investing in our common stock.

           Maxim Group LLC, which we refer to as the Lead Agent, is acting as lead managing selling agent to offer the shares to prospective investors on a "best efforts" basis. In addition, the Lead Agent may engage one or more sub-selling agents or selected dealers, which we collectively with the Lead Agent refer to herein as the Selling Agents. The Selling Agents are not purchasing the shares offered by us, and they are not required to sell any specific number or dollar amount of the shares in this offering.

	Price to Public	Selling Agent Commissions(1)	Proceeds, before expenses, to Issuer(2)

Per Share	$20.00	$1.40	$18.60

Total Offering Amount	$33,500,000	$2,345,000	$31,155,000

(1)
We have agreed to pay the Selling Agents a commission of 7.0% of the gross proceeds received by us from this offering.

(2)
315 East Dean Associates, Inc., our predecessor and the party from whom we are acquiring our sole asset, has agreed to pay 100% of (i) the Selling Agent commissions payable to the Selling Agents in connection with this offering and (ii) our other offering and contribution transaction expenses, including the acquisition fee payable to ER-REITS, LLC, our manager. See "Plan of Distribution" for a detailed description of compensation payable to the Selling Agents.

           The shares are being offered on a "best efforts/all or none" basis. The offering will commence on the date the offering statement of which this Offering Circular is a part is qualified by the Commission and will terminate on the earlier of: (1) the closing date of this offering, which will occur on or about the date on which investor funds are received for the full amount of shares to be sold in this offering or (2) the date on which this offering is terminated by us. Except for funds from investors participating directly through Selling Agents, all investor funds received from the date of this Offering Circular to the closing date or date of termination of this offering by us will be deposited into an escrow account maintained by Prime Trust, LLC, which we refer to as Prime Trust, as escrow agent until closing. If the offering does not close or is terminated by us, any funds received will be returned promptly, without interest or deduction.

           IN GENERAL, IF YOU ARE NOT AN "ACCREDITED INVESTOR" UNDER APPLICABLE SECURITIES LAWS, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR (I) ANNUAL INCOME OR (II) NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov. For more information concerning the procedures of this offering, please see "Plan of Distribution" beginning on page 171, including the sections "—Investment Limitations" and "—Procedures for Subscribing" therein.

           The Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Maxim Group LLC

The date of this Offering Circular is                                    , 2018

        You should rely only on the information contained in this Offering Circular. We have not, and the Selling Agents have not, authorized anyone to provide you with additional information or information different from that contained in this Offering Circular. We are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or of any sale of shares of common stock. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

MARKET AND INDUSTRY DATA AND FORECASTS

        Certain market and industry data included in this Offering Circular have been obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. We use market data, including certain forecasts, in the "Industry and Market Information" sections under the captions "Offering Circular Summary" and "Business." We have obtained this information from an appraisal of the St. Regis Aspen Resort prepared for us by Jones Lang LaSalle, or JLL, a nationally recognized appraiser, in connection with our loan agreement entered into in April 2017. Furthermore, the data from STR, Inc., or STR, regarding results of hotel operations is not, and should not be construed as, legal or investment advice, or as an endorsement of any property, a recommendation regarding any particular security or course of action, or a guarantee of future performance. We pay STR a fee for its industry reports, which we receive in the regular course of our business in connection with our operations.

        While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in this Offering Circular.

NOTICE REGARDING THE HOTEL MANAGER

        Neither Marriott International Inc. nor Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries, which we collectively refer to as our Hotel Manager, nor any of their affiliates (i) hold an ownership interest in the St. Regis Aspen Resort Hotel, (ii) are a party to, or participant in, this offering, or (iii) are responsible for any disclosures or other information set forth herein.

i

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included in this Offering Circular and the documents incorporated into this Offering Circular by reference are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.

        The forward-looking statements contained in this Offering Circular reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement.

        Statements regarding the following subjects, among others, may be forward-looking:

  •
  the use of the net proceeds of this offering;

  •
  market trends in our industry, interest rates, the debt and lending markets or the general economy;

  •
  changes in weather, including changes in annual snowfall in the Aspen region and at other ski resorts regionally, nationally and internationally;

  •
  adverse events that occur during our peak operating periods combined with the seasonality of our business;

  •
  our business and investment strategy;

  •
  availability of qualified personnel;

  •
  our operating performance and projected operating results;

  •
  projected capital expenditures;

  •
  the state of the U.S. economy generally and in the Colorado or Aspen regions, and global economic trends;

  •
  levels of spending in the business, travel and leisure industries, as well as consumer confidence;

  •
  changes in consumer tastes and preferences;

  •
  a deterioration in the quality or reputation of the St. Regis brand;

  •
  declines in occupancy, average daily rate, or ADR, and revenue per available room, or RevPAR, and other hotel operating metrics;

  •
  financing risks, including the risk of leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance or extend the maturity of existing indebtedness;

  •
  compliance with the covenants and restrictions included in our loan agreement and related guaranty;

  •
  changes in interest rates and the degree to which any hedging strategies we may use adequately protect us from interest rate volatility;

  •
  changes in the value of our asset;

ii

  •
  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

  •
  actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

  •
  our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes;

  •
  risks relating to our externally managed structure;

  •
  our relationship and agreements with Sheraton Operating Company, our hotel manager;

  •
  changes to the Starwood Preferred Guests guest loyalty program;

  •
  estimates relating to our ability to make distributions to our stockholders in the future; and

  •
  our understanding of our competition.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this Offering Circular under the headings "Offering Circular Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

OFFERING CIRCULAR SUMMARY

        This summary highlights some of the information in this Offering Circular. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read the more detailed information set forth under "Risk Factors" and the other information included in this Offering Circular.

        Except where the context suggests otherwise, references in this Offering Circular to (1) "our company," "we," "us" and "our" refer to Aspen REIT, Inc., a Maryland corporation, together with its subsidiaries, (2) "our operating partnership" refers to Aspen OP, LP, a Delaware limited partnership, together with its subsidiaries, including Aspen Owner, LLC, which will own the St. Regis Aspen Resort upon completion of the contribution transactions described herein, (3) our "TRS" refers to Aspen TRS, Inc., a Delaware corporation and our taxable REIT subsidiary, or TRS, together with its wholly owned subsidiary which will lease the St. Regis Aspen Resort, and (4) the "St. Regis Aspen Resort" refers to our sole real estate asset, the St. Regis Aspen Resort, located in Aspen, Colorado. "Occupancy" is defined as the number of rooms rented at a hotel divided by the number of rooms available; "ADR" refers to average daily rate which is defined as the average room price per day attained by a hotel; and "RevPAR" refers to revenue per available room which is defined as ADR multiplied by occupancy.

        We are structured as an umbrella partnership REIT, or UPREIT, for the purposes of owning a hotel asset. After giving effect to the contribution transactions described herein, which are expected to occur prior to or concurrently with the closing of this offering, we will own the St. Regis Aspen Resort through our operating partnership, of which we serve as the sole general partner. We expect that Aspen TRS, Inc., a wholly owned subsidiary of our operating partnership, will qualify as our TRS under the U.S. Internal Revenue Code of 1986, as amended, or the Code, and will lease the St. Regis Aspen Resort from our operating partnership. For a discussion of aspects of our REIT structure that could affect our operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Consequences of the Contribution Transactions and Our REIT Election" and "Risk Factors—Risks Related to Our Qualification as a REIT."

        Unless otherwise indicated, the information contained in this Offering Circular assumes that the contribution transactions described under "The Structure and Formation of Our Company" have been completed.

Overview

        Aspen REIT, Inc. is a Maryland corporation that has been formed to own the St. Regis Aspen Resort in Aspen, Colorado. We are a single-asset REIT and currently intend to own only the St. Regis Aspen Resort. Therefore, an investment in our common stock is an investment in the St. Regis Aspen Resort.

        Upon the completion of this offering, we will be externally managed by ER-REITS, LLC, which we refer to as our Manager, which is a newly-formed, majority-owned subsidiary of Elevated Returns, LLC, or Elevated Returns, which in turn is wholly owned by Stephane De Baets, our chairman, chief executive officer and president. Elevated Returns is a New York based real estate asset management and advisory firm and, as of September 30, 2017, had approximately $250 million in assets under management, including the St. Regis Aspen Resort. We believe our relationship with Elevated Returns will provide us with significant advantages, as Elevated Returns executives are actively involved in the day-to-day management of its invested companies and focused on the ownership, operation and acquisition of hospitality assets located within the top markets throughout the United States.

        The St. Regis Aspen Resort is a full-service luxury hotel located in Aspen, Colorado with an upscale restaurant, a private spa and heated outdoor pool with panoramic views of the Aspen mountainside. The resort is centrally located within walking distance of many of Aspen's high-end retail shops, restaurants and entertainment and two blocks from the base of Aspen Mountain. The St. Regis

Aspen Resort features on-site ski and snowboard rentals, as well as a ski valet service that removes the hassle from transporting equipment to and from the four nearby ski mountains each day. The St. Regis Aspen Resort recently completed $1.6 million of renovations.

        The St. Regis Aspen Resort has 179 guest rooms, consisting of 154 standard rooms and 25 suites. Guests staying in suites enjoy the St. Regis Butler Service, which has been a hallmark of the St. Regis experience for over 100 years and provides packing and unpacking services, garment pressings and assistance with obtaining dinner reservations and theater tickets. In addition, the hotel offers approximately 29,000 square feet of indoor and outdoor conference and banquet venues with views of the Rocky Mountains, including 14 fully equipped meeting spaces that can accommodate special events and celebrations for up to 1,200 guests, and corporate meeting planners can enjoy the services of a St. Regis Meeting Butler, a highly trained individual who acts as a liaison between the meeting planners and other departments of the hotel. The indoor meeting space includes the 9,146-square-foot Grand Ballroom, which we believe is the largest ballroom in Aspen. The St. Regis Aspen Resort also features luxury recreational facilities, including the 15,000-square-foot Remède Spa, a fitness center, a heated outdoor swimming pool and three outdoor whirlpools with views of the mountainside. Additionally, various high-end retailers lease retail space from the hotel.

        The St. Regis Aspen Resort operates three food and beverage outlets: Velvet Buck is the property's casual restaurant and also services the hotel's catering and in-room dining operations; Mountain Social, serving cocktails and light meals, is located off the lobby and offers both couch and table seating, a large fireplace, and views of Aspen Mountain; and Splash is open during the summer season and is located adjacent to the outdoor swimming pool. Light meals and cocktails from this outlet are served at dedicated outdoor tables and lounge chairs around the swimming pool. The hotel also leases space to the Chefs Club Aspen restaurant and bar, which is managed and owned in part by Mr. De Baets.

        In addition to drawing couples and families for vacations throughout the year, the St. Regis Aspen Resort attracts celebrities, high net worth individuals and top executives and has a history of being selected for exclusive private events, both leisure- and business-related. The St. Regis Aspen Resort offers an array of activities year-round, including world-class skiing, snowmobiling and dog sledding during the winter and whitewater rafting, horseback riding, hiking, golf, hot air ballooning and paragliding during the summer. While famous for its skiing, Aspen and the surrounding area offer festivals year-round, including World Cup ski races, ESPN Winter X Games, Food & Wine Classic, Jazz Aspen Snowmass Labor Day Festival, and Aspen Music Festival. The St. Regis Aspen Resort is regularly the venue for well-known annual events in the entertainment, fashion and press industries, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic and Wintersköl Awards Dinner.

        The St. Regis Aspen Resort opened in 1992 as a Ritz-Carlton Hotel. In 1998, the property was converted to the St. Regis brand when it was purchased by Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries, which we collectively refer to as Starwood, or our Hotel Manager. In 2005, the property was divided into two separate units, a residential condominium complex, which is not and will not be owned by us, and the hotel unit, which represents the St. Regis Aspen Resort, which will be our sole asset. On October 30, 2010, our Predecessor purchased the St. Regis Aspen Resort from Starwood for approximately $70.0 million ($390,000 per room). We refer to this acquisition as the 2010 Acquisition. Starwood has managed the St. Regis Aspen Resort since 1998 and, in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Sheraton Operating Corporation, a wholly owned subsidiary of Starwood, to continue its management of the hotel. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott International Inc., or Marriott, completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms)

under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

        Mr. De Baets, our chairman, chief executive officer and president, and the indirect majority owner of our Manager, has over 20 years of experience in asset management, financial structuring and mergers and acquisitions, and has been involved with the St. Regis Aspen Resort since our Predecessor acquired an interest in the hotel in 2010. Mr. De Baets has advised companies in both Asia and the United States and has significant experience and professional networks in both the real estate and hospitality industries.

Our Competitive Strengths

Our occupancy, ADR, and RevPAR are generally strong relative to our competitive set and the Colorado Ski Area.

        As measured by STR, Inc., or STR, which is an independent research firm that compiles data on the lodging industry, and as demonstrated in the charts below, our monthly occupancy, ADR and RevPAR are generally strong relative to our competitive set and also outperform the hotels in the Colorado Ski Area. We define our competitive set as comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain region, including Aspen-Snowmass, Colorado, Deer Valley-Park City, Utah, Vail-Avon, Colorado, and Jackson Hole, Wyoming. The Colorado Ski Area is a market industry segment defined by STR and is made up of all hotels across all chain scales that are located within the geographic area. The ski resort areas included in this geographic market are Vail-Avon, Aspen-Snowmass, Telluride, Breckenridge, Crested Butte, Fraser, and Granby.

        Our primary strategy to maintain and grow RevPAR is based on preserving our ADR while increasing occupancy by driving group business during our off-peak seasons in spring and autumn. Unlike many other properties, the St. Regis Aspen Resort limits the sale of vacant rooms at discounted rates through programs that fill rooms at the last minute. We believe that this policy helps preserve the St. Regis Aspen Resort's brand and maintain and grow a loyal clientele who are willing to pay higher prices for the St. Regis Aspen Resort experience.

        The charts below show our monthly occupancy, ADR and RevPAR rates from January 2015 through September 30, 2017, as compared to our competitive set and the Colorado Ski Area.

  Monthly occupancy of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

  Monthly ADR of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

  Monthly RevPAR of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

        We believe that our strong performance is primarily due to the high-quality service that the St. Regis Aspen Resort provides to our customers and the amenities of the resort.

The St. Regis Aspen Resort is a luxury hotel and a high-end asset.

        We believe that high-end assets have characteristics that represent a well-defined segment within the property market which, over the long term, is more insulated from cyclical fluctuations of the real estate market. The St. Regis Aspen Resort is a luxury hotel that appeals to celebrities, high net worth individuals, tourists and corporate executives, among others. Aspen and the surrounding area, famous for its skiing, also offer festivals year-round, some of which include Wintersköl, Food & Wine Classic, Jazz Aspen Snowmass, and Aspen Music Festival. With views of the Rockies, it has access to winter skiing, summer sports and is within walking distance of all of Aspen's shops, restaurants and entertainment. We believe that our history and size give us a competitive advantage over new entrants to the market that are less connected to the community. The St. Regis Aspen Resort is regularly the venue for well-known annual events in the entertainment, fashion and press industries, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic, and Wintersköl Awards Dinner.

The St. Regis Aspen Resort is selected as a venue for high-profile events, which we believe results in higher ADR for the resort.

        The St. Regis Aspen Resort has a history as a venue for high-profile exclusive events and attractions. Typically, the winter and summer seasons in Aspen are our most popular seasons for high-profile events, and we believe this drives, in part, higher occupancy during these seasons than in the spring and fall. Due to this popularity, we can also typically increase our room rates, contributing to what is typically a higher ADR for December through March and, to a lesser degree, June through August. Set forth below is a chart showing our monthly ADR from January 2015 to September 30, 2017, with event seasons highlighted.

St. Regis Aspen Resort Monthly ADR

Source: STR data.

        Furthermore, we believe that hosting high-profile events attracts customers to the hotel beyond the days immediately surrounding the event. These events are often showcased in the press and reinforce our brand, contributing to our financial results.

Elevated Returns and Hotel Manager have extensive experience in managing luxury hotels and restaurants.

        Mr. De Baets, our chairman, chief executive officer and president, and the sole owner of Elevated Returns, the majority owner of our Manager, has over 20 years of experience in asset management, financial structuring and mergers and acquisitions, and has been involved with the St. Regis Aspen Resort since the 2010 Acquisition. Mr. De Baets has advised companies in both Asia and the United States and has significant experience and professional networks in both the real estate and hospitality industries. Other notable properties of which Mr. De Baets has managed or currently manages and in which he has had or has an ownership interest include the Sunset Tower Hotel in West Hollywood, California, the Chefs Club restaurants in Aspen, Colorado and New York City, and Chefs Club Counter, Lupulo and Aldea Restaurants in New York City. While in Asia, Mr. De Baets specialized in the hospitality industry and has been involved in the acquisition, disposition and restructuring of numerous hotels.

        Our chief financial officer, secretary and treasurer, Michael Wirth, joined Elevated Returns in 2016 and has over 30 years of experience in the real estate and financial services sectors and over 12 years of experience in the REIT industry. Mr. Wirth has also been a top executive at private and public real estate and financial services companies (taking five such companies through the initial public offering ("IPO") process) for over 16 years and holds independent board positions with private companies. In addition, Alex Ho, Elevated Returns' comptroller, has worked with Mr. De Baets for over 20 years, and

Jason Kirschenbaum, our Manager's managing director, joined Elevated Returns in 2016 and has over 10 years of experience in the real estate business, including real estate investment, financing and development.

        Starwood has managed the St. Regis Aspen Resort since 1998, and in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Sheraton Operating Corporation, a wholly owned subsidiary of Starwood, to continue Starwood's management of the hotel. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

        We believe our management team, together with Elevated Returns and our Hotel Manager, has the skills and experience necessary to effectively manage and operate a first-class resort destination, enabling us to provide attractive risk-adjusted returns to our stockholders. Upon the completion of this offering and the contribution transactions, our Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as the president, is expected to own 51.0% of the equity interests in our operating partnership.

Aspen is a popular destination for leisure travel in multiple seasons, and we have an established presence in the Aspen area.

        Aspen's desirability as a popular vacation destination and location for resort homes has made it one of the nation's most expensive areas to develop, and, as the city of Aspen is surrounded on three sides by National Forest Land, giving the area limited developable land, it is considered to be an extremely exclusive real estate market with the high barriers to entry. While Aspen began as a silver mining town, Aspen has become known as a luxury resort town for the wealthy and famous, and has become a second or third home to corporate executives and celebrities. As a result of this influx of wealth, Aspen boasts some of the most expensive real estate prices in the United States, and the downtown has been largely transformed into an upscale shopping district known for high-end restaurants, salons and boutiques, while also showcasing the rustic charm of the Mountain West, including landmarks like the Wheeler Opera House, which was built in 1889 during the area's silver mining boom. We believe the high real estate prices and barriers to entry for new development benefit us, as we have an established presence in Aspen as a provider of luxury lodging.

        Moreover, with its luxury positioning and wide appeal to international travelers, Aspen has developed a strong economy of its own. Located high in the Rocky Mountains, Aspen is internationally renowned as a winter and summer resort. The Rocky Mountains generally have reliable snow, a long ski season and reliable vehicular and air access. Aspen, in particular, with access to four ski mountains (Aspen Mountain, Aspen Highlands, Buttermilk, and Snowmass Mountain), trail systems for snowshoeing and cross-country skiing and a vibrant après ski scene, offers an array of winter entertainment. In addition to being a leading world-class skiing destination, the area offers year-round recreational activities and cultural events that draw visitors during all seasons and make Aspen, and our hotel, less dependent on snowfall compared to other major U.S. ski resort destinations.

Our Business and Growth Strategies

        By capitalizing on our competitive strengths, we seek to increase long-term stockholder value by achieving sustainable long-term growth. Our business and growth strategies to achieve these objectives include the following:

Increasing revenue with a sophisticated growth strategy to increase occupancy through the St. Regis Aspen Resort experience.

        The St. Regis Aspen Resort's revenue is primarily driven by room rentals and food and beverage sales, as well as events and catering. We intend to continue implementing a strategy to maximize both room rental and food and beverage revenue. For the nine months ended September 30, 2017 and the year ended December 31, 2016, the St. Regis Aspen Resort's room rental revenues were $22.9 million and $28.7 million, respectively. In addition, we believe we have an opportunity to improve the St. Regis Aspen Resort's occupancy, which will further increase RevPAR. See "—Our occupancy, ADR, and RevPAR are generally strong relative to our competitive set and the Colorado Ski Area."

        In order to further capitalize on the value of the St. Regis Aspen Resort brand, we believe that we can grow the St. Regis Aspen Resort's revenue by continuing to implement a sophisticated strategy with goals such as the following:

  •
  actively monitoring and advising our Hotel Manager on a variety of aspects of the St. Regis Aspen Resort's operations, including physical design, capital planning and investment, guest experience and overall strategic direction;

  •
  regularly reviewing opportunities to invest in the St. Regis Aspen Resort in an effort to enhance its quality and attractiveness, long-term value and returns on investment; and

  •
  forming strategic branding partnerships to provide increasingly luxurious amenities at the St. Regis Aspen Resort.

Our Manager is incentivized to succeed.

        Our business is customer focused, so our Manager is consistently making adjustments to fulfill our growth strategy and to adapt to changes in the market, so that we continue to meet and exceed our customers' expectations.

        We have structured our relationship with our Manager and Hotel Manager so that our interests and the interests of our stockholders are closely aligned with those of our Manager and Hotel Manager over the long term. Upon the completion of this offering, our Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as the president, is expected to own 51.0% of the equity interests in our operating partnership. In addition, we have structured our management arrangements with our Manager and Hotel Manager to provide for incentive fees based on our performance. We believe that Mr. De Baets' ownership of equity interests in our operating partnership, as well as the incentive fees that may be earned by our Manager and Hotel Manager, will create an incentive to maximize returns for our stockholders by aligning our interests with those of Mr. De Baets and our Manager and Hotel Manager. See also, "Our Principal Agreements."

Industry and Market Information

        Tourism and real estate fuel the local Aspen economy. Although direct ski-generated revenues have been outpaced by real estate income, skiing remains the foundation of the Aspen tourism industry and economy. In connection to its tourism appeal and high revenue residents, the retail industry in Aspen has developed in the past years, with many high-end brands establishing their presence. The high-end retail environment is crucial in maintaining and growing the distinctive luxury appeal and positioning of Aspen.

        Aspen draws people from all over the world. In winter, travelers from across the United States and abroad enjoy world-class skiing. The main tourist attractions in the Aspen area are the four ski resorts: Aspen Mountain, Aspen Highlands, Buttermilk, and Snowmass Mountain, which are all operated by the Aspen Skiing Company and together represent approximately 5,500 acres of skiable terrain. The St. Regis Aspen Resort is located close to the base of Aspen Mountain, which features 673 skiable acres, 3,267 feet of vertical drop, 76 trails, and eight lifts. Snowmass Mountain is the largest of the four mountains and features 3,132 skiable acres, 4,406 feet of vertical drop, and 21 lifts.

        Aspen is situated in a relatively remote area of the Rocky Mountains, close to the Continental Divide. As a result, air travel tends to be a dominant mode of transportation for Aspen visitors, especially for those travelling a long distance, and airport passenger counts are important indicators of lodging demand. The nearest airport, Aspen—Pitkin County Airport, is located approximately three miles from the central business district of Aspen, although the airports in Colorado, such as Denver, Grand Junction and Eagle, also serve the Aspen community and are located within an approximately three-hour drive of Aspen.

        Aspen has primarily been a winter destination; however, in the past several years, new summer events and festivals have made the area more popular in warm weather. Year-round, outdoor enthusiasts experience the many recreational activities that the region has to offer, such as hiking, biking, golf, white-water rafting and fishing. Aspen is also rich in history and culture, including art galleries and music venues, and hosts internationally famous events. Below is a brief description of some major events and attractions in the area.

  •
  The Food & Wine Classic occurs every year in June and is one of the nation's most prestigious epicurean events. Notable culinary stars showcase their passion for food, wine, and entertainment. More than 300 vintners pour premium wines, complemented by foods from around the world. Cooking demonstrations and events occur throughout the festival.

  •
  The Winter X Games have been held at Aspen's Buttermilk Mountain since 2002 and occur in January, focusing on action sports. Many competitors from around the world travel to Aspen to compete in the X Games.

  •
  Jazz Aspen Snowmass is a not-for-profit organization with a mission to present and preserve jazz and related forms of music through world-class festivals, performances, and education programs. There are multi-day festivals in Aspen/Snowmass throughout the summer and fall seasons. The June Festival occurs in downtown Aspen and is a ten-day event. The Jazz Aspen Snowmass Labor Day Festival is a three-day event featuring popular R&B, rock, funk, blues, and world and soul music at Snowmass.

Overview of U.S. and Aspen Ski Markets

        Downhill skiing is the primary demand generator for the Aspen market area, and the health and trends of the ski industry have a direct impact on the performance of the lodging market at ski resorts generally and in Aspen in particular. Aspen is located in the Rocky Mountain Region, which is one of the five major ski regions in the United States, as defined by the National Ski Areas Association, and includes the following states: Colorado, Idaho, Montana, New Mexico, Utah and Wyoming. Of the five major ski regions in the United States, the Rocky Mountain region accommodates the most skiers by a significant margin. While skier visitation can vary dramatically from year to year, depending on snowfall, the national economy, and international economic and political dynamics, the Rocky Mountain region is known to have the most reliable snow, the longest ski season, the most resorts, and some of the best vehicular and air access of the five major ski regions in the United States.

        Aspen competes primarily with major ski facilities in North America and secondarily with upscale large ski resorts around the world and particularly in Continental Europe. The primary competitive properties are full-service resorts that boast a large number of ski slopes and ski lifts, winters characterized typically by good snow conditions, well-developed entertainment, retail and restaurant amenities and high-end residential real estate. In particular, Aspen competes in North America with ski resorts such as Vail-Avon, Colorado, Jackson Hole, Wyoming, Deer Valley-Park City, Utah and Whistler, British Columbia, Canada. Due to its international reputation, Aspen also competes secondarily with resorts in Continental Europe such as Verbier, St. Moritz and Davos in Switzerland and Courcheval and Tignes/Val D'Isère in France.

Hotel Market

        The hotel industry is highly competitive. We compete with other Aspen hotels for guests, as well as with comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain region, including Aspen-Snowmass, Colorado, Deer Valley-Park City, Utah, Vail-Avon, Colorado, and Jackson Hole, Wyoming. Competitive advantage within Aspen is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competitive advantage with other comparable ski resorts depends largely on snow conditions at the various resorts, as well as with the convenience of Aspen and brand affiliation with the St. Regis brand.

        We also compete with existing and new hotels operated under various brand names. Three new hotels are scheduled to open in Aspen in the next five years, including another hotel affiliated with Starwood, which would compete directly with the St. Regis Aspen Resort for loyalty rewards program business. For further information, see "Risk Factors—Risks Related to our Business—Competition from other luxury hotels in Aspen, Colorado and alternative lodging companies could have a material adverse effect on our results of operations."

Summary Risk Factors

        An investment in our common stock involves various risks. You should carefully consider the risks discussed below and under "Risk Factors" before purchasing our common stock. If any of the following risks or risks discussed under "Risk Factors" occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

  •
  The St. Regis Aspen Resort is our only real estate asset so our business is greatly exposed to the risks associated with that asset.

  •
  We are dependent on our Manager, which is a newly-formed, majority owned subsidiary of Elevated Returns, which in turn is wholly owned by Mr. De Baets, our chairman, chief executive officer and president for our success. We may not be able to find a suitable replacement for our Manager if our management agreement is terminated or if Mr. De Baets is unable for any reason to perform his duties.

  •
  Our management has very limited experience operating a REIT and operating a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements.

  •
  We are dependent on the performance of our Hotel Manager and could be materially and adversely affected if our Hotel Manager does not manage the St. Regis Aspen Resort in our best interests.

  •
  Adverse economic or other conditions in the specific market in which we do business, and the market more broadly, could negatively affect our occupancy levels and rates and therefore our operating results.

  •
  The "St. Regis" brand is not under our control, and negative publicity related to the St. Regis brand name, or our inability to continue to use the St. Regis brand name, could materially adversely affect our business.

  •
  Our ability to make distributions to our stockholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building in the Aspen, Colorado market and dependence on business travel and tourism in Aspen, Colorado.

  •
  Competition from other luxury hotels in Aspen, Colorado and alternative lodging companies could have a material adverse effect on our results of operations.

  •
  There are risks associated with our indebtedness, which is secured by our only asset, the St. Regis Aspen Resort.

  •
  The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

  •
  Disruptions in the financial markets could affect our ability to refinance our existing debt on reasonable terms or at all and have other adverse effects on us.

  •
  We may become subject to litigation or threatened litigation that may divert management's time and attention, require us to pay damages and expenses or restrict the operation of our business.

  •
  If the ownership of our common stock on a fully diluted basis continues to be highly concentrated, it will prevent you and other minority stockholders from influencing corporate decisions.

  •
  The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

  •
  Conflicts of interest could arise with respect to certain transactions between the holders of our operating partnership's units of limited partner interest ("OP units"), which include Mr. De Baets, on the one hand, and us and our stockholders, on the other.

  •
  The partnership agreement of our operating partnership contains provisions that may delay, defer or prevent a change in control or sale of the St. Regis Aspen Resort.

  •
  Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of available cash to be distributed to our stockholders.

Contribution Transactions and Our Structure

        We were formed as a Maryland corporation on December 22, 2016. We will conduct our business through an UPREIT structure, in which the St. Regis Aspen Resort is wholly owned indirectly by our operating partnership, Aspen OP, LP. Aspen REIT is the sole general partner of our operating partnership and has the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the limited partnership agreement. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

        Through a series of transactions that we expect will occur prior to or concurrently with the completion of this offering, or the contribution transactions, we will acquire the St. Regis Aspen Resort. Our acquisition of these assets will be completed pursuant to a contribution and sale agreement, pursuant to which our Predecessor, an entity owned in part by Mr. De Baets, will contribute the asset to our operating partnership in exchange for an aggregate of 1,743,368 OP units and $32.5 million in cash. Upon the completion of this offering and the contribution transactions, our

Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as president, is expected to own 51.0% of the equity interests in our operating partnership.

        The following chart shows the anticipated structure of our company after giving effect to the contribution transactions and this offering.

(1)
Mr. De Baets and unaffiliated third-party investors indirectly own 315 East Dean Associates, Inc. In addition, Mr. De Baets serves as the president of 315 East Dean Associates, Inc.

(2)
OP units in our operating partnership are redeemable for cash or, at our option, exchangeable for shares of common stock on a one-for-one basis, beginning one year after the completion of this offering.

(3)
As described below, our Manager is controlled by Mr. De Baets.

The Management Agreement and the Manager

Manager

        Effective upon the completion of this offering and the contribution transactions, we will be managed by ER-REITS, LLC, which is a newly-formed, majority-owned subsidiary of Elevated Returns, which in turn is wholly owned by Mr. De Baets and is a New York-based real estate asset management and advisory firm. As of September 30, 2017, Elevated Returns had approximately $250 million in assets under management, including the St. Regis Aspen Resort, in industries such as real estate and consumer brands. Elevated Returns executives are actively involved in the day-to-day management of its invested companies and focused on the ownership, operation, and acquisition of hospitality assets located within the top markets throughout the United States.

        Our Manager's chief executive officer and president, Mr. De Baets, has over 20 years of experience in asset management, financial structuring, and mergers and acquisitions. He has advised companies in both Asia and the United States and has significant experience and professional networks in both real estate and hospitality. In 2015, Mr. De Baets formed Elevated Returns to focus on the acquisition and/or management of top lodging, restaurant and leisure assets, including the St. Regis Aspen Resort, Sunset Tower Hotel in West Hollywood, CA, Chefs Club Group (Chefs Club Aspen and Chefs Club NY), Chefs Club Counter and Noosa Hospitality which owns Aldea Restaurant and Lupulo Restaurant in New York, NY.

        Elevated Returns' strategy focuses on:

  •
  Acquiring trophy assets, because Elevated Returns believes that trophy assets provide fixed returns, act as a good hedge against inflation, and hold their value and generate more stable returns than lesser-known brands.

  •
  Acquiring assets in top-tier markets at locations in high demand and/or protected by barriers to entry into that market.

  •
  Acquiring assets with an established track record, because Elevated Returns believes that it has the ability to increase penetration and unlock the value of assets.

  •
  Optimizing assets by extracting and creating value through hands-on asset management.

        While Elevated Returns has in the past acquired and managed, and both our Manager and Elevated Returns may in the future manage, other luxury hotels, neither our Manager nor Elevated Returns currently has any intent to acquire or manage any properties in the Aspen area that compete directly with the St. Regis Aspen Resort.

        Our Manager's plans to further implement its overall strategy with respect to the St. Regis Aspen Resort by:

  •
  Actively monitoring and advising our Hotel Manager on hotel operations, including physical design, capital planning and investment, guest experience and overall strategic direction to drive ADR growth.

  •
  Reviewing opportunities to invest in the St. Regis Aspen Resort, including by improving food and beverage, to enhance its long-term value, quality and attractiveness.

  •
  Improving the St. Regis Aspen Resort's exposure domestically and internationally to leverage the upward trend in tourism in Aspen, Colorado.

Management Agreement

        We and our operating partnership will enter into a management agreement with our Manager that will be effective upon the completion of this offering and the contribution transactions. Pursuant to the terms of the management agreement, our Manager will perform certain services for us, subject to oversight by our board of directors. For more information about the terms of our management agreement, see "Our Principal Agreements—Management Agreement."

Management Fees

        We will pay our Manager a base management fee, in cash, payable quarterly in arrears, in an amount equal to the greater of: (i) $1,000,000 per year ($250,000 per quarter), which is subject to an annual increase equal to the greater of (a) a consumer price index, or CPI, adjustment and (b) 3.0%, and (ii) 1.5% of our stockholders' equity. The base management fee will be reduced by any of our expenses paid by us directly or reimbursed to our Manager that quarter; provided, however, that the base management fee payable with respect to any calendar quarter shall never be less than $0. The base management fee is payable independent of our performance.

        Our Manager will also be eligible to receive an incentive fee in an amount equal to the excess of (i) the product of (a) 25.0% and (b) the excess of (1) our Core Earnings for the previous 12-month period, over (2) the product of (A) our stockholders' equity in the previous 12-month period and (B) 7.0% per annum, over (ii) the sum of any incentive fees paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For a description of our "stockholders' equity" and "core earnings," see "Our Principal Agreements—Management Agreement—Management Fees—Management Fees."

        Upon the completion of this offering, without taking into account the payment of any potential incentive fee, we expect our management fees and expense reimbursements, as described in further detail below, will slightly decrease compared to the fees and expense reimbursements paid by our Predecessor; however, no assurances can be given that our expected fees and expense reimbursements will not increase.

Disposition Fee

        Following a disposition of the St. Regis Aspen Resort or all or substantially all of our interest in the St. Regis Aspen Resort, we will pay our Manager a management sale fee, in cash, in an amount equal to 2.0% of the total consideration paid by the purchaser in connection with the disposition of the St. Regis Aspen Resort. No disposition fee shall be payable to our Manager in respect of any disposition that occurs during the 12 months following the completion of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the St. Regis Aspen Resort is less than the value of the aggregate consideration paid by us and our operating partnership in the contribution transactions. For a description of "aggregate consideration" and "total consideration," see "Our Principal Agreements—Management Agreement—Management Fees—Disposition Fee."

Termination Fee

        In conjunction with a termination of the management agreement by us, unless the termination is for cause, we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

Expense Reimbursement

        We will reimburse our Manager or its affiliates for certain costs and expenses relating to third-party services that are typically borne by an externally-managed company.

Hotel Management Agreement

        In order to qualify as a REIT, we cannot directly or indirectly operate the St. Regis Aspen Resort. We will lease the St. Regis Aspen Resort to our TRS, which in turn engages the Hotel Manager to manage the St. Regis Aspen Resort. The St. Regis Aspen Resort is operated pursuant to a hotel management agreement with a wholly-owned subsidiary of our Hotel Manager, Starwood. For additional details regarding the principal terms of the hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

Financing Strategy

        Upon the completion of this offering and the contribution transactions, our only long-term debt is expected to be a $120.0 million mortgage on the St. Regis Aspen Resort. As of the date of this Offering Circular, the principal amount outstanding under the mortgage was $120.0 million and the interest rate was 4.55% (subject to adjustment if the lender exercises its rights to bifurcate the promissory note) plus one-month LIBOR. The borrower has hedged against the potential rise in LIBOR above 3.0% pursuant to a rate cap agreement. The initial maturity date on the loan is April 1, 2019, which may be extended by us three times for a period of one year each, provided that certain conditions, including but not limited to satisfying a debt yield test, are met and an extension fee is paid in the amount of 0.25% of the amount of the outstanding principal amount of the loan. Our loan agreement contains restrictive covenants that may impact our ability to pay dividends and therefore our ability to qualify as a REIT. For a summary of the principal terms of this mortgage, see "Financing—Loan Agreement and Related Documents."

Restrictions on Ownership and Transfer

        To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of any of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the outstanding shares of our capital stock. For a further discussion of ownership and transfer restrictions, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Tax Status

        In connection with this offering, we intend to elect to qualify to be taxed as a REIT under the Code, commencing with our taxable year ending on December 31, 2018. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. To qualify, and maintain our qualification, as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our common stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may still be subject to certain U.S. federal, state and local taxes on our income or property. Dividends paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply to certain distributions received by non-corporate individuals from taxable corporations.

        In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate the St. Regis Aspen Resort. Accordingly, we will lease the St. Regis Aspen Resort, which will be wholly owned by our operating partnership, to our TRS. Our TRS will pay rent to our operating partnership that can qualify as "rents from real property," provided that our Hotel Manager is an "eligible independent contractor," which we believe to be the case. Our TRS will be subject to U.S. federal income tax at regular corporate rates on its taxable income.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an "emerging growth company" for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies for as long as we maintain our emerging company status and do not revoke this election. Accordingly, the accounting standards that we apply while we remain an emerging growth company may differ materially from the accounting standards applied by other similar public companies, including emerging growth companies that have elected to opt out of this extended transition period. This election could have a material impact on our financial statements and the comparability of our financial statements to the financial statements of similar public companies. This potential lack of comparability could make it more difficult for investors to value our securities, which could have a material impact on the price of our common stock.

THE OFFERING

Common stock offered by us	1,675,000 shares on a "best efforts/all or none" basis.
Common stock and OP units to be outstanding upon the completion of this offering and the contribution transactions	3,418,368 shares and OP units(1).
Use of proceeds

We estimate that we will receive net proceeds from this offering in the amount of approximately $33.5 million. Our Predecessor has agreed to pay 100% of (i) the Selling Agent commissions payable to the Selling Agents in connection with this offering and (ii) our other offering and contribution transaction expenses, including the acquisition fee payable to our Manager and legal, accounting, consulting, and regulatory filing expenses. We intend to contribute the net proceeds of this offering to our operating partnership, which we expect will subsequently use the net proceeds as follows:

• approximately $32.5 million will be paid to 315 East Dean Associates, Inc., our Predecessor, in connection with the contribution transactions; and
• approximately $1.0 million will be reserved for working capital purposes, including capital expenditures.

Prior to the use of the net proceeds for working capital purposes, we intend to invest such net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify for taxation as a REIT. See "Use of Proceeds."

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay quarterly distributions, which on an annual basis will equal all or substantially all of our taxable income.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including our revenues, operating expenses, the rental rate and occupancy rate of our hotel and unanticipated expenditures. For more information, see "Distribution Policy."

(1)
Includes (a) 1,675,000 shares of common stock to be issued in this offering and (b) 1,743,368 OP units to be issued in connection with the contribution transactions.

We cannot assure you that we will make any distributions to our stockholders.
NYSE American symbol	"AJAX"
Risk factors	An investment in our common stock involves various risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing shares of our common stock.

Our Corporate Information

        Our principal executive offices are located at 96 Spring Street, 6th Floor, New York, New York, 10012. Our telephone number is (646) 780-5451. Our website is www.aspenreit.com. The information on our website is not intended to form a part of or be incorporated by reference into this Offering Circular.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL OPERATING DATA

        The following table sets forth summary financial and other data on (i) a historical basis for our Predecessor and (ii) a pro forma basis for our company giving effect to (a) the contribution transactions and related fair value adjustments, (b) this offering and the use of net proceeds therefrom as described under "Use of Proceeds," (c) entry into our management agreement with our Manager and (d) the refinancing of existing mortgage indebtedness of approximately $100.0 million and the April 2017 refinancing thereof for approximately $120.0 million.

        The summary historical balance sheet information as of December 31, 2016 and 2015 of our Predecessor and summary historical statements of operations for the years ended December 31, 2016 and 2015 of our Predecessor have been derived from the audited historical financial statements of our Predecessor included elsewhere in this Offering Circular. The summary historical balance sheet information as of September 30, 2017 of our Predecessor and the summary statements of operations for the nine months ended September 30, 2017 and 2016 of our Predecessor have been derived from the unaudited historical financial statements of our Predecessor included elsewhere in this Offering Circular. The summary historical balance sheet information as of September 30, 2016 of our Predecessor have been derived from our Predecessor's unaudited historical financial statements not included in this Offering Circular. Our Predecessor's results of operations for the nine months ended September 30, 2017 are not necessarily indicative of our results of operations for the year ending December 31, 2017.

        The summary pro forma balance sheet information as of September 30, 2017 and the summary pro forma statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 have been derived from the unaudited pro forma financial statements included elsewhere in this Offering Circular. The summary pro forma balance sheet information as of December 31, 2016 have been derived from unaudited pro forma financial statements not included in this Offering Circular. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position of our company or our Predecessor as of September 30, 2017 or December 31, 2016, nor are they indicative of the results of operations of future periods.

        The summary performance data for Hotel Net Operating Income (Hotel NOI), funds from operations (FFO) and Adjusted FFO, are non-GAAP financial measures and are provided as additional information to complement GAAP measures by providing a further understanding of operating results from management's perspective. The reconciliation of these benchmarks to GAAP for the nine months ended September 30, 2017 and the year ended December 31, 2016 are detailed in "Management's Discussion and Analysis—Results of Operations—Non-GAAP Financial Measures."

        The unaudited summary pro forma financial data as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016 is presented as if (i) the contribution transactions and related fair value adjustments, (ii) this offering and the use of proceeds therefrom as described under "Use of Proceeds," (iii) entry into our management agreement with our Manager and (iv) the refinancing of existing mortgage indebtedness of approximately $100.0 million and the April 2017 refinancing thereof for approximately $120.0 million, each as more fully described in this Offering Circular, took place concurrently on September 30, 2017 for the balance sheet data and on January 1, 2016 for the operating data. The unaudited pro forma financial data are not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor do they purport to represent our future financial position or results of operations.

        You should read the summary historical consolidated financial and operating data set forth below in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our financial statements and the related notes included elsewhere in this Offering Circular. The following table summarizes certain selected consolidated financial data for the periods presented. Our historical results may not be indicative of our future performance. The summary historical consolidated financial and operating information presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States ("GAAP"). See "Non-GAAP Financial Measures."

	(unaudited) As of and for the nine months ended September 30,
					Pro forma as of and for the nine months ended September 30, 2017	Pro forma as of and for the year ended December 31, 2016
			As of and for the year ended December 31,
(in thousands, except percentages and per share amounts)	2017	2016	2016	2015
Income Statement Data
Revenues, net
Rooms	$22,872	$20,659	$28,671	$24,350	$22,872	$28,671
Food and beverage	6,962	7,085	8,148	8,022	6,962	8,148
Other operating departments, rental and other	5,099	4,650	5,745	5,028	5,099	5,745

Total revenue	34,933	32,394	42,564	37,400	34,933	42,564
Departmental costs and expenses
Rooms	5,077	4,920	6,350	5,416	5,077	6,350
Food and beverage	5,247	5,734	7,137	6,785	5,247	7,137
Other operating departments, rental and other	2,394	2,606	3,279	2,834	2,394	3,279

Total departmental costs and expenses	12,718	13,260	16,766	15,035	12,718	16,766

Departmental income	22,215	19,134	25,798	22,365	22,215	25,798

Total operating expenses	16,822	15,146	20,165	18,457	19,585	24,508

Operating income, net	5,393	3,988	5,633	3,908	2,630	1,290
Interest expense	5,230	4,318	5,792	7,273	5,366	6,334
Other income	—	—	(250)	(213)	—	(250)

Net income (loss)	163	(330)	91	(3,152)	(2,736)	(4,794)

Net (income) loss attributable to non-controlling interest in operating partnership	—	—	—	—	1,395	2,445

Net income (loss) attributable to the Company	163	(330)	91	(3,152)	(1,341)	(2,349)

Basic and diluted per common share data:
Basic and diluted net income (loss) available to common shareholders(1)	$0.00	$(0.01)	$0.00	$(0.06)	$(0.80)	$(1.40)

Basic weighted average common shares outstanding	50,000,000	50,000,000	50,000,000	50,000,000	1,675,000	1,675,000
Balance Sheet Data
Cash and cash equivalents	$5,357	$4,138	$6,030	$4,339	$6,357	$8,143
Other current assets	4,080	3,601	7,993	7,230	4,081	7,993
Property and equipment, net	96,700	98,827	98,250	100,902	183,952	184,005
Total assets	106,481	106,762	112,471	112,699	194,490	200,338
Total current liabilities	6,991	6,889	12,073	10,505	6,748	12,073
Notes payable	119,375	99,794	99,897	99,484	119,375	119,897
Stockholder's equity	(19,885)	78	500	2,709	33,500	33,500
Non-controlling interest in operating partnership	—	—	—	—	34,867	34,867
Total stockholder's equity, and non-controlling interest in operatng partnership	(19,885)	78	500	2,709	68,367	68,367
Performance Data
Hotel NOI	$12,492	$9,885	$13,942	$11,236	$12,313	$13,372
FFO	$4,250	$3,830	$5,631	$2,078	$4,884	$5,380
Adjusted FFO	$4,550	$3,847	$5,648	$3,520	$5,184	$5,640
Rooms department net profit	77.8%	76.2%	77.9%	77.8%	77.8%	77.9%
Occupancy	66.0%	67.0%	60.0%	56.1%	66.0%	60.0%
ADR	$709	$628	$733	$664	$709	$733
RevPAR	$468	$421	$440	$373	$468	$440
Food & beverage department net profit	24.6%	19.1%	12.4%	15.4%	24.6%	12.4%
Other operating department, rental and other net profit	53.0%	44.0%	42.9%	43.6%	53.0%	42.9%

(1)
Basic and diluted earnings per share does not include 1,743,368 shares of our common stock issuable upon the redemption of an equal number of OP units. OP units in our operating partnership are redeemable by the holder for cash or, at our option, exchangeable for shares of common stock on a one-for-one basis, beginning one year after the completion of this offering. There would be no change to basic and diluted earnings per share if the OP units were redeemed.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this Offering Circular. If any of the risks discussed in this Offering Circular occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to Our Business

The St. Regis Aspen Resort is our only real estate asset so our business is greatly exposed to the risks associated with that asset.

        Although nothing in our charter or bylaws prevents us from acquiring other assets, including other hotels, in the future, upon completion of this offering and our contribution transactions, our investment will be, and is expected to continue to be, concentrated in a single asset—the St. Regis Aspen Resort. Our business would be materially adversely affected by harm or damage to the St. Regis Aspen Resort or its reputation in a way that cannot be quickly resolved and remedied. This concentration of risk in a single asset exposes us to greater risks associated with that asset than if our investments were more numerous and diversified.

We are dependent on our Manager, which is a newly-formed, majority owned subsidiary of Elevated Returns, which in turn is wholly owned by Mr. De Baets, our chairman, chief executive officer and president, for our success. We may not be able to find a suitable replacement for our Manager if our management agreement is terminated or if Mr. De Baets is unable for any reason to perform his duties.

        We do not expect to have any employees and we rely completely on our Manager to perform certain services for us. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We depend on the diligence, skill and network of business contacts of our Manager. In addition, we offer no assurance that our Manager will remain our manager. The initial term of our management agreement with our Manager only extends until the third anniversary of the closing of this offering, with automatic one-year renewals thereafter. If the management agreement is terminated, and no suitable replacement is found to manage us, we may not be able to execute our business plan.

        In addition, our success depends, to a significant extent, on the continued services of Stephane De Baets, Michael Wirth and the rest of our senior management team. As an externally managed company, our key personnel, including Messrs. De Baets and Wirth, will not be exclusively dedicated to our operations and may devote a substantial portion of their working time to matters unrelated to our business. We have not dedicated any particular number of employees to our business and do not require any employee-hour commitment to our business.

        Mr. De Baets has established an extensive network of lodging industry contacts and relationships, including relationships with global and national hotel brands, hotel owners, financiers, operators, commercial real estate brokers, developers and management companies. Additionally, if Mr. De Baets no longer either (i) controls our Manager or (ii) is our chief executive officer or chairman of our board of directors, we could be in violation of the covenants in our loan agreement. See "—Restrictive covenants in our loan agreement contain provisions limiting our ability to issue shares and OP units, and limiting non-publicly traded interests in the St. Regis Aspen Resort, which could have a material adverse effect on us." Although we have secured a $5.0 million "key person" life insurance policy, we do not otherwise maintain "key person" life insurance on any of our employees, and there can be no assurance that the amount of such coverage will be sufficient to offset any adverse economic effects on our operations. Therefore, the loss of services of Mr. De Baets or other members of our senior management team would likely harm our business and our prospects.

Our management has very limited experience operating a REIT and operating a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements.

        Prior to the completion of this offering, our management has had very limited experience operating a REIT and operating a public company. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies as a public company, or comply with regulatory requirements applicable to public companies and REITs.

We are dependent on the performance of our Hotel Manager and could be materially and adversely affected if our Hotel Manager does not manage the St. Regis Aspen Resort in our best interests.

        Since U.S. federal income tax laws restrict REITs and their subsidiaries from operating or managing hotels, we will not operate or manage the St. Regis Aspen Resort. Instead, we will lease the St. Regis Aspen Resort to our TRS, which will retain the Hotel Manager to operate the St. Regis Aspen Resort pursuant to a hotel management agreement. We could be materially and adversely affected if our Hotel Manager fails to provide quality services and amenities, fails to maintain a quality brand name or otherwise fails to manage the St. Regis Aspen Resort in our best interest. We will not have the authority to require the St. Regis Aspen Resort to be operated in a particular manner or to govern any particular aspect of the daily operations of the St. Regis Aspen Resort. Thus, even if we believe that the St. Regis Aspen Resort is being managed inefficiently or in a manner that does not result in satisfactory occupancy, ADR and RevPAR, we may not be able to make our Hotel Manager change its method of operating the St. Regis Aspen Resort. Our results of operations, financial position, cash flows and our ability to service debt and to make distributions to stockholders are, therefore, dependent on the ability of our Hotel Manager to operate the St. Regis Aspen Resort successfully.

        In addition, from time to time, disputes may arise between us and our Hotel Manager regarding its performance or compliance with the terms of the hotel management agreement, which in turn could adversely affect our results of operations. We generally will attempt to resolve any such disputes through discussions and negotiations; however, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to terminate our hotel management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the outcome of which may be unfavorable to us.

        In the event that our hotel management agreement is terminated, we can provide no assurances that we could find a replacement hotel manager in a timely manner, or at all, or that any replacement manager will be successful in operating the St. Regis Aspen Resort. Furthermore, if our Hotel Manager is financially unable or unwilling to perform its obligations pursuant to our hotel management agreement, our ability to find a replacement manager for the St. Regis Aspen Resort could be challenging and time consuming and could cause us to incur significant costs to obtain a new hotel management agreement for the hotel. Accordingly, if we lose our hotel management agreement, the operations at the St. Regis Aspen Resort could be materially and adversely affected, which could have a material adverse effect on us.

Adverse economic or other conditions in the specific market in which we do business, and the market more broadly, could negatively affect our occupancy levels and rates and therefore our operating results.

        The St. Regis Aspen Resort is located in Aspen, Colorado. Aspen is a mountain resort community, which is currently one of the most expensive residential and lodging real estate markets in the United

States. Aspen's local economy depends heavily on the vacation, travel, tourism and recreation industries. As a result, we may be adversely affected by such factors as:

  •
  national global economic recessions and downturns and corresponding declines in discretionary vacation, travel, tourism and recreational spending levels;

  •
  national and international travel downturns and restrictions;

  •
  the accessibility and convenience of airline flights into the Aspen airport, which can be affected by severe winter weather;

  •
  overall weather patterns and natural conditions in Aspen and in Colorado, such as the amount and timing of snow in Aspen during the ski season or major forest fires in the summer;

  •
  trends regarding the use of competing mountain and other resort facilities and areas, and the development of new resort facilities and areas both in the Aspen area and in other desirable resort locations;

  •
  demographic trends regarding vacation and recreational preferences for skiing and other mountain area activities; and

  •
  possible future changes in the currently restrictive Aspen zoning regulations which may make it easier for competing real estate projects to be developed, which in turn may reduce the current premium prices paid for existing Aspen lodging facilities.

The "St. Regis" brand is not under our control, and negative publicity related to the St. Regis brand name, or our inability to continue to use the St. Regis brand name, could materially adversely affect our business.

        We believe the "St. Regis" brand, which is integral to our corporate identity, represents high-end, luxury lodging. For so long as our hotel management agreement is in effect, our hotel will be operated under the St. Regis brand. However, there can be no guarantee that our Hotel Manager will elect to extend the term of the agreement at the expiration of the initial term or that we will be able to enter into a new hotel management with our Hotel Manager at the end of the term. In addition, our hotel management agreement provides that in the event our Hotel Manager decides that it cannot operate the hotel in accordance with the operating standards set forth in the hotel management agreement, it may elect to disassociate the hotel from the St. Regis brand. In the event that we are no longer able to use the St. Regis brand name, our business could be materially and adversely affected.

        In addition, the St. Regis brand is licensed to and used by a number of other hotels operated by Starwood. We rely on the general goodwill of consumers towards the St. Regis brand as part of our external marketing strategy. Consequently, any adverse publicity towards the St. Regis brand name, or more generally, Starwood or Marriott, which own the St. Regis brand, or in relation to another St. Regis hotel over which we have no control or influence, could have a material adverse effect on our business.

Changes to the Starwood Preferred Guests, or SPG, guest loyalty program could adversely impact our revenues and ability to pay dividends.

        We have been advised by Marriott that they intend to revise the SPG guest loyalty program for us beginning March 1, 2018. During 2016 and the first nine months of 2017, our revenues under this program were $3.3 million and $5.1 million, respectively. Although we continue to discuss with Marriott the details regarding such changes, there is a risk that any changes could result in a decrease in revenues to us which could reduce our profitability and could materially and adversely affect our results of operations and ability to pay dividends.

Our ability to make distributions to our stockholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building in the Aspen, Colorado market and dependence on business travel and tourism in Aspen, Colorado.

        Hotels have different economic characteristics than many other real estate assets. A typical office property, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Hotels, on the other hand, generate revenue from guests that typically stay at the hotel for only a few nights, which causes the room rate and occupancy levels at the St. Regis Aspen Resort to change every day, and results in earnings that can be highly volatile.

        In addition, the St. Regis Aspen Resort is subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

  •
  competition from other hotels in the market in which we operate;

  •
  loss of arrangements for the St. Regis Aspen Resort to be the venue for high-profile events;

  •
  over-building of hotels in the market in which we operate, which results in increased supply and will adversely affect occupancy and revenues at the St. Regis Aspen Resort;

  •
  introduction of new concepts and products such as Airbnb®, HomeAway® and VRBO®;

  •
  dependence on business and commercial travelers and tourism;

  •
  increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

  •
  requirements for periodic capital reinvestment to repair and upgrade the St. Regis Aspen Resort;

  •
  increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

  •
  changes in interest rates;

  •
  changes in the availability, cost and terms of financing;

  •
  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

  •
  adverse effects of international, national, regional and local economic and market conditions;

  •
  unforeseen events beyond our control, such as terrorist attacks, travel-related health concerns, including pandemics and epidemics, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as tornadoes, blizzards or earthquakes; and

  •
  adverse effects of continued or worsening conditions in the lodging industry.

        The occurrence of any of the foregoing could materially and adversely affect us.

Competition from other luxury hotels in Aspen, Colorado and alternative lodging companies could have a material adverse effect on our results of operations.

        The lodging industry is highly competitive. The St. Regis Aspen Resort competes with other hotels for guests in Aspen, Colorado based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition is specific to the individual market in which the St. Regis Aspen Resort is located and includes competition from existing and new hotels, as well as alternative lodging companies such as Airbnb®, HomeAway® and VRBO®. Our competitors may have an operating model that enables them to offer rooms at lower rates than we can, which could result in our competitors increasing their occupancy at our expense. In addition, our hotel management agreement does not contain any prohibition on Starwood opening hotels that would compete with the St. Regis Aspen Resort, and three new hotels are scheduled to open in Aspen in the next five years, including another hotel affiliated with Starwood, which would compete directly with the St. Regis Aspen Resort for loyalty rewards program business. Competition could adversely affect our occupancy, ADR and RevPAR, and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which could reduce our profitability and could materially and adversely affect our results of operations.

If there are deficiencies in our disclosure controls and procedures or internal control over financial reporting, we may be unable to accurately present our financial statements or prevent fraud, which could materially and adversely affect us.

        As a publicly traded company, we will be required to report our financial statements on a consolidated basis. Effective internal controls are necessary for us to accurately report our financial results. Section 404 of the Sarbanes-Oxley Act will require us to evaluate and report on our internal control over financial reporting. However, for as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an "emerging growth company" for up to five years.

        An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. There can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, as we grow our business, our internal controls will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations that could require a restatement, failing to meet our public company reporting obligations and causing investors to lose confidence in our reported financial information, which could materially and adversely affect us.

The St. Regis Aspen Resort may not continue to be the venue chosen for high-profile events.

        Historically, the St. Regis Aspen Resort has been the venue for various high-profile events, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic and Wintersköl Awards Dinner. These events increase the St. Regis Aspen Resort's visibility in the media and typically directly or indirectly increase occupancy and increase food and beverage revenues.

        However, whether the St. Regis Aspen Resort will be selected as a venue for a high-profile event is largely out of our control. The dates of an event and the requested venue size can be limiting factors for our potential clients. Additionally, our Manager and Hotel Manager attempt to maintain relationships with our event-related clients, but if key personnel at our Manager or Hotel Manager are no longer involved in our business, we may lose the business of certain event-related clients. If the number of high-profile events at the St. Regis Aspen Resort decreases, or the St. Regis Aspen Resort is no longer chosen for high-profile events at all, our operating results could be adversely affected.

There are risks associated with our indebtedness, which is secured by our only asset, the St. Regis Aspen Resort.

        Upon the completion of this offering and the contribution transactions, our only long-term debt is expected to be a $120.0 million mortgage on the St. Regis Aspen Resort, which was entered into on April 3, 2017 with Garfield SRA Mortgage Investment, LLC. As of the date of this Offering Circular, the principal amount outstanding under the mortgage was $120.0 million. Our level of debt and the limitations imposed on us by our mortgage could have significant adverse consequences, including the following:

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

  •
  we may be unable to borrow additional funds as needed or on attractive terms, including to make acquisitions or to continue to make distributions required to maintain our qualification as a REIT;

  •
  we may be unable to refinance our mortgage at maturity or the refinancing terms may be less favorable than the terms of our current mortgage;

  •
  we may be forced to dispose of the St. Regis Aspen Resort, possibly on disadvantageous terms;

  •
  after debt service, the amount available for cash distributions to our stockholders is reduced;

  •
  our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

  •
  we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

  •
  we may default on our obligations under our mortgage and our lender may foreclose on the St. Regis Aspen Resort; and

  •
  we may violate restrictive covenants in our loan agreement governing our mortgage, which would entitle the lender to accelerate our debt obligations.

Restrictive covenants in our loan agreement contain provisions limiting (1) our ability to issue shares of common stock in the future and (2) transfers of ownership interests by certain holders.

        Our loan agreement with our senior mortgage lender includes restrictive covenants that could limit (1) our ability to issue shares of common stock in the future and (2) the ability of certain of our holders of OP units to transfer their OP units. Our loan agreement provides that any issuance of common stock by us or a transfer of the ownership interests in us by Mr. De Baets and Ravipan Jaruthavee, the majority owner of the St. Regis Aspen Resort, prior to the completion of this offering and the contribution transactions, will be permitted only if following such issuance or transfer, as the case may be, (i)(a) Mr. De Baets continues to own, directly or indirectly, at least 5.0% of our equity interests, including for this purpose his interests in our operating partnership and (b) Mr. De Baets has the right to receive at least 5.0% of the distributions, including for this purpose, his right to receive distributions from our operating partnership and (ii) Mr. De Baets and Ms. Jaruthavee collectively (a) own, directly or indirectly, at least 40.0% of the equity interests in us, including for this purpose their aggregate interests in our operating partnership and (b) have the right to at least 40.0% of the distributions, including for this purpose, their collective rights to distributions from our operating partnership. See "Our Mortgage Financing" for more information on our loan agreement.

        Accordingly, we may not be able to issue additional shares of our common stock in the future unless we were able to obtain a waiver of these conditions. In addition, if Mr. De Baets or Ms. Jaruthavee were to transfer their ownership interests in us we may be in breach of the ownership requirements in our loan agreement, which could have a material adverse effect on our company. To mitigate this risk, our operating partnership has entered into a lock-up agreement with our Predecessor that provides that our Predecessor may not redeem or otherwise transfer any of its OP units during the term of our loan agreement without our prior written consent. In addition, the lock-up agreement provides that our Predecessor cannot make distributions of OP units to its stockholders unless Mr. De

Baets and Ms. Jaruthavee agree to be subject to lock-up agreements with our operating partnership on the same terms as our lock-up agreement described above with our Predecessor.

We could be in default under our loan agreement if the guarantors of our mortgage fail to meet certain financial covenants.

        Mr. De Baets and ER Merry Way LP, or ER Merry Way, 315 East Dean Associates, Inc.'s indirect majority shareholder, have guaranteed our mortgage on the St. Regis Aspen Resort, but the guarantee is triggered only upon the occurrence of certain "bad acts" by us. See "Financing—Guaranty." Our loan agreement also provides that if Mr. De Baets and ER Merry Way, collectively, fail to maintain a net worth (as defined in the loan agreement) of at least $20.0 million and cash liquidity of at least $5.0 million, we would be in default under our loan agreement and our lender could exercise all remedies available to it, including accelerating our debt or foreclosing on the St. Regis Aspen Resort. Whether Mr. De Baets and ER Merry Way continue to meet these net worth and liquidity requirements is out of our control. As a result, we may unexpectedly be in default under our loan agreement because of their failure to meet these requirements, and this could have a material adverse effect on our business.

Our loan agreement may restrict our ability to make distributions to our stockholders.

        Our loan agreement with our senior mortgage lender provides that in the event of (i) a failure by us to meet certain minimum debt yield thresholds resulting in a cash sweep period, (ii) a continuing event of default, (iii) a material default (after the expiration of any applicable notice and cure periods) by our Hotel Manager under the hotel management agreement, (iv) our Hotel Manager filing or being the subject of a bankruptcy petition, (v) a trustee or receiver being appointed for the Hotel Manager's assets, or (vi) our Hotel Manager being adjudicated insolvent or making an assignment for the benefit of creditors, we are not permitted to make distributions to our stockholders, even if necessary to maintain our REIT qualification. While we consider any of the foregoing events to be unlikely, such an event is beyond our control. As a result, we may unexpectedly be unable to make distributions to stockholders and maintain our REIT qualification, which could have a material adverse effect on our business and the value of our common stock. See "Our Mortgage Financing" for more information on our loan agreement.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

        The lodging industry historically has been highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry's performance, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. We can provide no assurances regarding whether, or the extent to which, lodging demand will rebound or whether any such rebound will be sustained. An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could have a material adverse effect on us.

The seasonality of the lodging industry could have a material adverse effect on us.

        The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors in the specific market in which we operate. For example, the St. Regis Aspen Resort generally experiences higher revenues in the months of December through

June. This seasonality can be expected to cause periodic fluctuations in the St. Regis Aspen Resort's room revenues, occupancy levels, room rates and operating expenses. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could have a material adverse effect on us.

Many of our real estate-related costs will not decrease even if revenues from the St. Regis Aspen Resort decrease.

        Many costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a hotel is not fully occupied, room rates decrease or other circumstances cause a reduction in revenues. If we are unable to offset these fixed costs with sufficient revenues from the St. Regis Aspen Resort, our financial performance could be materially and adversely affected.

As a REIT, it may be more difficult for us to fund capital expenditures.

        The St. Regis Aspen Resort has an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. We may not be able to fund capital improvements on the St. Regis Aspen Resort solely from cash provided from our operating activities because we must distribute at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures through retained earnings is very limited. Consequently, we expect to rely upon the availability of debt or equity capital to fund capital improvements. In addition, our organizational documents do not limit the amount of debt we can incur. If we are unable to obtain the capital necessary to make required periodic capital expenditures and renovate the St. Regis Aspen Resort on attractive terms, or at all, our financial condition, liquidity and results of operations could be materially and adversely affected.

Increases in interest rates may increase the cost of hedging our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make cash distributions to our stockholders.

        Upon the completion of this offering and the contribution transactions, our only long-term debt is expected to be a $120.0 million mortgage on the St. Regis Aspen Resort. As of the date of this Offering Circular, the principal amount outstanding under the mortgage was $120.0 million. The interest rate is 4.55% (subject to adjustment if the lender exercises its rights to bifurcate the promissory note), plus the applicable one month LIBOR rate, which was approximately 5.79% as of September 30, 2017. We are required under our loan agreement to enter into a rate cap agreement. In connection with the completion of this offering and the contribution transactions, we will have assumed the existing rate cap agreement and hedged against a potential rise in one-month LIBOR above 3.0%.

        Our hedging arrangements may not be effective in reducing our exposure to interest rate changes and they involve risks, such as the risk that the counterparty may fail to honor its obligations under an arrangement. There is no assurance that a potential counterparty will perform its obligations under a hedging arrangement or that we will be able to enforce such an arrangement. Additionally, the credit markets have recently experienced historic lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will continue to tighten further, resulting in higher interest rates.

        Interest rates on variable-rate debt could increase in the near future, which could increase our financing costs and hedging costs, and decrease our cash flow and our ability to pay cash distributions to our stockholders. Additionally, the failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations and ability to make cash distributions to our stockholders.

We could become more highly leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

        Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could increase our total outstanding indebtedness at any time. If we become more highly leveraged, the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated cash distributions and/or to continue to make cash distributions to maintain our REIT qualification, and could harm our financial condition.

Disruptions in the financial markets could affect our ability to refinance our existing debt on reasonable terms or at all and have other adverse effects on us.

        Uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on attractive terms (or at all), which may negatively affect our ability to make improvements to our property. In addition, we have approximately $120.0 million of debt outstanding which will mature on April 1, 2019. If interest rates are higher when we refinance this debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plans accordingly. In addition, these factors may make it more difficult for us to sell our property or may adversely affect the price we receive for our property, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing.

Costs associated with complying with the Americans with Disabilities Act of 1990, or the ADA, may result in unanticipated expenses.

        Under the ADA, places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to the St. Regis Aspen Resort, or restrict certain further renovations, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of the St. Regis Aspen Resort to determine its compliance. If the St. Regis Aspen Resort is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the St. Regis Aspen Resort into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to make cash distributions to our stockholders could be adversely affected.

Environmental compliance costs and liabilities associated with operating the St. Regis Aspen Resort may affect our results of operations.

        Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third-parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

        Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.

        Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example, environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

        No assurances can be given that any prior owner or operator of the St. Regis Aspen Resort did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to the St. Regis Aspen Resort. There also exists the risk that material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

We may become subject to litigation or threatened litigation that may divert management's time and attention, require us to pay damages and expenses or restrict the operation of our business.

        We may become subject to disputes with commercial parties with whom we maintain relationships or other parties with whom we do business. Any such dispute could result in litigation between us and the other parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management's ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business. We also could be sued for personal injuries and/or property damage occurring at the St. Regis Aspen Resort. The liability insurance we maintain may not cover all costs and expenses arising from such lawsuits.

Our business is subject to the risks of fires and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

        Our systems and operations are vulnerable to damage or interruption from fires, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition. Our IT systems may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or client data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Aspen area, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results and financial condition.

Future terrorist attacks or changes in terror alert levels could materially and adversely affect our business.

        Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries since 2001, often disproportionately to the effect on the overall economy. The extent of impact that actual or threatened terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could directly affect the value of the St. Regis Aspen Resort through damage, destruction or loss and could have a material adverse effect on travel and hotel demand, our ability to finance our business and our ability to insure the St. Regis Aspen Resort. Any of these events could materially and adversely affect our business, our operating results and our prospects.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition, operating results and cash flow.

        We maintain comprehensive liability, fire, flood and earthquake insurance with respect to the St. Regis Aspen Resort. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to tornadoes, blizzards, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from our property. In addition, if any such loss is insured, we may be required to pay significant amounts on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. As a result, our operating results may be adversely affected.

Pursuant to the JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an "emerging growth company."

        We are an "emerging growth company" as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an "emerging growth company." We would cease to be an "emerging growth company" if we have more than $1.07 billion in annual gross revenues, we have more than $700.0 million in market value of our shares held by non-affiliates, or we issue more than $1.0 billion of non-convertible debt over a three-year period. If we take advantage of any or all of these exceptions, we cannot predict if some investors will find our common stock less attractive. As a result, there may be a less active trading market for our common stock and our share price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies for as long as we maintain our emerging company status and do not revoke this election. Accordingly, the accounting standards that we apply while we remain an emerging growth company may differ materially from the accounting standards applied by other similar public companies, including emerging growth companies that have elected to opt out of this extended transition period. This election could have a material impact on our financial statements and the comparability of our financial statements to the financial statements of similar public companies. This potential lack of comparability could make it more difficult for investors to value our securities, which could have a material impact on the price of our common stock.

We are a smaller reporting company and the reduced reporting requirements available to smaller reporting companies may make our common stock less attractive to investors.

        We are a "smaller reporting company," as defined in the Securities Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding historical financial statements, reduced executive compensation disclosure requirements in our periodic reports, registration statements, and proxy statements and exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. We will remain a smaller reporting company until the beginning of a year in which we would have a public float of $75.0 million held by non-affiliates as of the last business day of the second quarter of the prior year.

Risks Related to Our Structure and Our Relationship with Our Manager

If the ownership of our common stock on a fully diluted basis continues to be highly concentrated, it will prevent you and other minority stockholders from influencing corporate decisions.

        Upon the completion of this offering and the contribution transactions, we expect that our Predecessor will own approximately 51.0% of the equity interests in our operating partnership. All of our Predecessor's interests are expected to be held as OP units; however, OP units are redeemable for cash, or at our option, for shares of our common stock on a one-to-one basis beginning one year after the completion of this offering. Additionally, change of control transactions will require the approval of at least a majority of the holders of shares of our common stock and OP units voting as a single class. Furthermore, the terms of our loan agreement restrict certain transfers of shares of our common stock or OP units by Mr. De Baets or Ms. Jaruthavee, or issuances by us of such securities, unless certain conditions are met, including that (i)(a) Mr. De Baets continues to own, directly or indirectly, at least 5.0% of our equity interests when taken together with his interests in our operating partnership and (b) Mr. De Baets has the right to at least 5.0% of the distributions, when taken together with his right to distributions from our operating partnership and (ii) Mr. De Baets and Ms. Jaruthavee (a) own collectively, directly or indirectly, at least 40.0% of the equity interests in us when taken together with their aggregate interests in our Operating Partnership and (b) collectively, have the right to at least 40.0% of the distributions, when taken together with their collective rights to distributions from our Operating Partnership.

        This concentration of ownership may delay, deter or prevent acts that would be favored by other holders. Also, our larger stockholders (on a fully diluted basis) may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change of control or the sale of all or substantially all of our interest in the St. Regis Aspen Resort. In addition, this concentration of ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with a significant concentration of ownership.

Compliance with the requirements of the Exchange Act and the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations.

        Upon the completion of this offering and the contribution transactions, we will be subject to the periodic reporting, proxy solicitation, insider trading prohibitions and other obligations imposed under the Exchange Act. In addition, certain of the provisions of the Sarbanes-Oxley Act will immediately become applicable to us. Compliance with these requirements will increase our legal, accounting and other compliance costs and the cost of directors' and officers' liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements may result in delisting of our common stock by the NYSE American, and inquiries from or sanctions by the Commission. We expect these rules, regulations and requirements to significantly increase our accounting, legal, compliance and other costs and to make some activities more time-consuming and costly. We may also need to hire additional accounting, legal, compliance and administrative staff with experience working for public companies. However, we may be unable to hire such additional staff on terms that are favorable to us, or at all. In addition, such additional staff may not be able to provide such services at levels sufficient to comply with these requirements. Moreover, the rules that will be applicable to us as a public company after this offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. If we fail to predict these costs accurately or to manage these costs effectively, our operating results could be adversely affected.

There are various conflicts of interest in our relationship with our Manager, which could result in decisions that are not in the best interests of our stockholders. The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Our management agreement with our Manager, which is a newly-formed, majority owned subsidiary of Elevated Returns, which in turn is wholly owned by Mr. De Baets, was not negotiated on an arm's-length basis. Consequently, its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. For example, termination of the management agreement without cause would be difficult and costly. Following the initial three-year term, the management agreement may be terminated annually upon the affirmative vote of our board of directors, including a majority of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent any termination due to unfair fees by accepting a reduction of management and/or incentive fees agreed to by at least two-thirds of our board of directors, including a majority of our independent directors. We must provide our Manager 180 days' written notice of any termination. Additionally, upon such a termination, or if we materially breach the management agreement and our Manager terminates the management agreement, the management agreement provides that we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination. These provisions increase the cost to us of terminating the management agreement and adversely affect our ability to terminate the management agreement without cause. In addition, we may choose not to enforce, or to enforce less vigorously, our rights and remedies under the agreement because of our desire to maintain our ongoing relationship with our Manager.

        Further, our Manager or its affiliates may engage in additional management or investment opportunities that have overlapping objectives with ours, and thus will face conflicts in the allocation of resources between us, any other properties they manage and for their own accounts. Additionally, the ability of our Manager, and the officers and employees providing services to us under the management agreement, to engage in other business activities may reduce the time our Manager spends managing us. Under our management agreement, our officers are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity but are not required to devote a specific amount of time to our affairs.

Our Manager's liability will be limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities, which may lead our Manager to act in a riskier manner on our behalf than it would when acting for its own account.

        Under the management agreement, our Manager will not assume any responsibility to us other than to render the services called for under that agreement, and it will not be responsible for any action of our board of directors in following or declining to follow our Manager's advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, partners, managers and employees, and any person controlling or controlled by our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders, members or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except those resulting from acts constituting negligence or misconduct. In addition, we have agreed to indemnify our Manager and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the management agreement, except where attributable to negligence or misconduct. These protections may lead our Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.

Conflicts of interest could arise with respect to certain transactions between the holders of OP units, which include Mr. De Baets, on the one hand, and us and our stockholders, on the other.

        Upon the completion of this offering and the contribution transactions, conflicts of interest could arise with respect to the interests of holders of OP units, which include Mr. De Baets, on the one hand, and which include members of our senior management team and us and our stockholders, on the other. In particular, the consummation of certain business combinations, the sale, disposition or transfer of the St. Regis Aspen Resort or the repayment of certain indebtedness that may be desirable to us or our stockholders could have adverse tax consequences to such unit holders. In addition, our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. Furthermore, our partnership agreement does not require us to resolve such conflicts in favor of either our company or the limited partners in our operating partnership and there can be no assurance that any procedural protections we implement to address these or other conflicts of interest will result in optimal outcomes for us and our stockholders.

The partnership agreement of our operating partnership contains provisions that may delay, defer or prevent a change in control or sale of the St. Regis Aspen Resort.

        The partnership agreement of our operating partnership provides that change of control transactions are required to be approved by at least a majority of the holders of shares of our common stock and OP units voting as a single class. Procedurally, we will hold a stockholder vote and then an OP unit vote. For the purposes of the OP unit vote, we will be deemed to have voted our OP units in proportion to the manner in which all of our outstanding shares of common stock were voted in our stockholder vote. These approval rights could delay, deter, or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. For a further discussion, see "Limited Partnership Agreement of Our Operating Partnership."

Certain provisions of Maryland law could inhibit a change in our control.

        Certain "business combination" and "control share acquisition" provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock.

        The "business combination" provisions of the MGCL, subject to certain limitations, generally prohibit certain business combinations between a Maryland corporation and an "interested stockholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then-outstanding shares) or an affiliate thereof for five years after the most recent date on which the interested stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights or special stockholder voting requirements on these business combinations. In general, after the five-year prohibition, any business combination between us and an interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. In general, these super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price (as provided under the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted us from these provisions of the MGCL with respect to business combinations between us and (1) any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) Mr. De Baets and his affiliates and (3) persons acting in concert with any of the foregoing. As a result, such persons may be able to enter into business combinations with us without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed by our board of directors in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See "Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations."

        The "control share" provisions of the MGCL provide that, subject to certain exceptions, holders of "control shares" of a Maryland corporation (generally defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a "control share acquisition" (generally defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future. See "Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws."

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

        Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, a majority of our entire board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Also our board of directors may classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

        Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without your vote. Our board of directors' broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

We may change our business and financing strategies without stockholder consent, which may subject us to different risks.

        We may change our business and financing strategies at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this document. For example, although we are currently a single-asset REIT, nothing in our charter or bylaws prevents us from acquiring other assets, including other hotels, in the future. A change in our strategy may increase our exposure to other risks or real estate market fluctuations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.

        Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current

Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the director or officer that is established by a final judgment and is material to the cause of action.

        Our charter and our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in connection with any proceeding to which he or she is made, or threatened to be made, a party to or witness in by reason of his or her service to us as a director or officer or in certain other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights against our present and former directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interest.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause, by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies on our board of directors generally may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in our control that is in the best interests of our stockholders.

Restrictions on ownership and transfer of our shares may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

        In order for us to qualify to be taxed as a REIT for each taxable year after our taxable year ending December 31, 2018, no more than 50% in value of our outstanding shares may be owned, directly or constructively, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our shares during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, among other purposes, our charter generally prohibits, among other limitations, any person from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our stock, the outstanding shares of any class or series of our preferred stock or the outstanding shares of our common stock. These ownership limits and the other restrictions on ownership and transfer of our shares contained in our charter could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

 Risks Related to Our Qualification as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of available cash to be distributed to our stockholders.

        We believe that we have been organized and intend to operate in a manner that will enable us to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2018. We have not requested, and do not intend to request a ruling from the Internal Revenue Service, or IRS, that we qualify to be taxed as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify to be taxed as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares and the amount of our distributions. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance may, in each case possibly with retroactive effect, make it more difficult or impossible for us to qualify to be taxed as a REIT. Thus, while we believe that we have been organized and intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire or services that we can provide in the future.

        If we fail to qualify to be taxed as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of available cash to be distributed to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to make distributions to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to be taxed as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify to be taxed as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, state or local income, property and transfer taxes, including real property transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. See "U.S. Federal Income Tax Considerations—Taxation of REITs in General." Any of these taxes would decrease our operating cash flow otherwise available to be distributed to our stockholders. In addition, our TRS will be subject to U.S. federal, state and local corporate taxes, and its after-tax net income will be available for distribution to us but is not required to be distributed to us.

If our lease with our TRS is not respected as a true lease for U.S. federal income tax purposes, we would fail to qualify to be taxed as a REIT.

        To qualify to be taxed as a REIT, we will be required to satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent from real property. For rent paid pursuant to the lease between our operating partnership and our TRS, which constitutes substantially all of our gross income, to qualify for purposes of the REIT gross income tests, the lease must be respected as a true lease for U.S. federal income tax purposes and must not be treated as a service contract, joint venture or some other type of arrangement. We believe our lease will be respected as a true lease for U.S. federal income tax purposes. There can be no assurances, however, that the IRS will agree with this characterization. If the lease were not respected as a true lease for U.S. federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we would likely cease to qualify as a REIT.

If our Hotel Manager does not qualify as an "eligible independent contractor" or if the St. Regis Aspen Resort is not a "qualified lodging facility," we will fail to qualify to be taxed as a REIT.

        Rent paid by a lessee that is a "related party tenant" of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of "qualified lodging facilities" to a TRS so long as the hotels are managed by an "eligible independent contractor" and certain other requirements are satisfied. Our operating partnership will lease the St. Regis Aspen Resort to our TRS, and our TRS will engage our Hotel Manager. We believe our Hotel Manager qualifies as an "eligible independent contractor." Among other requirements, to qualify as an eligible independent contractor, (i) the Hotel Manager and/or one or more actual or constructive owners of 10% or more of the Hotel Manager cannot own, actually or constructively, more than 35% of our outstanding shares, and (ii) one or more actual or constructive owners of more than 35% of our Hotel Manager cannot own 35% or more of our outstanding shares (determined by taking into account only the shares held by persons owning, actually or constructively, more than 5% of our outstanding shares because our shares will be regularly traded on an established securities market). The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our shares by Marriott's shareholders and of Marriott's shares by our owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

        In addition, for our Hotel Manager to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating "qualified lodging facilities" (as defined below) for one or more persons not related to us or our TRS at each time that such company enters into a hotel management contract with our TRS. As of the date hereof, we believe that our Hotel Manager operates qualified lodging facilities for certain persons who are not related to us or our TRS. However, no assurances can be provided that any future hotel manager will in fact comply with this requirement.

        Finally, the St. Regis Aspen Resort must be a "qualified lodging facility." A "qualified lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. As of the date hereof, we believe that the amenities provided at the St. Regis Aspen Resort are customary in that such amenities are customary for other properties of a comparable size and class owned by unrelated parties and therefore the St. Regis Aspen Resort is a qualified lodging facility. The REIT provisions of the Code provide no or only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

Failure to make required distributions would subject us to tax, which would reduce the operating cash flow to our stockholders.

        In order to qualify to be taxed as a REIT, we must distribute to our stockholders each calendar year at least 90% of our net taxable income (excluding net capital gain). To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our net taxable income (including net capital gain), we would be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. Although we intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% non-deductible excise tax, it is possible that we, from time to time, may not have sufficient cash to distribute 100% of our net taxable income. There may be timing differences between our actual receipt of cash and the inclusion of items in our income for U.S. federal income tax purposes. In addition, certain assets can generate mismatches between net taxable income and available cash such as rental real estate financed through debt which require some or all of available cash flow to service borrowings. Accordingly, there can be no assurance that we will be able to distribute net taxable income to stockholders in a manner that satisfies the REIT distribution requirements and avoids the 4% non-deductible excise tax.

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions.

        In order to maintain our REIT qualification and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, timing differences between our actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on attractive terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market's perception of our growth potential, our current debt levels, the per share trading price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on attractive terms at the desired times, or at all, which could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share trading price of, our common stock.

Our TRS will be subject to U.S. federal income tax, our ownership of our TRS will be limited, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our TRS are not conducted on arm's-length terms.

        We will operate the St. Regis Aspen Resort through our TRS. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care properties, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax at regular corporate rates. Neither we, nor our TRS, can directly manage or operate hotels, making us entirely dependent on our Hotel Manager.

        No more than 20% of the value of a REIT's total assets may consist of stock or securities of one or more TRS. This requirement limits the extent of the activities which we can conduct through our TRS. The values of some of our assets, including the equity value of our TRS, may not be subject to precise determination, and such value is subject to change in the future. Furthermore, if we lend money to our TRS, our TRS may be unable to deduct all or a portion of the interest paid to us, which could increase the tax liability of our TRS. In addition, the Code imposes a 100% tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's length basis. We intend to structure transactions with our TRS, including the lease agreement with our TRS, on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify to be taxed as a REIT.

        We believe our operating partnership qualifies as a partnership for U.S. federal income tax purposes. As a partnership for U.S. federal income tax purposes, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be required to pay tax on its allocable share of our operating partnership's income. No assurance can be provided, however, that the IRS will not challenge our operating partnership's status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs. As a result, we would cease to qualify to be taxed as a REIT and both we and our operating partnership would become subject to U.S. federal, state and local income tax. The payment by our operating partnership of income tax would reduce significantly the amount of cash available to our operating partnership to satisfy obligations to make principal and interest payments on its debt and to make distributions to its partners, including us.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common stock.

        The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for these reduced qualified dividend rates. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, under the recently enacted Tax Cuts and Jobs Act, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including "qualified REIT dividends" (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Although the reduced U.S. federal income tax rate applicable to qualified dividends from C corporations does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends, together with the recently reduced corporate tax rate (currently, 21%), could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if (i) the instrument (a) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (b) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (c) hedges an instrument described in clause (a) or (b) for a period following the extinguishment of the liability or the disposition of the asset that was previously hedged by the hedged instrument, and (ii) such instrument is properly identified under the applicable Treasury Regulations. Income from hedging transactions that does not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests." As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried back or forward against past or future taxable income in the TRS.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

        Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to attempt to, or continue to, qualify to be taxed as a REIT. If we cease to qualify to be taxed as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.

        The U.S. federal income tax laws and regulations governing REITs and their stockholders, as well as the administrative interpretations of those laws and regulations, are constantly under review and may be changed at any time, possibly with retroactive effect. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

        Prospective investors are urged to consult with their tax advisors regarding the potential effects of other legislative, regulatory or administrative developments on an investment in our common stock.

Your investment has various tax risks.

        Although provisions of the Code generally relevant to an investment in our common stock are described in "U.S. Federal Income Tax Considerations," you should consult your tax advisor concerning the effects of U.S. federal, state, local and non-U.S. tax laws to you with regard to an investment in our common stock.

Risks Related to Our Common Stock and This Offering

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

        We intend to apply to list our common stock on the NYSE American. Our common stock will not commence trading on the NYSE American until all of the following conditions are met: (i) this offering is completed; and (ii) we have filed a registration statement on Form 8-A under the Exchange Act and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the Commission qualifies the offering statement of which this Offering Circular is a part, including any post-qualification amendments to the offering statement that may be necessary. For further information, see "Description of Capital Stock—Listing."

        Assuming our common stock is approved for listing, shares of our common stock will be newly issued securities for which there is no established trading market and there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

  •
  our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

  •
  our actual or projected revenues and operating expenses;

  •
  actual or perceived conflicts of interest with individuals, including our executives;

  •
  our ability to obtain additional financing;

  •
  equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

  •
  actual or anticipated accounting problems;

  •
  publication of research reports about us or the hospitality industry;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we may incur in the future;

  •
  additions to or departures of our key personnel;

  •
  speculation in the press or investment community about us or the hospitality industry;

  •
  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

  •
  increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

  •
  changes in governmental policies, regulations or laws;

  •
  failure to qualify, or maintain our qualification, as a REIT;

  •
  price and volume fluctuations in the stock market generally; and

  •
  general market and economic conditions, including the current state of the credit and capital markets.

        Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock.

We cannot assure our ability to pay dividends in the future.

        We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our net taxable income in each year is distributed. This, along with other factors, should enable us to continue to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividends payment level, and all future distributions will be made at the discretion of our board of directors. Our ability to pay dividends will depend upon, among other factors:

  •
  the operational and financial performance of the St. Regis Aspen Resort;

  •
  capital expenditures with respect to the St. Regis Aspen Resort;

  •
  general and administrative expenses associated with our operation as a publicly-held REIT;

  •
  maintenance of our REIT qualification;

  •
  the amount of, and the interest rates on, our debt and the ability to refinance our debt;

  •
  the absence of significant expenditures relating to environmental and other regulatory matters; and

  •
  other risk factors described in this Offering Circular.

        Certain of these matters are beyond our control and any significant difference between our expectations and actual results could have a material adverse effect on our cash flow and our ability to make distributions to stockholders.

        In addition, in the event of an event of default or certain other events, our loan agreement restricts our ability to make distributions to our stockholders, even if necessary to maintain our status as a REIT for U.S. federal income tax purposes. See "—Risks Related to Our Business—Our loan agreement may restrict our ability to make distributions to our stockholders."

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make or sustain distributions to our stockholders.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our ability to make or sustain distributions and the rate of our distributions, if any, as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of our common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Common stock and preferred stock eligible for future sale may have adverse effects on our stock price.

        Subject to applicable law and the rules of any stock exchange on which our shares may be listed or traded, our board of directors, without common stockholder approval, may authorize us to issue additional authorized and unissued common stock and preferred stock on the terms and for the consideration it deems appropriate and may amend our charter to increase the total number of shares, or the number of shares of any class or series, that we are authorized to issue. In addition, in connection with the contribution transactions, our operating partnership issued 1,743,368 OP units, which, subject to the lock-up agreement entered into between our operating partnership and our Predecessor, are redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of common stock after an agreed period of time and certain other conditions. We have granted registration rights to those persons who will be eligible to receive common stock issuable upon exchange of OP units issued in our contribution transactions.

        The registration rights agreement requires that as soon as practicable after the date that is one year after the closing of this offering, but in no event later than 60 calendar days thereafter, we file a shelf registration statement registering the offer and resale of the common stock issuable upon exchange of OP units (or securities convertible into or exchangeable for OP units) issued in our contribution transactions on a delayed or continuous basis until such securities are Registrable Shares (as defined therein). We have the right to include common stock to be sold for our own account or other holders in the shelf registration statement. We are required to use all commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof, and to keep such shelf registration statement continuously effective for a period ending when all shares of common stock covered by the shelf registration statement are no longer Registrable Shares, as defined in the shelf registration statement.

        We intend to bear the expenses incident to these registration requirements, except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

        We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Future offerings of debt or equity securities, which may rank senior to our common stock, may adversely affect the market price of our common stock.

        If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their share holdings in us.

The determination of the offering price of our shares and the size of this offering is more arbitrary than the pricing of securities and size of an offering of a company with substantial historical operations.

        Prior to this offering there has been no public market for any of our securities. The public offering price of the shares was negotiated between us and the Lead Agent. In determining the size of this offering, management held customary organizational meetings with representatives of the Lead Agent with respect to the state of capital markets, generally, and the amount the Lead Agent believed they reasonably could raise on our behalf. Factors considered in determining the size of this offering and the public offering price for the shares, include:

  •
  the history and prospects for the industry in which we compete, the luxury hotel market, with a focus on the Aspen area;

  •
  our financial information;

  •
  the ability of our Manager and Hotel Manager;

  •
  our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering;

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies; and

  •
  other factors as were deemed relevant.

        Although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities of a company that has substantial historical operations.

        We have not obtained any third-party appraisals of the St. Regis Aspen Resort in connection with this offering or the contribution transactions. We have, however, taken into consideration the value contained in an appraisal by JLL that was obtained by our Predecessor in April 2017 in the ordinary course of our Predecessor's business. As a result, the consideration to be given by us for the St. Regis Aspen Resort in the contribution transactions may be less than or exceed its fair market value. For a further discussion of the consideration to be paid in connection with the contribution transactions, and the calculation of the initial management fee, see "The Structure and Formation of our Company—Contribution Transactions" and "Our Principal Agreements—Management Agreement."

We will allocate the vast majority of the net proceeds from this offering to purchase the St. Regis Aspen Resort, and we may allocate any remaining offering proceeds in ways with which you may not agree.

        We intend to contribute the net proceeds of this offering to our operating partnership, which we expect will subsequently use the net proceeds as follows: (i) approximately $32.5 million will be paid to our Predecessor in connection with the contribution transactions; and (ii) approximately $1.0 million will be reserved for working capital purposes, including capital expenditures. Mr. De Baets, who is an indirect owner and serves as the president of our Predecessor, will therefore receive or be a beneficiary of a significant portion of the net proceeds of this offering.

        With respect to any remaining net proceeds of this offering, our management will have discretion in using such proceeds and may use the proceeds in ways with which you may not agree. We are not required to allocate such remaining net proceeds to any specific use and, therefore, you cannot determine at this time the value or propriety of our application of such proceeds. Moreover, you will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use such proceeds. We may use such proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with our decisions. See "Use of Proceeds" for additional information.

USE OF PROCEEDS

        Our Predecessor has agreed to pay 100% of (i) the Selling Agent commissions payable to the Selling Agents in connection with this offering and (ii) our other offering and contribution transaction expenses, including the acquisition fee payable to our Manager and legal, accounting, consulting, and regulatory filing expenses. After deducting the estimated Selling Agent commissions and expenses of this offering not paid by our Predecessor, we estimate that we will receive net proceeds from this offering in the amount of approximately $33.5 million. We intend to contribute the net proceeds of this offering to our operating partnership, which we expect will subsequently use the net proceeds as follows:

  •
  approximately $32.5 million will be paid to 315 East Dean Associates, Inc., our Predecessor, in connection with the contribution transactions; and

  •
  approximately $1.0 million will be reserved for working capital purposes, including capital expenditures.

        The initial public offering price of our common stock does not necessarily bear any relationship to the book value or the fair market value of the St. Regis Aspen Resort, but instead has been determined in consultation with the Lead Agent. Among the factors considered in determining that initial public offering price were the history and prospects for the industry in which we compete, the luxury hotel market, with a focus on the Aspen area, our financial information, the ability of our Manager and Hotel Manager and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly traded shares of generally comparable companies. We have not obtained any third-party appraisals of the St. Regis Aspen Resort in connection with this offering or the contribution transactions. We have, however, taken into consideration the value contained in an appraisal by JLL that was obtained by our Predecessor in April 2017 in the ordinary course of our Predecessor's business. As a result, the consideration to be given by us for the St. Regis Aspen Resort in the contribution transactions may be less than or exceed its fair market value. For a further discussion of the consideration to be paid in connection with the contribution transactions, see "The Structure and Formation of our Company—Contribution Transactions."

        Prior to the use of the net proceeds for working capital purposes, we intend to invest such remaining net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify for taxation as a REIT.

 DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of shares of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on March 31, 2018, based on a distribution of $0.29 per share for a full quarter. On an annualized basis, this would be $1.16 per share, or an annual distribution rate of approximately 5.8%, based on the initial public offering price per share set forth on the cover page of this offering circular.

        Readers are cautioned that our estimated distribution rate may differ from our expectations in the event that anticipated changes to the Starwood Preferred Guest, or SPG, guest loyalty program adversely affects our cash available for distribution or if other factors relating to our business adversely affect our cash available for distribution. For further information regarding the potential impact of anticipated changes to the SPG guest loyalty program to our results of operations and cash available for distribution, see footnote 3 to the table below.

        We estimate that this initial annualized distribution will represent approximately 90% of our estimated cash available for distribution to our common stockholders for the 12 months ending September 30, 2018. Our estimated cash available for distribution reflects certain assumptions regarding our future cash flows during this period as presented in the table and footnotes below.

        Although we believe we have included in this discussion of our distribution policy all material investing and financing activities (other than with respect to indebtedness that will be outstanding upon completion of this offering and the contribution transactions), any future investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions herein in estimating cash available for distribution, readers are cautioned that we do not intend this estimate to be a projection, forecast or promise of our actual results of operations or our liquidity, and we have estimated cash available for distribution for the sole purpose of estimating our initial annual distribution rate. Moreover, our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions to our stockholders. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

        It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. Return of capital distributions will not be taxable income to a U.S. stockholder, as defined in "U.S. Federal Income Tax Considerations", to the extent those distributions do not exceed the stockholder's adjusted tax basis in his or her common stock, but rather will reduce such adjusted basis in our common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder's adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "U.S. Federal Income Tax Considerations."

        Although we intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual or anticipated results of operations, cash flows or financial position, economic or market conditions or other factors differ materially from the assumptions used in our estimate, we offer no assurance or promises that such a level will be achieved or thereafter maintained. Any distributions we make in the future will be determined by our board of directors in its sole discretion out of funds legally available therefor and will depend upon a number of factors, including our actual and anticipated results of operations, cash flows and financial position, economic or market conditions, prohibitions or other restrictions under financing agreements, our qualification as a REIT, applicable law, changes to the SPG loyalty program and other factors described herein. Our results of operations, cash flows and financial position will be affected by a number of factors, including the revenue we receive from the St. Regis Aspen Resort, interest expense and any unanticipated expenditures. For more information regarding factors that could materially and adversely affect our results of operations, cash flows and financial position, and our ability to pay dividends and make other distributions to our stockholders, see "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

        We believe our estimate of cash available for distribution constitutes a reasonable basis for estimating the initial distribution amount; however, we offer no assurance that the estimate will prove accurate, and therefore actual distributions, if any, may therefore be significantly different from the estimated distributions. If our operating cash flow decreases, we may be required to fund distributions from working capital or borrow funds or issue equity or we may choose to make a portion of the required distributions in the form of a taxable stock dividend to preserve our cash balance or eliminate or otherwise reduce our distributions. We currently expect that our operating cash flow will cover our initial distribution for the 12 months following completion of this offering. We currently have no intention to make distributions using shares of our common stock.

        In order to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our net taxable income (excluding net capital gain). To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our net taxable income (including net capital gain), we would be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax liability on our income and the 4% nondeductible excise tax. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to use cash reserves, incur debt, or issue equity on terms or at times that we regard as unfavorable or make a taxable distribution of our shares of common stock in order to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax and the 4% nondeductible excise tax in that year. For more information, see "Certain U.S. Federal Income Tax Considerations."

        The following table describes our pro forma net income from continuing operations for the 12 months ended September 30, 2017, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the 12 months ending September 30, 2018 (amounts shown are presented in thousands, except share data, per share data and percentages). These calculations do not assume any changes to our operations or any unforeseen capital expenditures or other developments or occurrences which could affect substantially our results of operations and cash flows, or changes in our outstanding shares of common stock other than as set forth in the table below. Readers are cautioned that there is a risk that our actual results will not be the same as or comparable to the calculations below.

        The estimated and prospective financial information shown below and elsewhere in this offering circular was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The estimated and prospective financial information shown below and elsewhere in this offering circular has been prepared by and is the responsibility of, our management.

        For purpose of the table below, we have assumed each OP unit has been redeemed for one share of our common stock. Under our operating partnership agreement, subject to certain restrictions, each OP unit may be exchanged for cash, or, at our option, one share of common stock.

Pro forma net loss for the 12 months ended December 31, 2016	$(4,795)
Add: Pro forma net loss for the 9 months ended September 30, 2016	3,550
Add: Pro forma net loss for the 9 months ended September 30, 2017	(2,736)

Pro forma net loss for the 12 months ended September 30, 2017	$(3,981)
Add: Depreciation	9,561
Add: Amortization of lending cost(1)	642
Less: Improvement reserves(2)	(1,804)

Estimated cash available for distribution to our stockholders and holders of OP units for the 12 months ending September 30, 2018(3)	$4,418
Total estimated initial annualized distribution to our stockholders	$3,976
Estimated initial annualized distribution per share of our common stock and OP unit(4)	$1.16
Estimated payout ratio(5)	90.0%

(1)
Represents the impact of incremental interest and related amortization of lending costs associated with our Predecessor's April 2017 refinancing.

(2)
Represents required amounts to be reserved (i) under the terms of the senior secured loan agreement we will assume as part of the contribution transactions and (ii) for hotel improvements as required under our hotel management agreement.

(3)
We have been advised by Marriott that they intend to revise the SPG guest loyalty program for us beginning March 1, 2018. Although we continue to discuss with Marriott the details regarding such changes, there is a risk that any changes could result in a decrease in revenues to us, which could materially and adversely affect our cash available for distribution. For example, if our cash available for distribution were to be reduced by $500,000 as a result of changes to the SPG guest loyalty program, then our new estimated cash available for distribution to our stockholders and holders of OP units for the 12 months ending September 30, 2018 would be $3,918. We intend to continue to use a payout ratio of 90% of cash available for distribution, which means our estimated initial annualized distribution per share of our common stock would be $1.03. To the extent that the impact of any changes to SPG on cash available for distribution is more or less than $500,000, our dividend will be adjusted such that we will maintain a 90% payout ratio of cash available for distribution.

(4)
Based on a total of 1,675,000 shares of our common stock and 1,743,368 OP units (other than OP units held by us) to be outstanding upon completion of this offering and the contribution transactions.

(5)
Calculated as estimated initial annualized distribution per share of our common stock divided by the estimated cash available for distribution to our stockholders for the 12 months ending September 30, 2018.

 CAPITALIZATION

        The following table presents our Predecessor's cash and cash equivalents and capitalization as of September 30, 2017 on a (1) historical basis for our Predecessor, and (2) pro forma basis for our company taking into account the historical capitalization of Aspen REIT, Inc. and both the contribution transactions and this offering. The pro forma adjustments give effect to this offering and the contribution transactions as if each had occurred on September 30, 2017 and the application of the net proceeds as described in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds," "Summary Historical and Pro Forma Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the more detailed information contained in the financial statements and notes thereto included elsewhere in this Offering Circular.

	As of September 30, 2017
(Dollars in thousands, except per share data)	Historical(1)	Pro forma for the contribution transactions and this offering(2)
Cash and cash equivalents	$5,357	$6,357

Restricted cash and cash equivalents(3)	1,128	1,128

Debt financing
Total debt financing	$119,375	$119,375

Stockholders' equity
Preferred stock, no shares authorized, no shares issued and outstanding on a historical basis; 50,000 shares authorized, no shares issued and outstanding on a pro forma basis	—	—
Common stock, 50,000,000 ($1.00 par value) shares authorized and outstanding at September 30, 2017 (historical); 1,675,000 ($0.01 par value) shares authorized and outstanding at September 30, 2017 (pro forma)(4)	50,000	17
Additional paid in capital	3,391	33,483
Accumulated deficit	(73,276)	—
Non-controlling interests in operating partnership	—	34,867

Total stockholders' equity and non-controlling interests in operating partnership	(19,885)	68,367

Total Capitalization	$99,490	$187,742

(1)
Historical amounts are derived from our unaudited financial statements and related footnotes appearing elsewhere in this Offering Circular.

(2)
Reflects:

a)
The offering of 1,675,000 shares of common stock ($0.01 par value per share) at a public offering price of $20.00 per share for gross proceeds of $33.5 million;

b)
Our acquisition of the St. Regis Aspen Resort in the contribution transactions for the payment of $32.5 million in cash and the issuance of 1,743,368 OP units (equal to approximately $34,9 million in OP units, assuming $20.00 per OP unit, the initial public offering price per share of common stock in this offering).

(3)
Restricted cash reserved under the terms of our note payable agreement for improvements and real estate taxes under the management agreement.

(4)
Our outstanding common stock excludes 1,743,368 shares of common stock issuable upon exchange of 1,743,368 OP units.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL OPERATING DATA

        The following table sets forth selected financial and other data on (i) a historical basis for our Predecessor and (ii) a pro forma basis for our company giving effect to (a) the contribution transactions and related fair value adjustments, (b) this offering and the use of net proceeds therefrom as described under "Use of Proceeds," (c) entry into our management agreement with our Manager and (d) the refinancing of existing mortgage indebtedness of approximately $100.0 million and the April 2017 refinancing thereof for approximately $120.0 million.

        The selected historical balance sheet information as of December 31, 2016 and 2015 of our Predecessor and selected historical statements of operations for the years ended December 31, 2016 and 2015 of our Predecessor have been derived from the audited historical financial statements of our Predecessor included elsewhere in this Offering Circular. The selected historical balance sheet information as of September 30, 2017 of our Predecessor and the selected statements of operations for the nine months ended September 30, 2017 and 2016 of our Predecessor have been derived from the unaudited historical financial statements of our Predecessor included elsewhere in this Offering Circular. The summary historical balance sheet information as of September 30, 2016 of our Predecessor have been derived from our Predecessor's unaudited historical financial statements not included in this Offering Circular. Our Predecessor's results of operations for the nine months ended September 30, 2017 are not necessarily indicative of our results of operations for the year ending December 31, 2017.

        The summary pro forma balance sheet information as of September 30, 2017 and the summary pro forma statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 have been derived from the unaudited pro forma financial statements included elsewhere in this Offering Circular. The summary pro forma balance sheet information as of December 31, 2016 have been derived from unaudited pro forma financial statements not included in this Offering Circular. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position of our company or our Predecessor as of September 30, 2017 or December 31, 2016, nor are they indicative of the results of operations of future periods.

        The summary performance data for Hotel NOI, FFO and Adjusted FFO, are non-GAAP financial measures and are provided as additional information to complement GAAP measures by providing a further understanding of operating results from management's perspective. The reconciliation of these benchmarks to GAAP for the nine months ended September 30, 2017 and the year ended December 31, 2016 are detailed in "Management's Discussion and Analysis—Results of Operations—Non-GAAP Financial Measures."

        The unaudited selected pro forma financial data as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016 is presented as if (i) the contribution transactions and related fair value adjustments, (ii) this offering and the use of proceeds therefrom as described under "Use of Proceeds," (iii) entry into our management agreement with our Manager and (iv) the refinancing of existing mortgage indebtedness of approximately $100.0 million and the April 2017 refinancing thereof for approximately $120.0 million, each as more fully described in this Offering Circular, took place concurrently on September 30, 2017 for the balance sheet data and on January 1, 2016 for the operating data. The unaudited pro forma financial data are not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor do they purport to represent our future financial position or results of operations.

        You should read the summary historical consolidated financial and operating data set forth below in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our financial statements and the related notes included elsewhere in this Offering Circular. The following table summarizes certain selected consolidated financial data for the periods presented. Our historical results may not be indicative of our future performance. The summary historical consolidated financial and operating information presented below contains financial measures that are not presented in accordance with GAAP. See "Non-GAAP Financial Measures."

	(unaudited) As of and for the nine months ended September 30,				Pro forma as of and for the nine months ended September 30, 2017
			As of and for the year ended December 31,
						Pro forma as of and for the year ended December 31, 2016
(in thousands, except percentages and per share amounts)	2017	2016	2016	2015
Income Statement Data
Revenues, net
Rooms	$22,872	$20,659	$28,671	$24,350	$22,872	$28,671
Food and beverage	6,962	7,085	8,148	8,022	6,962	8,148
Other operating departments, rental and other	5,099	4,650	5,745	5,028	5,099	5,745

Total revenue	34,933	32,394	42,564	37,400	34,933	42,564
Departmental costs and expenses
Rooms	5,077	4,920	6,350	5,416	5,077	6,350
Food and beverage	5,247	5,734	7,137	6,785	5,247	7,137
Other operating departments, rental and other	2,394	2,606	3,279	2,834	2,394	3,279

Total departmental costs and expenses	12,718	13,260	16,766	15,035	12,718	16,766

Departmental income	22,215	19,134	25,798	22,365	22,215	25,798

Total operating expenses	16,822	15,146	20,165	18,457	19,585	24,508

Operating income, net	5,393	3,988	5,633	3,908	2,630	1,290
Interest expense	5,230	4,318	5,792	7,273	5,366	6,334
Other income	—	—	(250)	(213)	—	(250)

Net income (loss)	163	(330)	91	(3,152)	(2,736)	(4,794)

Net (income) loss attributable to non-controlling interest in operating partnership	—	—	—	—	1,395	2,445

Net Income (loss) attributable to the Company	163	(330)	91	(3,152)	(1,341)	(2,349)

Basic and diluted per common share data:
Basic and diluted net income (loss) available to common shareholders(1)	$0.00	$(0.01)	$0.00	$(0.06)	$(0.80)	$(1.40)

Basic weighted average common shares outstanding	50,000,000	50,000,000	50,000,000	50,000,000	1,675,000	1,675,000
Balance Sheet Data
Cash and cash equivalents	$5,357	$4,138	$6,030	$4,339	$6,357	$8,143
Other current assets	4,080	3,601	7,993	7,230	4,081	7,993
Property and equipment, net	96,700	98,827	98,250	100,902	183,952	184,005
Total assets	106,481	106,762	112,471	112,699	194,490	200,338
Total current liabilities	6,991	6,889	12,073	10,505	6,748	12,073
Notes payable	119,375	99,794	99,897	99,484	119,375	119,897
Stockholder's equity	(19,885)	78	500	2,709	33,500	33,500
Non-controlling interest in operating partnership	—	—	—	—	34,867	34,867
Total stockholder's equity, and non-controlling interest in operating partnership	(19,885)	78	500	2,709	68,367	68,367
Performance Data
Hotel NOI	$12,492	$9,885	$13,942	$11,236	$12,313	$13,372
FFO	$4,250	$3,830	$5,631	$2,078	$4,884	$5,380
Adjusted FFO	$4,550	$3,847	$5,648	$3,520	$5,184	$5,640
Rooms department net profit	77.8%	76.2%	77.9%	77.8%	77.8%	77.9%
Occupancy	66.0%	67.0%	60.0%	56.1%	66.0%	60.0%
ADR	$709	$628	$733	$664	$709	$733
RevPAR	$468	$421	$440	$373	$468	$440
Food & beverage department net profit	24.6%	19.1%	12.4%	15.4%	24.6%	12.4%
Other operating department, rental and other net profit	53.0%	44.0%	42.9%	43.6%	53.0%	42.9%

(1)
Basic and diluted earnings per share does not include 1,743,368 shares of our common stock issuable upon the redemption of an equal number of OP units. OP units in our operating partnership are redeemable by the holder for cash or, at our option, exchangeable for shares of common stock on a one-for-one basis, beginning one year after the completion of this offering. There would be no change to basic and diluted earnings per share if the OP units were redeemed.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Offering Circular contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this Offering Circular. The historical financial position, results of operations and cash flows, as reflected in the accompanying historical financial statements of our Predecessor and related notes, are subject to management's evaluation and interpretation of business conditions, changing capital market conditions and other factors that could affect the ongoing viability of the St. Regis Aspen Resort. You should read the following discussion together with "Cautionary Note Regarding Forward-Looking Statements" and the historical financial statements and unaudited pro forma financial statements and, in each case, the related notes included elsewhere in this Offering Circular.

        Upon the completion of this offering and the contribution transactions, the historical operations of our Predecessor will be combined with our company. The following discussion and analysis should be read in conjunction with "Business," "Summary Historical and Pro Forma Financial and Operating Data" and the historical and pro forma financial statements and related notes included elsewhere in this Offering Circular. Since our formation, we have not had any corporate activity. Accordingly, we believe a discussion of our results of operations would not be meaningful, and, in lieu thereof, this Management's Discussion and Analysis of Financial Condition and Results of Operations therefore discusses the historical operations of our Predecessor.

        Unless the context otherwise requires or indicates, references in this section to "we," "our" and "us" refer to our company and its subsidiaries (including our operating partnership) after giving effect to the contribution transactions and our Predecessor before giving effect to the contribution transactions.

Overview

        Our Company.    Aspen REIT, Inc. is a Maryland corporation that has been formed to own the St. Regis Aspen Resort in Aspen, Colorado. We are a single-asset REIT and currently intend to own only the St. Regis Aspen Resort. Therefore, an investment in our common stock is an investment in the St. Regis Aspen Resort.

        Our Manager.    Effective upon the completion of this offering and the contribution transactions, we will be managed by ER-REITS, LLC, which is a newly-formed, majority-owned subsidiary of Elevated Returns, which in turn is wholly owned by Stephane De Baets, our chairman, chief executive officer and president and is a New York based real estate asset management and advisory firm. As of September 30, 2017, Elevated Returns had approximately $250 million in assets under management, including the St. Regis Aspen Resort, in industries such as real estate and consumer brands. Elevated Returns executives are actively involved in the day-to-day management of its invested companies and focused on the ownership, operation, and acquisition of hospitality assets located within the top markets throughout the United States.

        Our Property.    The St. Regis Aspen Resort is a full-service luxury hotel located in Aspen, Colorado with an upscale restaurant, a private spa and heated outdoor pool with panoramic views of the Aspen mountainside. The resort is centrally located within walking distance of many of Aspen's high-end retail shops, restaurants and entertainment and two blocks from the base of Aspen Mountain. The St. Regis Aspen Resort features on-site ski and snowboard rentals, as well as a ski valet service that removes the hassle from transporting equipment to and from the four nearby ski mountains each day. The St. Regis Aspen Resort recently completed $1.6 million of renovations.

        The St. Regis Aspen Resort has 179 guest rooms, consisting of 154 standard rooms and 25 suites. Guests staying in suites enjoy the St. Regis Butler Service, which has been a hallmark of the St. Regis experience for over 100 years and provides packing and unpacking services, garment pressings and assistance with obtaining dinner reservations and theater tickets. In addition, the hotel offers approximately 29,000 square feet of indoor and outdoor conference and banquet venues with views of the Rocky Mountains, including 14 fully equipped meeting spaces that can accommodate special events and celebrations for up to 1,200 guests, and corporate meeting planners can enjoy the services of a St. Regis Meeting Butler, a highly trained individual who acts as a liaison between the meeting planners and other departments of the hotel. The indoor meeting space includes the 9,146-square-foot Grand Ballroom, which we believe is the largest ballroom in Aspen. The St. Regis Aspen Resort also features luxury recreational facilities, including the 15,000-square-foot Remède Spa, a fitness center, a heated outdoor swimming pool and three outdoor whirlpools with views of the mountainside. Additionally, various high-end retailers lease retail space from the hotel.

        The St. Regis Aspen Resort operates three food and beverage outlets: Velvet Buck is the property's casual restaurant and also services the hotel's catering and in-room dining operations; Mountain Social, serving cocktails and light meals, is located off the lobby and offers both couch and table seating, a large fireplace, and views of Aspen Mountain; and Splash, is open during the summer season and is located adjacent to the outdoor swimming pool. Light meals and cocktails from this outlet are served at dedicated outdoor tables and lounge chairs around the swimming pool. The hotel also leases space to the Chefs Club Aspen restaurant and bar, which is managed and owned in part by Mr. De Baets.

        In addition to drawing couples and families for vacations throughout the year, the St. Regis Aspen Resort attracts celebrities, high net worth individuals and top executives and has a history of being selected for exclusive private events, both leisure- and business-related. The St. Regis Aspen Resort offers an array of activities year-round, including world-class skiing, snowmobiling and dog sledding during the winter and whitewater rafting, horseback riding, hiking, golf, hot air ballooning and paragliding during the summer. While famous for its skiing, Aspen and the surrounding area offer festivals year-round, including World Cup ski races, ESPN Winter X Games, Food & Wine Classic, Jazz Aspen Snowmass Labor Day Festival, and Aspen Music Festival. The St. Regis Aspen Resort is regularly the venue for well-known annual events in the entertainment, fashion and press industries, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic and Wintersköl Awards Dinner.

        Our Hotel Manager.    Starwood, or our Hotel Manager, has managed the St. Regis Aspen Resort since our Predecessor acquired the St. Regis Aspen Resort in 2010. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott International Inc., or Marriott, completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

Factors that May Influence Our Operating Results

        Our overall approach to the management and operations of the St. Regis Aspen Resort is to make selective improvements and increase our ADR, over time, as the market allows. We are also optimistic about the trend of increasing demand in the lodging industry in Aspen. Specifically, the following factors may influence our operating results.

        Growth Strategy.    Our internal growth strategy is to enhance the operating performance of the St. Regis Aspen Resort by: (i) selectively renovating the hotel; (ii) improving the marketing and management of the hotel; (iii) increasing the brand recognition of the St. Regis Aspen Resort to differentiate itself from competitors; (iv) increasing our margins on food and beverage sales; and (v) increasing the St. Regis Aspen Resort's ADR appropriately over time.

        Property Strategy.    With our Manager, we actively monitor the St. Regis Aspen Resort's operations, including property positioning, physical design, capital planning and investment, guest experience and overall strategic direction. In addition, we regularly review opportunities and efforts to enhance the quality and attractiveness of the St. Regis Aspen Resort, increase its long-term value and generate attractive returns on investment. We believe the brand recognition of "St. Regis" has the potential to generate attractive returns relative to other competing hotels in its market.

        Local and Regional Economy.    The demand for lodging, especially business travel, tends to fluctuate with the overall economy. Likewise, our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending. Furthermore, because we operate only in Aspen, positive or negative changes in economic or other conditions in the Aspen area, including the state budgetary shortfall, employment levels, natural hazards and other factors, may impact our overall performance. However, since the economic recession in the United States beginning around 2008, the lodging industry has experienced improving fundamentals, including demand, which we believe is still continuing industry-wide and at the St. Regis Aspen Resort. Furthermore, we believe that the St. Regis Aspen Resort is an iconic, high-end asset that has and will continue to be resistant to downturns in the market because of its unique history and location, and as a result of its pristine preservation.

        Tourism.    Our revenue is partly dependent on visitors to the St. Regis Aspen Resort and the surrounding area for leisure purposes. We believe that tourism has been rising in Aspen in recent years and will continue to do so in the future. However, tourism from non-U.S. visitors is typically sensitive to changes in currency exchange rates, which can be volatile. Recently the U.S. dollar has been strong relative to other currencies. If this continues to be the case, or the U.S. dollar becomes even stronger, this could make visiting the United States relatively more expensive for non-U.S. travelers. If tourism rates fall, we may not receive as many hotel and restaurant visitors.

        Interest Rates.    The United States has recently experienced low interest rates, but we expect that these interest rates could increase in the foreseeable future. We use debt to finance certain of our capital expenditures, so a change in interest rates could affect our results of operations. Currently, our only long-term debt is the $120.0 million mortgage on the St. Regis Aspen Resort that we will assume concurrently with the completion of this offering. The initial maturity date on the loan is April 1, 2019, which may be extended by us three times for a period of one year each, provided that certain conditions, including but not limited to satisfying a debt yield test, are met and an extension fee is paid in the amount of 0.25% of the amount of the outstanding principal amount of the loan. In connection with assuming this mortgage, we will also assume a rate cap agreement on this mortgage that would limit our interest rate exposure to a potential increase in LIBOR above 3.0%. If interest rates increase, our debt and/or hedging arrangements could become more expensive.

        Competition.    We operate in a competitive market and industry where potential guests have multiple hotel properties from which to choose locally, regionally, nationally and internationally. We compete with other Aspen hotels for guests, as well as with comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain region, including Aspen-Snowmass, Colorado, Deer Valley-Park City, Utah, Vail-Avon, Colorado, and Jackson Hole, Wyoming. The St. Regis Aspen Resort competes with other hotels for guests in Aspen, Colorado based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. In addition, three new hotels are scheduled to open in Aspen in the next five years, including another hotel affiliated with Starwood, which would compete directly with the St. Regis Aspen Resort for loyalty rewards program business. Actions by our competitors, such as increased development, may adversely affect our occupancy, ADR and RevPAR, while increasing the operating expenses of our property.

Key Indicators of Operating Performance

        Revenue.    Our revenue is derived from hotel operations, comprised by the following departmental revenues:

  •
  Room revenue.  Occupancy and ADR are the major drivers of room revenue. Room revenue accounts for the substantial majority of our total revenue. Management attempts to maximize hotel occupancy by closely monitoring the hotel bookings and adjusting the respective room rates to match market demand. Negative trends in our occupancy levels or ADR could adversely affect our room revenue in any given period. In addition, growth in room revenue will also partially depend on our ability to attract customers with expected levels of service and maintain the property consistent with the St. Regis brand and levels of service.

  •
  Food and beverage revenue.  Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel's food and beverage outlets).

  •
  Other operating department revenue.  Occupancy and the nature of the property are the main drivers of other ancillary revenue, such as spa, rents for retail and restaurant spaces, telecommunications, parking and other guest services.

        Departmental Expenses.    Similar to our revenue, our departmental operating expenses consist of the following primary components:

  •
  Room expense.  Room costs include housekeeping wages and payroll taxes, reservation systems, room supplies, laundry services and front desk costs. Although we have no employees, under the terms of our hotel management agreement, we are responsible for reimbursing our Hotel Manager for certain expenses, including wages, which we pay out of our operating account. As with room revenue, occupancy is the major driver of room expense and, therefore, room expense has a significant correlation to room revenue. As such, room expense is generally variable or semi-variable based on occupancy. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided and expected by customers.

  •
  Food and beverage expense.  These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than restaurant, bar or other on-property food and beverage outlets) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.

  •
  Other hotel expenses.  These expenses include labor and other costs associated with the other operating department revenues, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and maintenance and utility costs.

        Undistributed Operating Expenses.    Generally, property operating expenses are unallocated, and include non-departmental expenses, such as sales and marketing, general and administrative, utilities, property taxes, repairs and maintenance and other property specific costs.

        Fixed Charges.    Generally, these expenses include insurance, property taxes and other fixed charges including management fees.

        Management Fees.    Upon the completion of this offering and the contribution transactions, our operating partnership will enter into a management agreement with our Manager that will be effective upon the completion of this offering and the contribution transactions. Pursuant to the terms of the management agreement, our Manager will perform certain services for us, subject to oversight by our board of directors. For more information about the terms of our management agreement, see "Our Principal Agreements—Management Agreement."

        Management Fees.    We will pay our Manager a base management fee, in cash, payable quarterly in arrears, in an amount equal to the greater of: (i) $1,000,000 per year ($250,000 per quarter), which is subject to an annual increase equal to the greater of (a) a consumer price index, or CPI, adjustment and (b) 3.0%, and (ii) 1.5% of our stockholders' equity. The base management fee will be reduced by any of our expenses paid by us directly or reimbursed to our Manager that quarter; provided, however, that the base management fee payable with respect to any calendar quarter shall never be less than $0. The base management fee is payable independent of our performance. Our Manager will also be eligible to receive an incentive fee in an amount equal to the excess of (i) the product of (a) 25.0% and (b) the excess of (1) our Core Earnings for the previous 12-month period, over (2) the product of (A) our stockholders' equity in the previous 12-month period and (B) 7.0% per annum, over (ii) the sum of any incentive fees paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. Upon the completion of this offering, without taking into account the payment of any potential incentive fee, we expect our management fees and expense reimbursements, as described in further detail below, will slightly decrease compared to the fees and expense reimbursements paid by our Predecessor; however, no assurances can be given that our expected fees and expense reimbursements will not increase. For a description of our "stockholders' equity" and "core earnings," see "Our Principal Agreements—Management Agreement—Management Fees—Management Fees."

        Disposition Fee.    Following a disposition of the St. Regis Aspen Resort or all or substantially all of our interest in the St. Regis Aspen Resort, we will pay our Manager a management sale fee, in cash, in an amount equal to 2.0% of the total consideration paid by the purchaser in connection with the disposition of the St. Regis Aspen Resort. No disposition fee shall be payable to our Manager in respect of any disposition that occurs during the 12 months following the completion of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the St. Regis Aspen Resort is less than the value of the aggregate consideration paid by us and our operating partnership in the contribution transactions. For a description of "aggregate consideration" and "total consideration," see "Our Principal Agreements—Management Agreement—Management Fees—Disposition Fee."

        Termination Fee.    In conjunction with a termination of the management agreement by us, unless the termination is for cause, we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

        Expense Reimbursement.    We will reimburse our Manager or its affiliates for certain costs and expenses relating to third-party services that are typically borne by an externally-managed company. Pursuant to our management agreement, our Manager may elect to reduce its base management fee with respect to some or all of these reimbursable expenses.

        Hotel Management Fees.    Our Hotel Manager receives a base hotel management fee and is also eligible to receive an incentive hotel management fee. The base hotel management fee is calculated as a percentage of the St. Regis Aspen Resort's operating revenues, but in no event is the base hotel management fee less than $500,000 per year, and the incentive hotel management fee is calculated as a percentage of the St. Regis Aspen Resort's operating profits. For additional details regarding the principal terms of the hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

        Organizational and Offering Costs.    Certain costs incurred by us related to equity offerings are charged as expenses in the period incurred. With regard to organizational and offering costs related to this offering, our Predecessor has agreed to pay all such costs and therefore we do not expect our results of operations to be affected.

        Occupancy, ADR and RevPAR.    We use a variety of operating and other information to evaluate the operating performance of our business. Certain key indicators include financial information that is prepared in accordance with GAAP, as well as other financial measures that are non-GAAP measures but are considered useful in both the lodging and REIT industries. See "—Non-GAAP Financial Measures." In addition, we use other information that may not be financial in nature, including statistical information and comparative data. We use this information to measure hotel performance and/or business as a whole. These metrics are useful in evaluating the financial and operating performance of the St. Regis Aspen Resort, its contribution to cash flow and its potential to provide attractive long-term total returns. Key indicators related to hotel performance include:

  •
  Occupancy.  Occupancy is calculated as the number of rooms rented at a hotel divided by the number of rooms available. Occupancy measures the utilization of the St. Regis Aspen Resort's available capacity and is used to measure demand in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

  •
  ADR—Average Daily Rate.  ADR is calculated as the average room price per day attained by a hotel. ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel and its competitive set and is used to assess the pricing levels that we are able to generate. Generally, changes in ADR have a greater impact on operating margins and profitability than changes in occupancy.

  •
  RevPAR—Revenue per Available Room.  RevPAR is calculated by multiplying ADR by the occupancy. RevPAR excludes non-room revenues such as food and beverage revenue or other operating department revenues. RevPAR is one of the commonly used measures within the hotel industry to evaluate hotel operations and its competitive set. RevPAR is only used to evaluate room revenues; it does not include revenues from food and beverage, conference (other than rooms), sales or parking, telephone, gift-shop or other non-room revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core hotel revenues. RevPAR improvements attributable to increases in ADR typically have a greater impact on operating margins and profitability as they do not have a substantial effect on variable operating costs, as would changes in occupancy generally.

        We evaluate occupancy, ADR and RevPAR performance on an absolute basis with comparisons to budget and prior periods, as well as on a market basis. The table below includes the St. Regis Aspen Resort's occupancy, ADR and RevPAR for the periods indicated. For more information about occupancy, ADR and RevPAR for the periods indiciated, see "—Results of Operations—Comparison of the nine months ended September 30, 2017 to the nine months ended September 30, 2016—Rooms Department" and "—Comparison of the year ended December 31, 2016 to the year ended December 31, 2015—Rooms Department."

	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015
Number of rooms	179	179	179	179
Occupancy	66.0%	67.0%	60.0%	56.1%
ADR	$709	$628	$733	$664
RevPAR	$468	$421	$440	$373

        We expect that our occupancy, ADR and RevPAR performance will be impacted by macroeconomic factors such as regional and local employment growth, personal and discretionary income, consumer confidence, corporate earnings, office vacancy rates and business relocation decisions, airport and other business and leisure travel, new hotel construction and the pricing strategies of competitors. In addition, our occupancy, ADR and RevPAR performance are dependent on the continued success of the St. Regis Aspen Resort and the attractiveness of the St. Regis brand.

Critical Accounting Policies and Use of Significant Estimates

        Our financial statements have been prepared on the accrual basis of accounting in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including those that impact our most critical accounting policies. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates. We believe the following are our most critical accounting policies. For a further discussion of our critical accounting policies, see the notes to our financial statements included elsewhere in this Offering Circular.

        The JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to take advantage of this extended transition period, which means that the financial statements included in this Offering Circular, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act.

        Basis of Presentation.    The financial statements have been prepared from the historical balance sheets, statements of operations and cash flows attributed to 315 East Dean Associates, Inc. (the "Predecessor"). The financial statements are stated in U.S. dollars and have been prepared in accordance with the accounting principles generally accepted in the United States ("GAAP").

        Use of Estimates.    The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results, as determined at a later date, could differ from our estimates.

        Cash and Equivalents.    We consider all highly liquid investments that are purchased with an initial maturity of three months or less to be cash equivalents. A significant portion of our cash and cash equivalents is maintained at various financial institutions in amounts that may exceed federally insured limits of $250,000 per account; however, we limit our cash investments to high-quality financial institutions in order to minimize its credit risk. We have not experienced any losses and do not believe it is exposed to any significant risk on cash and cash equivalent balances.

        We currently maintain cash in bank accounts that may, at times, exceed federally insured limits. We have not experienced any losses in such accounts.

        Accounts Receivable.    Accounts receivable is comprised of amounts due from hotel guests and amounts due from individuals or companies for banquets and other events provided by the St. Regis Aspen Resort. We provide an allowance for doubtful accounts, as necessary, for accounts deemed potentially uncollectible in the judgment of management. Generally, receivables are deemed uncollectible when we have determined that all legal remedies have been exhausted at which time the receivable is written off. As of September 30, 2017 and 2016, the allowance for doubtful accounts was

$0 and $12,000, respectively. As of December 31, 2016 and 2015, we have estimated an allowance for doubtful accounts of $6,000 and $1,000, respectively.

        Residence Club Receivable.    Located on the same lot but separate from the St. Regis Aspen Resort are certain condominium units owned and operated by parties separate from our company, which we refer to as the Residence Club. Historically, the Residence Club was owned and operated by our Hotel Manager. In May 2016 our Hotel Manager sold the Residence Club to a third party. Our relationship with our Hotel Manager (and, by extension the Residence Club during the time our Hotel Manager owned the Residence Club) is contractual, and while certain rights of authority have been conveyed through the hotel management agreement, our Hotel Manager does not significantly influence the management or operating policies of us or our Manager.

        Under the terms of the hotel management agreement, we incur cash expenditures at the direction of our Hotel Manager related to the operations of the Residence Club. The cash expenditures incurred by us on behalf of the Residence Club include allocated shared payroll costs, food and beverage and other departmental staff, utilities and shared services costs (including laundry, fitness center and transportation) and any direct costs for repairs and maintenance, as applicable, based on the terms outlined within the hotel management agreement. It is the responsibility of our Hotel Manager to provide these services to Residence Club, and the cash expenditures incurred by us are subject to reimbursement. Under ASC Topic 605, "Revenue Recognition—" such transactions are accounted for on a net basis in our capacity as an agent whereby we do not receive any benefit or obligation from the Residence Club, other than receiving a refund for the allocated cash expenditures.

        For the nine months ended September 30, 2017 and the year ended December 31, 2016, total amounts refunded were $2,971,000 and $3,662,000, respectively. As of September 30, 2017 and December 31, 2016 the amounts due from the Residence Club were $1,308,000 and $519,000, respectively, and are included in "Other receivables" on the balance sheet.

        Inventories.    Inventories consist primarily of food, beverages and spa gift shop items and are stated in the balance sheet, at the lower of cost or net realizable value using the first-in, first-out (FIFO) method of costing inventories. Operating stock, which represents items such as china, glassware, silver, and linen are expensed when placed in service.

        Property, Building and Equipment.    Property, building and equipment are carried at cost and depreciation is recorded using the straight-line method over the assets' estimated useful lives, which are generally as follows; six years for furniture, fixtures and equipment, 15 years for improvements and 39 years for building.

        The related cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the accounts and the resultant gain or loss is reflected in earnings in the period incurred. Maintenance and repairs are expensed as incurred while additions and improvements are capitalized.

        We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse permanent changes in the demand for lodging at the properties due to declining economic conditions and/or new hotel construction where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from an ultimate disposition of the hotel property exceeds its carrying value. If the estimated undiscounted future cash flows are found to be less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property's estimated fair market value would be recorded and an impairment loss recognized.

        We also reevaluate the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2017 and 2016 and December 31, 2016 and 2015, we expect our property, building and equipment to be fully recoverable.

        Income Taxes.    315 East Dean Associates, Inc., our Predecessor, is a corporation for U.S. federal and state income tax purposes and therefore has paid federal, state and local taxes historically.

        Upon the completion of this offering and the contribution transactions, the St. Regis Aspen Resort will be owned by us, and our tax structure will be significantly different than our tax structure was in prior periods. For a discussion of certain tax consequences upon completion of this offering and the contribution transactions, see "U.S. Federal Income Tax Considerations."

        Financial Instruments.    We are required to disclose the fair value of financial instruments pursuant to ASC Topic 820, "Fair Value Measurements and Disclosures." We adopted ASC Topic 820, which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measurements. Our financial instruments are cash and cash equivalents, accounts receivable, accrued expenses, other current liabilities and long-term debt. We believe the carrying amounts for cash and equivalents, receivables, accrued expenses and other current liabilities are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization. The carrying amount for long-term debt is a reasonable estimate of fair value because the stated interest rate is fixed and equivalent to rates currently available.

        The three levels of the valuation hierarchy are defined as follows:

  •
  Level 1—Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data, either directly or indirectly, for substantially the entire contractual term of the asset or liability.

  •
  Level 3—Unobservable inputs that reflect the entity's own assumptions about the assumptions market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

        Derivative Instruments.    Concurrently with an April 2017 refinancing of our note payable, we purchased an interest rate cap agreement with a notional amount of $120.0 million to manage the exposure to interest rate movements on the restructured variable rate debt when one month LIBOR exceeds 3.0%. As of September 30, 2017 and December 31, 2016, one month LIBOR was 1.235% and 0.546%, respectively. The effective date of the interest rate cap agreement is March 31, 2017, and the agreement matures on April 7, 2019.

        In April 2015, our Predecessor terminated an interest rate cap agreement associated with a refinanced note payable. The determination of the fair value of the interest rate cap includes estimates regarding future interest rate movements and their impact on future cash flows.

        Our Predecessor received proceeds from this sale of the interest rate cap agreement of $700,000, which approximated the then-fair value of the instrument. The change in fair value from January 1, 2015 through April 6, 2015, the date of termination, was recognized as interest expense. Concurrently, with the termination of the interest rate cap associated with the refinanced note payable, our Predecessor purchased an interest rate cap agreement with a notional amount of $100.0 million to manage the exposure to interest rate movements on the restricted variable rate debt when one-month LIBOR exceeds 2.0%. As of December 31, 2016 and 2015, one-month LIBOR was 0.546% and 0.539%

respectively. The effective date of the interest rate cap agreement was April 6, 2015, and the agreement matured on April 15, 2017.

        Our interest rate cap derivatives are not designated as a hedge and do not qualify for hedge accounting. Accordingly, changes in the fair value of the interest rate cap are recognized as interest expense. Our investment in the interest rate cap is included in "Deposits and other assets" on the balance sheets.

        Revenue Recognition.    We recognize revenue daily when earned, which is at the time rooms, food and beverage, or spa or other services are provided. Amounts received in advance of guest-stays are reflected as "Advanced deposits" in the accompanying balance sheets. Revenues are presented net of applicable sales tax. We lease restaurant and retail space to unafilliated tenants and a related party. The leases are cancellable by us with three to six months' notice, and provide minimum rental increases. For these leases, the aggregate rental income over the lease term is recognized on a straight-line basis over the lease term. The difference between the income receivable in any year and the amount received under the lease during that year is recorded as deferred rent on our balance sheet and has been included in "Deposits and other assets" on balance sheets, which will reverse over the lease term. Deferred rent as of September 30, 2017 and 2016 was $54,000 and $94,000, respectively, and as of December 31, 2016 and 2015 was $95,000 and $94,000, respectively. The leases expire at varying dates ranging from May 2018 to March 2023.

Recently Issued Accounting Pronouncements.

        Leases.    In February 2016, the Financial Accounting Standards Board ("FASB") issued amended guidance on the accounting for leasing transactions. The primary objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Public entities must adopt the new guidance for reporting periods beginning after December 15, 2018, with early adoption permitted. Companies are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. We are currently evaluating the impact that the standard will have on our financial statements, and we have made no conclusions as of the date of this Offering Circular. We anticipate that we will adopt the standard beginning on January 1, 2019.

        Revenue from Contracts with Customers.    In May 2014, the FASB issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for fiscal years, and interim periods within those years, beginning after December 15, 2017, with the option of applying the standard early as of the original effective date for public entities. The new standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We are currently evaluating the impact of the new guidance and the method of adoption, and we have made some preliminary conclusions as of the date of this Offering Circular. We believe we will adopt this standard using the full retrospective method to restate each prior reporting period presented. We do not expect any significant impact upon adoption of this standard as our contracts with customers are (i) generally short-term (itinerant room stays at the Hotel with revenues booked after services are provided), (ii) services and not goods related, and (iii) not based on percentage of completion or other multi-period or interim benchmarks for performance. Revenue for other contracts, such as those for events, are similarly recognized upon completion of services. We will continue to monitor and assess the possible impacts of this standard with possible early adoption prior to its mandated effectiveness.

REIT Qualification and Distribution Requirements

        We will elect to be taxed as a REIT and to comply with the related provisions of the Code. Accordingly, we generally will not be subject to U.S. federal income tax on income and gains distributed to our stockholders as long as certain asset, income and share ownership tests are met. To maintain our qualification as a REIT, we must annually distribute at least 90% of our net taxable income to our stockholders and meet certain other requirements. If we are subject to audit and if the Internal Revenue Service determines that we failed to meet one or more of these requirements, we could lose our REIT qualification. If we did not qualify to be taxed as a REIT, our net income would become subject to U.S. federal, state and local income taxes, which would be substantial, and the resulting adverse effects on our results of operations, liquidity and amounts distributable to our stockholders would be material.

        Although we currently intend to operate in a manner designed to qualify to be taxed as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to authorize us to revoke our REIT election.

Certain Consequences of the Contribution Transactions and our REIT Election

        As a result of the completion of this offering and the contribution transactions, and our election to qualify to be taxed as a REIT for U.S. federal income tax purposes, our operating results may vary from our historical property-level results. In the future, we will be subject to the following fees and expenses that we were not subject to previously:

  •
  Our TRS will be subject to tax on its net income (net of rent payments, management fees and other expenses). See "U.S. Federal Income Tax Considerations."

  •
  We will pay management fees to our Manager. See "Our Principal Agreements—Management Agreement."

  •
  Our TRS will pay a management fee to the Hotel Manager. See "Our Principal Agreements—Hotel Management Agreement."

  •
  We will incur new expenses in connection with managing and operating a public company. See "Risk Factors—Risks Related to Our Structure and Our Relationship with Our Manager—Compliance with the requirements of the Exchange Act and the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations."

Results of Operations

        Below is a discussion of our recent results of operations. See the introduction to this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "—Certain Consequences of the Contribution Transactions and our REIT Election" above for additional information regarding the periods presented and how our historical results could differ from our future results.

        Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Comparison of the nine months ended September 30, 2017 to the nine months ended September 30, 2016

        Presented below is the St. Regis Aspen Resort's statement of operations for the nine months ended September 30, 2017 and the nine months ended September 30, 2016:

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Revenue:
Rooms	$22,872	$20,659
Food and Beverage	6,962	7,085
Other operating departments, rental, and other	5,099	4,650

Total revenue	34,933	32,394
Departmental Costs and Expenses:
Rooms	5,077	4,920
Food and Beverage	5,247	5,734
Other operating departments, rental, and other	2,394	2,606

Total departmental costs and expenses, exclusive of depreciation shown below	12,718	13,260
Departmental income	22,215	19,134
Operating Expenses:
General and administrative	3,395	3,381
Marketing and promotion	2,771	2,562
Repairs and maintenance	1,361	1,230
Corporate expenses	1,005	910
Utilities	492	484
Management fees—related party	1,076	576
Hotel management fees	2,237	1,470
Property taxes	699	682
Depreciation	3,786	3,851

Total Operating Expenses	16,822	15,146

Operating Income	5,393	3,988

Other (income) and Expenses:
Interest Expense	5,230	4,318

Net Income (Loss)	$163	$(330)

Overview

        Our net income was $163,000 for the nine months ended September 30, 2017, as compared to net loss of $330,000 for the nine months ended September 30, 2016. An increase in total hotel revenues and lower departmental costs resulted in higher departmental net income offset, in part, by higher operating expenses related to the generation of such revenues. For the nine months ended September 30, 2017, we incurred an additional $912,000 of third party financing fees and higher interest expense as a result of a refinancing in April 2017. In addition, during the nine months ended September 30, 2017, we paid $786,000 and $500,000 for incentive fees to our Hotel Manager and Elevated Returns, respectively. The discussion below first summarizes our main drivers, which are our revenue and expenses from our rooms department, food and beverage department and other departments, and then summarizes our other expenses and corporate expenses for the period.

Rooms Department

        Overall, our room net profit for the nine months ended September 30, 2017 was $17.8 million, an increase of 13.4% as compared to $15.7 million for the nine months ended September 30, 2016. An analysis of room performance is presented below:

	Nine Months Ended September 30,
	2017	2016
	(in thousands, except percentages, ADR and RevPAR)
Rooms Department
Revenue	$22,872	$20,659
Expense	5,077	4,920

Rooms department net profit	$17,795	$15,739

Rooms department net profit %	77.8%	76.2%
Other rooms department metrics
Occupancy	66.0%	67.0%
ADR	$709	$628
RevPAR	$468	$421

        Our room revenue for the nine months ended September 30, 2017 was $22.9 million, an increase of 10.6% as compared to $20.7 million for the nine months ended September 30, 2016. This increase was primarily due to an average daily rate increase of approximately $81.00. Year over year, transient ADR increased by approximately $110.00, mainly in the Starwood Group Points award redemption category; transient room nights, which are guest stays not related to an associated group event at the Hotel, generally offer a higher ADR. Group ADR increased by approximately $80.00 as compared to 2016 with less buyout group contracts; group nights are guest stays related to an associated group event at the Hotel.

        Occupancy for the nine months ended September 30, 2017 decreased to 66.0% from 67.0% for the nine months ended September 30, 2016. The net effect of the slight decrease in occupancy and increased ADR for the period resulted in a RevPAR increase of 11.2% to $468 from $421 for the prior nine months ended September 30, 2016.

        Our room expense for the nine months ended September 30, 2017 and 2016 was $5.1 million and $4.9 million, respectively. Room expenses includes payroll, operating, reservations and guest supply expenses. Overall, rooms expenses increased at a lower percentage than rooms revenue, which, along with an increase in RevPAR contributed to an increase in rooms profit margin to 77.8% from 76.2% during the nine months ended September 30, 2017 and 2016, respectively.

Food & Beverage Department

        Overall, our food and beverage net profit for the nine months ended September 30, 2017 was $1.7 million, an increase of 21.4% as compared to $1.4 million for the nine months ended September 30, 2016. An analysis of food and beverage performance is presented below:

	Nine months Ended September 30,
	2017	2016
	(in thousands, except percentages)
Food & Beverage Department
Revenue:
Food and Beverage	$6,962	$7,085
Expenses:
Food and Beverage	5,247	5,734

Food & beverage department net profit	$1,715	$1,351

Food & beverage department net profit %	24.6%	19.1%

        Our food and beverage revenue for the nine months ended September 30, 2017 was $7.0 million, a decrease of 1.4% as compared to $7.1 million for the nine months ended September 30, 2016. This decrease was primarily due to a cancellation of group nights and food and beverage by one large group in February resulting in the loss of 844 group room nights as compared to the nine months ended September 30, 2016. In addition, there was less group revenue in June 2017 attributed to certain group stays, whose food and beverage purchases were lower than typical groups, that displaced other group business that may have been more profitable. This resulted in less banqueting revenue of approximately $510,000 as compared to the prior year.

        Our food and beverage expenses for the nine months ended September 30, 2017 were $5.2 million, a decrease of 8.8% as compared to $5.7 million for the nine months ended September 30, 2016. This decrease, which is generally a variable expense relative to food and beverage revenues, was primarily due to lower banquet and catering revenues and the cost of food and beverage. The decrease in food and beverage expenses relative to revenues increased food and beverage net profit to 24.6% for the nine months ended September 30, 2017 as compared to 19.1% for the nine months ended September 30, 2016.

Other Operating Departments, Rental and Other

        Overall, net profit from other operating departments, rental and other for the nine months ended September 30, 2017 was $2.7 million, an increase of 35.0% as compared to $2.0 million for the nine months ended September 30, 2016. An analysis of the performance of these other operating departments is presented below:

	Nine months Ended September 30,
	2017	2016
	(in thousands, except percentages)
Other Operating Department
Other revenue:
Other operating departments, rental and other	$5,099	$4,650

Other expenses:
Other operating departments, rental and other	2,394	2,606

Other operating department net profit	$2,705	$2,044

Other operating department net profit %	53.0%	44.4%

        Our other operating departments, rental and other revenue for the nine months ended September 30, 2017 was $5.1 million, an increase of 8.5% as compared to $4.7 million for the nine months ended September 30, 2016. This increase was primarily due to an increase in cancellation revenues of approximately $320,000, attributed to cancellation of group nights and food and beverage by one large group in the first quarter of 2017 and transient cancellation fees. Spa revenues also saw an increase of $164,000 in 2017 with increased revenues and enhanced offerings from additional marketing.

        Our other operating departments, rental and other expenses for the nine months ended September 30, 2017 and 2016 were $2.4 million and $2.6 million, respectively. Other operating departments, rental and other expenses include payroll and labor-related expenses, operating supplies and laundry and linen expenses. The 8.5% increase in total other operating department revenue and 7.7% decrease in correlated expenses resulted in an increase in net profit for other operating departments to 53.0% from 44.4% for the nine months ended September 30, 2017 and 2016, respectively.

Other Operating Expenses

        Our other operating expenses include expenses relating directly to the St. Regis Aspen Resort's operations that are not categorized within a revenue-generating department. Significant other operating expenses are discussed below:

        General and Administrative Expenses.    Our general and administrative expenses for the nine months ended September 30, 2017 and 2016 were $3.4 million. General and administrative expenses include salaries in the finance, Hotel Management (General Manager and Director of Operations) and human resources departments, bonus accruals, and other hotel administrative expenses.

        Marketing and Promotion Expenses.    Our marketing and promotion expenses for the nine months ended September 30, 2017 were $2.8 million, an increase of 7.7% as compared to $2.6 million for the nine months ended September 30, 2016. This increase was primarily due to higher labor costs for a new director of marketing position added since September 30, 2016, national marketing expenses and expenses for the Starwood Preferred Guest program. While such marketing expenses increased, the benefits of such increases are reflected in higher total revenues.

        Repairs and Maintenance.    Our repairs and maintenance expenses for the nine months ended September 30, 2017 were $1.4 million, an increase of 16.7% as compared to $1.2 million for the nine months ended September 30, 2016. This increase was primarily due to increases in building maintenance and repairs for items such as painting, wall coverings and general maintenance.

        Corporate Expense.    Our corporate expense for the nine months ended September 30, 2017 was $1.0 million an increase of 9.9% as compared to $910,000 for the nine months ended September 30, 2016. This increase was primarily due to $243,000 of third party costs related to our April 2017 refinancing, $124,000 of indirect expenses related to a planned equity offering and an increase of $272,000 in professional consulting fees, accounting, and travel fees. The nine months ended September 30, 2016 includes a one-time loss of funds of $475,000 caused by a hacker's impersonation of one of Elevated Returns' employees and, notwithstanding our having proper protocols in place, this hacker was successful due to an unaffiliated third party not properly following these protocols. Following this event, we updated our protocols to implement a more enhanced verification process to mitigate against a similar incident in the future.

        Utilities.    Utilities expense includes costs related to electric, gas, water and sewer charges. Utilities expenses for the nine months ended September 30, 2017 was $492,000, an increase of 1.7% as compared to $484,000 for the nine months ended September 30, 2016, primarily due to increased gas and electric charges, the usage of which generally correlates with increased occupancy.

        Management Fees—Related Party Expense.    Our related party management fee expense for the nine months ended September 30, 2017 was $1.1 million an increase of 91.0% as compared to $576,000 for the nine months ended September 30, 2016 primarily due to an incentive bonus payment of $500,000 in addition to the monthly $64,000 flat-fee designated in the management contract.

        Hotel Management Fees Expense.    Our hotel management fees expense for the nine months ended September 30, 2017 was $2.2 million, an increase of 46.7% as compared to $1.5 million for the nine months ended September 30, 2016. This increase was primarily due to an increase in base management fees by $108,000 and an increase in the earned incentive fee of $659,000 to the Hotel Manager due to higher hotel revenues for the nine months ended September 30, 2017 relative to the prior year. For more information on the fees payable under our hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

        Property Taxes.    Our property taxes expense for the nine months ended September 30, 2017 was $699,000, an increase of 2.5% as compared to $682,000 for the nine months ended September 30, 2016.

        Depreciation.    Our depreciation expense for the nine months ended September 30, 2017 was $3.8 million, a decrease of 2.6% as compared to $3.9 million for the nine months ended September 30, 2016. This depreciation decrease is primarily due to certain assets becoming fully depreciated in the first quarter of 2017 that were not fully depreciated in the first quarter of 2016, offset by additions to fixed assets during the year.

        Other Expenses.    Other expenses include expenses not directly related to the St. Regis Aspen Resort's operation or those incurred at the corporate level. Significant other expenses are discussed below:

        Interest Expense.    Our interest expense for the nine months ended September 30, 2017 was $5.2 million, which represents an increase of 20.1% as compared to $4.3 million for the nine months ended September 30, 2016. The increase was primarily due to the refinancing of mortgage debt in April 2017 with an increase of par principal to $120.0 million from $100.0 million and a net increase in the interest rate as a result of an increase in one-month LIBOR offset in part by a base spread decrease to 4.55% over one-month LIBOR from 4.8%.

Comparison of the year ended December 31, 2016 to the year ended December 31, 2015

        Presented below is the St Regis Aspen Resort's statement of operations for the year ended December 31, 2016 and the year ended December 31, 2015.

	Years Ended December 31,
	2016	2015
	(in thousands)
Revenues
Rooms	$28,671	$24,350
Food and beverage	8,148	8,021
Other operating departments, rental, and other	5,745	5,028

Total revenues	42,564	37,399
Departmental costs and expenses
Rooms	6,350	5,416
Food and beverage	7,137	6,785
Other operating departments, rental, and other	3,279	2,834

Total departmental costs and expenses, exclusive of depreciation shown below	16,766	15,035
Departmental income	25,798	22,365

Operating expenses
General and administrative	4,483	4,101
Marketing and promotion	3,349	3,046
Repairs and maintenance	1,702	1,812
Corporate expenses	1,001	730
Utilities	643	735
Management fees—related party	768	679
Hotel management fees	2,164	1,558
Property taxes	928	918
Depreciation	5,127	4,878

Total operating expenses, exclusive of depreciation shown below	20,165	18,457

Operating income	5,633	3,908
Other (income) and expenses
Interest expense	5,792	7,273
Other income	(250)	(543)
Related party receivable write-off	—	330

Total other (income) and expenses	5,542	7,059

Net income (loss)	$91	$(3,152)

Overview

        Our net income was $91,000 for the year ended December 31, 2016, an increase of 102.9% as compared to a net loss of $3.2 million for the year ended December 31, 2015. The discussion below first summarizes our main drivers, which are our revenue and expenses from our rooms department, food and beverage department and other operating departments, rental and other, and then summarizes our other expenses and corporate expenses.

Rooms Department

        Overall, our room net profit for the year ended December 31, 2016 was $22.3 million, an increase of 19% as compared to $18.9 million for the year ended December 31, 2015. An analysis of the rooms department's performance is presented below:

	Years ended December 31,
	2016	2015
	(in thousands, except percentages, ADR and RevPAR)
Rooms Department
Revenue	$28,671	$24,350
Expenses	6,350	5,416

Rooms department net profit	$22,321	$18,934

Rooms department net profit %	77.9%	77.8%
Occupancy	60.0%	56.1%
ADR	$733	$664
RevPAR	$440	$373

        Our room revenue for the year ended December 31, 2016 was $28.7 million, an increase of 17.6% as compared to $24.4 million for the year ended December 31, 2015. This increase was primarily due to a year over year occupancy increase of 3.9%, an increase in ADR of $69 and RevPAR growth of 18%. The SPG guest loyalty program had the largest impact on room revenue growth, accounting for an additional $2.4 million in room revenue, both from SPG guest paying nights and over 95% compensation premium.

        Under the SPG guest loyalty program, compensation premium is additional revenues that we are eligible for when program participant occupancy exceeds certain contractual thresholds, which may vary from year to year. We have been advised by Marriott that they intend to revise the SPG guest loyalty program for us beginning March 1, 2018. Although we continue to discuss with Marriott the details regarding such changes, the impact of any changes could result in a decrease in revenues to us, which could reduce our profitability and could materially and adversely affect our results of operations and our ability to pay dividends. Based upon our discussions with our Hotel Manager, together with our revenue estimates for the remainder of the year ended December 31, 2017 (which estimate was based on our historical performance), we estimate that the changes to this program will have an adverse impact on our revenues compared to the year ended December 31, 2016 of $400,000 to $600,000, although there is a high degree of variability based on many factors including, but not limited to, market demand and holiday patterns. In turn, the amount of funds available for distribution to our stockholders for 2017 and beyond will be lowered, resulting in a potential lower yield on investment in our company.

        Our room expenses for the year ended December 31, 2016 were $6.4 million, an increase of 18.5% as compared to $5.4 million for the year ended December 31, 2015. This year over year increase was primarily due to payroll expenses, which increased $430,000 due to increased occupancy, an increase of $60,000 for transient travel agent commissions, an increase of $70,000 for in-house promotional expense, a $50,000 increase in costs relating to guest supplies and a $45,000 increase in reservation fee expenses. These increased expenses were generally attributable to increased occupancy.

Food & Beverage Department

        Overall, our food and beverage net profit for the year ended December 31, 2016 was $1.0 million, a decrease of 18.2% as compared to $1.2 million for the year ended December 31, 2015. An analysis of food and beverage performance is presented below:

	Years Ended December 31,
	2016	2015
	(in thousands, except percentages)
Food & Beverage Department
Revenue:
Food & Beverage	$8,148	$8,021

Total food & beverage revenue
Expenses:
Food & Beverage	7,137	6,785

Food & beverage department net profit	$1,011	$1,236

Food & beverage department net profit %	12.4%	15.4%

        Our food and beverage revenue for the year ended December 31, 2016 was $8.1 million, an increase of 1.3% as compared to $8.0 million for the year ended December 31, 2015 primarily due to increased occupancy and increased average food checks in all outlets. Banquet and catering average check price increased, and we served 6,000 more meals in the restaurant, in-room-dining and lobby lounge bar.

        Our food and beverage expense for the year ended December 31, 2016 was $7.1 million, an increase of 4.4% compared to $6.8 million for the year ended December 31, 2015 primarily due to higher labor and benefits costs and new uniforms in the restaurant.

Other Operating Departments, Rental and Other

        Overall, net profit from other operating departments, rental and other for the year ended December 31, 2016 was $2.5 million, an increase of 12.4% as compared to $2.2 million for the year ended December 31, 2015. An analysis of the performance of these other operating departments is presented below:

	Years Ended December 31,
	2016	2015
	(in thousands, except percentages)
Other Operating Department
Revenue:	$5,745	$5,028

Expenses:	3,279	2,834

Total other operating department net profit	$2,466	$2,194

Total other operating department net profit %	42.9%	43.6%

        Our other operating departments, rental and other revenue for the year ended December 31, 2016 was $5.7 million, an increase of 14.0% as compared to $5.0 million for the year ended December 31, 2015 primarily due to an increase in occupancy resulting in increased valet parking revenue and increased spa revenues.

        Our operating departments, rental & other expense for the year ended December 31, 2016 was $3.3 million, an increase of 15.7% as compared to $2.8 million for the year ended December 31, 2015 primarily due to increased occupancy resulting in increased payroll and benefits expense and other operating expenses. Increases in other operating expenses included contract services, promotional costs, laundry, supplies and marketing costs for local awareness.

Other Operating Expenses

        Our other operating expenses include expenses relating directly to the St. Regis Aspen Resort's operations that are not categorized within a revenue-generating department. Significant other operating expenses are discussed below:

        General and Administrative Expenses.    Our general and administrative expenses for the year ended December 31, 2016 were $4.5 million, an increase of 9.8% as compared to $4.1 million for the year ended December 31, 2015. This increase is higher primarily due to salary increases for major department heads of our Hotel Manager whereby, under the terms of our hotel management agreement, we are responsible for reimbursing our Hotel Manager for its personnel costs which we pay out of our operating account. In addition, year over year, we saw increases of $130,000 in credit card commissions, and $100,000 in relocation expenses.

        Marketing and Promotion Expenses.    Our marketing and promotion expenses for the year ended December 31, 2016 were $3.3 million, an increase of 10.0% as compared to $3.0 million for the year ended December 31, 2015 primarily due to increased occupancy and expenses related to the Starwood Preferred Guest program and $80,000 in national marketing fees.

        Repairs and Maintenance.    Our repairs and maintenance expenses for the year ended December 31, 2016 were $1.7 million, a decrease of 5.6% as compared to $1.8 million for the year ended December 31, 2015. This decrease was primarily due to savings on maintenance with the hotel's new boiler systems in place, and savings in painting, decorating and floor coverings, as multiple floors of the hotel were remodeled in 2015.

        Corporate Expenses.    Our corporate expenses for the year ended December 31, 2016 were $1.0 million, an increase of 37.0% as compared to $730,000 for the year ended December 31, 2015. This increase was primarily due to increases of approximately $80,000 in accounting fees and a one-time loss of funds of $475,000 caused by a hacker's impersonation of one of Elevated Returns' employees and, notwithstanding our having proper protocols in place, this hacker was successful due to an unaffiliated third party not properly following these protocols. Following this event, we updated our protocols to implement a more enhanced verification process to mitigate against a similar incident in the future. These increases were partially offset by a decrease in travel reimbursement.

        Utilities Expense.    Our utilities expenses for the year ended December 31, 2016 were $643,000, a decrease of 12.5% as compared to $735,000 for the year ended December 31, 2015. This decrease was primarily due to savings on electric and gas costs with the hotel's new boiler systems in place.

        Management Fees—Related Party Expense.    Our management fees paid to a related party expense for the year ended December 31, 2016 was $768,000, which was an increase of 13.1% as compared to $679,000 for the year ended December 31, 2015. This increase was due to an increase in the related party management annual fee from $679,000 to $768,000 per year as stipulated in a revised contract effective July 2015.

        Hotel Management Fees Expense.    Our hotel management fees expense for the year ended December 31, 2016 was $2.2 million, which was an increase of 37.5% as compared to $1.6 million for the year ended December 31, 2015. This increase was primarily due to our Hotel Manager earning an incentive fee for the first time due to increased revenues year over year. For more information on the fees payable under our hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

        Property taxes.    Our property taxes, for the year ended December 31, 2016 were $928,000, an increase of 1.1% as compared to $918,000 for the year ended December 31, 2015.

        Depreciation.    Our depreciation for the year ended December 31, 2016 increased 4.1% to $5.1 million as compared to $4.9 million for the year ended December 31, 2015. This increase was a result of increased depreciation on approximately $2.3 million in additions to fixed assets during 2016, including capital expenditures at the Hotel totaling $825,000 and new furniture and fixtures totaling $1.7 million.

Other Expenses

        Other expenses include expenses not directly related to the St. Regis Aspen Resort's operations or those incurred at the corporate level. Significant other expenses are discussed below:

        Interest Expense.    Our interest expense for the year ended December 31, 2016 were $5.8 million as compared to $7.3 million for the year ended December 31, 2015. This decrease was primarily due to us refinancing debt in 2015 resulting in a write-off of deferred financing costs and interest rate cap of approximately $1.4 million.

        Related party receivable write-off.    We had no related party receivable write-off included for the year ended December 31, 2016 compared to $330,000 for the year ended December 31, 2015. This write-off in 2015 was with respect to a receivable from a related party, Chefs Club Aspen, which was considered uncollectible.

Non-GAAP Financial Measures

        The following non-GAAP financial measures do not have standardized meanings prescribed by GAAP. Rather, these measures are provided as additional information to complement GAAP measures by providing further understanding of our results of operations from our management's perspective. Accordingly, they should not be considered in isolation or as a substitute for analysis of our financial information reported under GAAP. Hotel NOI, EBITDA, Adjusted EBITDA, FFO, and Adjusted FFO have important limitations as analytical tools and you should not consider them in isolation, as indicative of the cash available to us to make dividend payments or as a substitute for analysis of our results under GAAP. In addition, because other companies may calculate these non-GAAP measures differently than we do, these measures may not be comparable to measures reported by other companies. Moreover, our definition of these measures in this Offering Circular may not necessarily be the same as those we use for purposes of establishing covenant compliance under our financing agreements or for other purposes.

Hotel Net Operating Income (Hotel NOI)

        We define Hotel NOI as net income (loss), as determined under GAAP, plus corporate expenses (which are not related to hotel operations), management fees, depreciation and amortization, interest expense and financing charges, income tax expenses, acquisition costs, organizational and offering costs, impairment of long-lived assets, and other non-operating expenses and by subtracting non-operating income. Hotel NOI is not a measure of performance calculated in accordance with GAAP and is an internal performance measure as we believe it provides useful information regarding our financial condition and results of operations because, when compared across periods, it reflects the impact on operations from trends in occupancy rates and hotel operating costs on an unleveraged basis and therefore providing perspective not immediately apparent from GAAP net income. For example, interest expense is not necessarily linked to the operating performance of the hotel or real estate asset. Similarly, management fees, at the hotel or asset management level, vary among properties based on ownership and operating structures and other non-comparable terms and characteristics. In addition, because of historical cost accounting and useful life estimates, depreciation and amortization may distort operating performance measures at the property level.

        We believe Hotel NOI is useful to investors and management in evaluating our operating performance because:

  •
  Hotel NOI is one of the primary measures used by our management to evaluate the economic productivity of our property, including our ability to increase room rates and control our property operating expenses;

  •
  Hotel NOI is widely used in the real estate industry and the hotel industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods, the book value of assets, and the impact of our capital structure;

  •
  Hotel NOI also measures property performance without regard to certain expenses and fees, such as management fees, which may not be comparable to similar properties due to their corporate structure, relationships and other factors; and

  •
  we believe Hotel NOI helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of the cost basis of our assets from our operating results.

        There are material limitations to using a non-GAAP measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our financial performance. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss). Hotel NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, income from operations and net income (loss).

        The following table presents a reconciliation of net income (loss) to Hotel NOI for the periods presented.

					Pro forma as of and for the nine months ended September 30, 2017
	Nine Months Ended September 30,		Years Ended December 31,			Pro forma as of and for the year ended December 31, 2016
(in thousands)	2017	2016	2016	2015
Net income (loss)	$163	$(330)	$91	$(3,152)	$(2,736)	$(4,795)
Add
Depreciation	3,786	3,851	5,127	4,878	7,220	9,367
Interest expense	5,230	4,318	5,792	7,273	5,366	6,335
Management fees—related party	1,076	576	768	679	226	302
Hotel management fees	2,237	1,470	2,164	1,558	2,237	2,163

Hotel NOI	$12,492	$9,885	$13,942	$11,236	$12,313	$13,372

EBITDA and Adjusted EBITDA

        We define earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), as determined under GAAP, plus interest expense, income taxes, depreciation and amortization expense. We define "Adjusted EBITDA" as EBITDA plus acquisition costs, organizational and offering costs, equity-based compensation expense, impairment of long-lived assets with adjustments for non-recurring, non-operating income and expenses. These further adjustments eliminate the impact of items that we do not consider indicative of our core operating performance. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        We present EBITDA and Adjusted EBITDA because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

  •
  EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures, contractual commitments or working capital needs;

  •
  EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  Adjusted EBITDA excludes equity-based compensation expense, which is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

  •
  EBITDA and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

        We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss). EBITDA and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, income from operations, and net income (loss).The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

					Pro forma as of and for the nine months ended September 30, 2017	Pro forma as of and for the year ended December 31, 2016
	Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2017	2016	2016	2015
Net income (loss)	$163	$(330)	$91	$(3,152)	$(2,736)	$(4,795)
Add:
Depreciation	3,786	3,851	5,127	4,878	7,220	9,367
Interest expense	5,230	4,318	5,792	7,274	5,366	6,335

EBITDA and Adjusted EBITDA(1)	$9,179	$7,839	$11,010	$9,000	$9,850	$10,907

(1)
EBITDA and Adjusted EBITDA are the same as there are no additional adjustments for the periods presented.

FFO and Adjusted FFO

        Funds from operations, or FFO, is a widely used performance measure for real estate companies and REITs and is provided here as a supplemental measure of our operating performance. The April 2002 National Policy Bulletin of National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the White Paper, as amended, defines FFO as net income (as determined under GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We also include amortization in our definition of FFO because we believe amortization is analogous to real estate depreciation, as the value of such intangibles is inextricably connected to the real estate acquired. We define Adjusted FFO as FFO, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. These further adjustments consist of acquisition costs, organizational and offering costs, gains on debt forgiveness and gains (losses) on early extinguishment of debt.

        Management uses FFO and Adjusted FFO as a key performance indicator in evaluating operations. Given the nature of our business as a real estate owner and operator, we consider FFO and Adjusted FFO as key supplemental measures of our operating performance that are not specifically defined by GAAP. We believe that FFO and Adjusted FFO are useful to management and investors as starting points in measuring our operational performance because FFO and Adjusted FFO exclude various items included in net income (loss) that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of properties and depreciation, which can make periodic and peer analyses of operating performance more difficult. Our computation of FFO and Adjusted FFO may not be comparable to FFO reported by other REITs or real estate companies.

        FFO and Adjusted FFO should be considered in addition to, but not as substitutes for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income (loss). FFO and Adjusted FFO do not represent cash generated from operating activities determined in accordance with GAAP and are not a measure of liquidity or indicators of our ability to make cash distributions. We believe that to further understand our performance, FFO and Adjusted FFO should be compared with our reported net income (loss) and considered in addition to cash flows computed in accordance with GAAP, as presented in our financial statements.

        The following table presents a reconciliation of net income (loss) to FFO and Adjusted FFO for the periods presented.

					Pro forma as of and for the nine months ended September 30, 2017
	Nine months Ended September 30,		Years Ended December 31,			Pro forma as of and for the year ended December 31, 2016
(in thousands)	2017	2016	2016	2015
Net income (loss)	$163	$(330)	$91	$(3,152)	$(2,736)	$(4,795)
Add
Depreciation	3,786	3,851	5,127	4,878	7,220	9,367
Amortization of lending costs	301	309	413	352	400	808

FFO	4,250	3,830	5,631	2,078	4,884	5,380
Add
Write-off of debt discount included in interest expense	—	—	—	871	—	—
Sale of interest rate cap	—	—	—	571	—	—
Third party financing expenses	243	—	—	—	243	243
Fair value adjustments on interest cap	57	17	17	—	57	17

Adjusted FFO	$4,550	$3,847	$5,648	$3,520	$5,184	$5,640

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate and Hedging Risk

        Prevailing market interest rates are sensitive to many factors, including governmental, monetary, tax policies, domestic and international economic conditions, and political or regulatory matters beyond our control. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we will seek to borrow primarily at fixed rates or variable rates with the lowest margins available. With respect to variable rate financing, we will assess interest rate risk by identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. As a result, we may use derivative financial instruments, such as interest rate swaps or caps, to manage, or hedge, interest rate risks related to our borrowings. We do not engage in complex or esoteric derivative forms or use derivatives for trading or speculative purposes. We also use methods which incorporate standard market conventions and techniques, such as discounted cash flow analysis and option pricing models to determine fair value. All methods of estimating fair value result in general approximation of value and such value may or may not actually be realized.

        Currently and upon the completion of this offering and the contribution transactions, we have and expect to have approximately $120.0 million of debt outstanding at a variable interest rate of 4.55% plus the greater of (i) 0.99% or (ii) one-month LIBOR. In connection with this debt, we will assume a rate cap agreement between 315 East Dean Associates, Inc. and SMBC Capital Markets, Inc. upon the completion of this offering. The rate cap agreement hedges against a rise in one-month LIBOR above 3.0%, and terminates on April 7, 2019 with no adjustment. Currently, one-month LIBOR is above 0.99%. So long as the rate cap does not apply, if one-month LIBOR were to increase or decrease by 5 basis points, the net increase or decrease in interest expense to us on our variable-rate debt would be $60,000 per year based on our current outstanding balance of $120.0 million.

        Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. This sensitivity analysis does not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Liquidity and Capital Resources

        Upon the completion of this offering and the contribution transactions, we expect to have approximately $7.0 million in cash on hand. This estimate assumes $33.5 million in net proceeds from this offering (assuming the use of the proceeds of this offering as described under "Use of Proceeds" and the payment by our Predecessor of 100% of certain of our expenses incurred in this offering). We believe we have sufficient current liquidity to meet financial obligations for at least the next 12 months.

        Our principal source of funds to meet our cash requirements, including distributions to stockholders, is our operating cash flow. Historically, and in the future, our cash flow has been generated primarily from hotel operations.

        Cash flow from hotel operations is subject to all operating risks common to the hotel industry, including:

  •
  competition for guests from other hotels in the Aspen, Colorado market;

  •
  adverse effects of general and local economic conditions;

  •
  demand from business and leisure travelers and seasonal fluctuations;

  •
  increases in energy costs, airline fares, and other travel-related expenses which may deter travelling and/or level of service and accommodations;

  •
  increases in operating costs related to inflation and other factors, including wages, benefits, insurance, and energy;

  •
  overbuilding in the hotel industry; and

  •
  actual or threatened acts of terrorism and actions taken against terrorists, which often cause public concern about travel safety.

        Our short-term liquidity requirements consist primarily of property operating expenses and other expenditures directly associated with the St. Regis Aspen Resort, including:

  •
  recurring maintenance necessary to maintain the St. Regis Aspen Resort in accordance with its brand standard;

  •
  interest expense and scheduled principal payments on outstanding indebtedness;

  •
  fees paid to our Manager and our Hotel Manager;

  •
  general and administrative expenses;

  •
  distributions necessary to qualify for taxation as a REIT;

  •
  property taxes; and

  •
  capital improvements and expenditures to improve the St. Regis Aspen Resort.

        We expect to use a portion of the proceeds from this offering to provide funds for the ongoing operations and capital improvement of the St. Regis Aspen Resort. We expect to fund the remainder of our short-term liquidity requirements from our operating cash flow and cash on hand.

        Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of renovations, expansions and other capital expenditures that need to be made periodically with respect to the St. Regis Aspen Resort, and scheduled debt payments. We expect to meet our long-term liquidity requirements through various sources of capital, including possible future equity issuances, existing working capital, net cash provided by operations, long-term mortgage indebtedness on the St. Regis Aspen Resort and other secured and unsecured borrowings. However, there are a number of factors that may have a material adverse effect on our ability to access these capital sources, including the state of overall equity and credit markets, our degree of leverage, our unencumbered asset base and borrowing restrictions imposed by lenders (including as a result of any failure to comply with financial covenants in our existing and future indebtedness), general market conditions for REITs, our operating performance and liquidity and market perceptions about us. The success of our business strategy will depend, in part, on our ability to access these various capital sources.

        The St. Regis Aspen Resort will require periodic capital expenditures and renovation to remain competitive and consistent with its brand. In addition, any redevelopments or expansion of the St. Regis Aspen Resort will require significant capital outlays. We may not be able to fund such capital improvements solely from net cash provided by operations because once we elect REIT status we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to qualify and maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures or hotel redevelopment through retained earnings is very limited. Consequently, we expect to rely upon the availability of debt or equity capital for these purposes. If we are unable to obtain the necessary capital on attractive terms, or at all, our financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

        We believe that, upon the completion of this offering and the contribution transactions, and as a publicly traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of debt and additional equity securities. However, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about us.

        We intend to pay quarterly distributions, which on an annual basis will equal all or substantially all of our net taxable income.

        Our liquidity plans are subject to a number of risks and uncertainties, including those described under the heading "Risk Factors," some of which are outside of our control. Macroeconomic conditions could hinder our business plans, which could, in turn, adversely affect our financing strategy.

Cash Flow

        As of September 30, 2017 we had $5.4 million of cash and cash equivalents, compared to $4.1 million at September 30, 2016. As of December 31, 2016, we had $6.0 million of cash and cash equivalents, compared to $4.3 million at December 31, 2015.

Cash Flows from Operating Activities

        For the nine months ended September 30, 2017, net cash provided by operating activities was $2.2 million, as compared to net cash provided of $3.9 million for the nine months ended September 30, 2016. This change was primarily due to a year over year increase in receivables by $1.5 million, consistent with an increase in year-over-year revenues, and a decrease in accrued expenses and advance deposits for future room occupancy by $692,000 and a change in other receivables by $1.3 million.

Cash Flows from Investing Activities

        For the nine months ended September 30, 2017, net cash used in investing activities was $1.4 million, as compared to $1.7 million for the nine months ended September 30, 2016. This change was primarily due to $459,000 of higher purchases of property and equipment offset by an increase of $759,000 in restricted cash balances during the nine months ended September 30, 2017.

Cash Flows from Financing Activities

        For the nine months ended September 30, 2017, net cash used in financing activities was $1.4 million, as compared to net cash used of $2.3 million for the nine months ended September 30, 2016. This change was due to refinancing of mortgage debt in April 2017 from par principal of $100.0 million to $120.0 million, related debt financing costs and payment for an interest rate cap offset by distributions to stockholders of approximately $20.5 million.

Indebtedness

        Our only long-term debt is a mortgage on the St. Regis Aspen Resort that we will assume concurrently with the completion of this offering and the contribution transactions. Specifically, we will assume the loan agreement with Garfield SRA Mortgage Investment LLC, as lender, the rate cap agreement with SMBC Capital Markets, Inc., and other related loan documents. However, we will not assume the guarantees provided in the guaranty agreement among the lender, Mr. De Baets, and ER Merry Way.

        The current mortgage on the St. Regis Aspen Resort was refinanced on April 3, 2017, and is in an amount of up to $120.0 million. The initial maturity date on the loan is April 1, 2019, which may be extended by us three times for a period of one year each, provided that certain conditions, including but not limited to satisfying a debt yield test, are met and an extension fee is paid in the amount of 0.25% of the amount of the outstanding principal amount of the loan. The interest rate on the loan is 4.55% plus the greater of (i) 0.99% or (ii) one-month LIBOR.

        Pursuant to the loan documents, certain issuances and transfers will be prohibited unless certain ownership requirements in the St. Regis Aspen Resort are maintained. Additionally, Mr. De Baets and ER Merry Way have provided certain guarantees to the lender. For a further discussion of the terms of the loan agreement and the related loan documents, see "Financing."

Management Fees

Management Fees

        We will pay our Manager a base management fee, in cash, payable quarterly in arrears, in an amount equal to the greater of: (i) $1,000,000 per year ($250,000 per quarter), which is subject to an annual increase equal to the greater of (a) a consumer price index, or CPI, adjustment and (b) 3.0%, and (ii) 1.5% of our stockholders' equity. The base management fee will be reduced by any of our expenses paid by us or reimbursed to our Manager that quarter; provided, however, that the base management fee payable with respect to any calendar quarter shall never be less than $0. The base management fee is payable independent of our performance. For the purposes of calculating fees payable under our management agreement, "stockholders' equity" means (a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception, plus (2) cumulative Core Earnings from and after the closing of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to the our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries have paid to repurchase our common stock or common equity securities of our subsidiaries since this offering and (3) any incentive fee earned by our Manager following this offering. "Core Earnings" means: the net income (loss)

attributable to our stockholders or, without duplication, owners of our subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive fee and the disposition fee payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors and approval by a majority of the independent directors.

        Our Manager will also be eligible to receive an incentive fee in an amount equal to the excess of (i) the product of (a) 25.0% and (b) the excess of (1) our Core Earnings for the previous 12-month period, over (2) the product of (A) our stockholders' equity in the previous 12-month period and (B) 7.0% per annum, over (ii) the sum of any incentive fees paid to our Manager with respect to the first three calendar quarters of such previous 12-month period.

        Upon the completion of this offering, without taking into account the payment of any potential incentive fee, we expect our management fees and expense reimbursements, as described in further detail below, will slightly decrease compared to the fees and expense reimbursements paid by our Predecessor; however, no assurances can be given that our expected fees and expense reimbursements will not increase.

Disposition Fee

        Following a disposition of the St. Regis Aspen Resort or all or substantially all of our interest in the St. Regis Aspen Resort, we will pay our Manager a management sale fee, in cash, in an amount equal to 2.0% of the total consideration paid by the purchaser in connection with the disposition of the St. Regis Aspen Resort. No disposition fee shall be payable to our Manager in respect of any disposition that occurs during the 12 months following the completion of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the St. Regis Aspen Resort is less than the value of the aggregate consideration paid by us and our operating partnership in the contribution transactions. For purposes of this calculation, the aggregate consideration in the contribution transactions will be equal to the sum of (1) the cash consideration paid by us plus (2) the product of the (a) the aggregate number of OP units issued by us in the contribution transactions multiplied by (b) the initial public offering price to the public shown on the cover page of this Offering Circular, and the total consideration paid by the purchaser in connection with any disposition will be equal to (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer plus (b) the aggregate principal amount of all indebtedness or borrowed money outstanding immediately prior to consummation of a disposition, directly or indirectly, assumed, refinanced (including any premiums paid), extinguished or consolidated in connection with such disposition. For more information about the terms of our management agreement, see "Our Principal Agreements—Management Agreement."

Termination Fee

        In conjunction with a termination of the management agreement by us, unless the termination is for cause, we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

Expense Reimbursement

        We will reimburse our Manager or its affiliates for certain costs and expenses relating to third-party services that are typically borne by an externally-managed company.

Hotel Management Fees

        In order to qualify as a REIT, we cannot directly or indirectly operate the St. Regis Aspen Resort. We will lease the St. Regis Aspen Resort to our TRS, which in turn engages the Hotel Manager to manage the St. Regis Aspen Resort. The St. Regis Aspen Resort is operated pursuant to a hotel management agreement with a wholly-owned subsidiary of our Hotel Manager, Starwood. For additional details regarding the principal terms of the hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

Seasonality

        Although the hotel industry is seasonal in nature, our seasonal fluctuations in results may not necessarily be consistent with other hotels' seasonal fluctuations due to the nature of our operations relative to other hotels. We typically see a rise in occupancy, RevPAR and ADR during the winter and early summer months due to the increase in season-related events in Aspen, Colorado generally. This seasonality pattern can cause fluctuations in our quarterly revenues and results for any quarter may not be indicative of the results that may be achieved for the full fiscal year. We anticipate that our cash flows from the operations of the St. Regis Aspen Resort will be sufficient to enable us to make quarterly distributions to maintain our future REIT status. To the extent that cash flows from operations are insufficient during any quarter due to temporary or seasonal fluctuations in lease revenue, we expect to utilize other cash on hand or borrowings to fund required distributions. However, we cannot make any assurances that we will make distributions in the future.

Off-Balance Sheet Arrangements

        We do not currently have, nor do we currently anticipate entering into, any relationships with unconsolidated entities or financial partnerships, such entities often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitments or intent to provide funding to any such entities. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Inflation

        We rely on the performance of the St. Regis Aspen Resort and the ability of our Hotel Manager to increase revenues to keep pace with inflation. We can generally increase room rates rather quickly, but competitive pressures may limit their ability to raise rates faster than inflation. Our general and administrative costs, such as real estate and personal property taxes, property and casualty insurance, and utilities, are subject to inflation as well. While inflation in the United States has been relatively low in recent years, it remains a factor in the U.S. economy and may impact the costs of property improvements and the operating costs noted above.

BUSINESS

Overview

        Aspen REIT, Inc. is a Maryland corporation that has been formed to own the St. Regis Aspen Resort in Aspen, Colorado. We are a single-asset REIT and currently intend to own only the St. Regis Aspen Resort. Therefore, an investment in our common stock is an investment in the St. Regis Aspen Resort.

        Upon the completion of this offering, we will be externally managed by ER-REITS, LLC, which we refer to as our Manager, which is a newly-formed, majority-owned subsidiary of Elevated Returns, which is in turn wholly owned by Stephane De Baets, our chairman, chief executive officer and president. Elevated Returns is a New York-based real estate asset management and advisory firm and, as of September 30, 2017, had approximately $250 million in assets under management, including the St. Regis Aspen Resort. We believe our relationship with Elevated Returns will provide us with significant advantages, as Elevated Returns executives are actively involved in the day-to-day management of its invested companies and focused on the ownership, operation and acquisition of hospitality assets located within the top markets throughout the United States.

        The St. Regis Aspen Resort is a full-service luxury hotel located in Aspen, Colorado with an upscale restaurant, a private spa and heated outdoor pool with panoramic views of the Aspen mountainside. The resort is centrally located within walking distance of many of Aspen's high-end retail shops, restaurants and entertainment and two blocks from the base of Aspen Mountain. The St. Regis Aspen Resort features on-site ski and snowboard rentals, as well as a ski valet service that removes the hassle from transporting equipment to and from the four nearby ski mountains each day. The St. Regis Aspen Resort recently completed $1.6 million of renovations.

        The St. Regis Aspen Resort has 179 guest rooms, consisting of 154 standard rooms and 25 suites. Guests staying in suites enjoy the St. Regis Butler Service, which has been a hallmark of the St. Regis experience for over 100 years and provides packing and unpacking services, garment pressings and assistance with obtaining dinner reservations and theater tickets. In addition, the hotel offers approximately 29,000 square feet of indoor and outdoor conference and banquet venues with views of the Rocky Mountains, including 14 fully equipped meeting spaces that can accommodate special events and celebrations for up to 1,200 guests, and corporate meeting planners can enjoy the services of a St. Regis Meeting Butler, a highly trained individual who acts as a liaison between the meeting planners and other departments of the hotel. The indoor meeting space includes the 9,146-square-foot Grand Ballroom, which we believe is the largest ballroom in Aspen. The St. Regis Aspen Resort also features luxury recreational facilities, including the 15,000-square-foot Remède Spa, a fitness center, a heated outdoor swimming pool and three outdoor whirlpools with views of the mountainside. Additionally, various high-end retailers lease retail space from the hotel.

        The St. Regis Aspen Resort operates three food and beverage outlets: Velvet Buck is the property's casual restaurant and also services the hotel's catering and in-room dining operations; Mountain Social, serving cocktails and light meals, is located off the lobby and offers both couch and table seating, a large fireplace, and views of Aspen Mountain; and Splash is open during the summer season and is located adjacent to the outdoor swimming pool. Light meals and cocktails from this outlet are served at dedicated outdoor tables and lounge chairs around the swimming pool. The hotel also leases space to the Chefs Club Aspen restaurant and bar, which is managed and owned in part by Mr. De Baets.

        In addition to drawing couples and families for vacations throughout the year, the St. Regis Aspen Resort attracts celebrities, high net worth individuals and top executives and has a history of being selected for exclusive private events, both leisure- and business-related. The St. Regis Aspen Resort offers an array of activities year-round, including world-class skiing, snowmobiling and dog sledding during the winter and whitewater rafting, horseback riding, hiking, golf, hot air ballooning and paragliding during the summer. While famous for its skiing, Aspen and the surrounding area offer festivals year-round, including World Cup ski races, ESPN Winter X Games, Food & Wine Classic, Jazz Aspen Snowmass Labor Day Festival, and Aspen Music Festival. The St. Regis Aspen Resort is regularly the venue for well-known annual events in the entertainment, fashion and press industries, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic and Wintersköl Awards Dinner.

        The St. Regis Aspen Resort opened in 1992 as a Ritz-Carlton Hotel. In 1998, the property was converted to the St. Regis brand when it was purchased by Starwood. In 2005, the property was divided into two separate units, a residential condominium complex, which is not and will not be owned by us, and the hotel unit, which represents the St. Regis Aspen Resort, which will be our sole asset. On October 30, 2010, our Predecessor purchased the St. Regis Aspen Resort from Starwood for approximately $70.0 million ($390,000 per room). We refer to this acquisition as the 2010 Acquisition. Starwood has managed the St. Regis Aspen Resort since 1998, and in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Sheraton Operating Corporation, a wholly owned subsidiary of Starwood, to continue Starwood's management of the hotel. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott International Inc., or Marriott, completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

        Mr. De Baets, our chairman, chief executive officer and president, and the indirect majority owner of our Manager, has over 20 years of experience in asset management, financial structuring and mergers and acquisitions, and has been involved with the St. Regis Aspen Resort since our Predecessor acquired an interest in the hotel in 2010. Mr. De Baets has advised companies in both Asia and the United States and has significant experience and professional networks in both the real estate and hospitality industries.

Our Competitive Strengths

Our occupancy, ADR, and RevPAR are generally strong relative to our competitive set and the Colorado Ski Area.

        As measured by STR, Inc., or STR, which is an independent research firm that compiles data on the lodging industry, and as demonstrated in the charts below, our monthly occupancy, ADR and RevPAR are generally strong relative to our competitive set and also outperform the hotels in the Colorado Ski Area. We define our competitive set as comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain region, including Aspen-Snowmass, Colorado, Deer Valley-Park City, Utah, Vail-Avon, Colorado, and Jackson Hole, Wyoming. The Colorado Ski Area is a market industry segment defined by STR and is made up of all hotels across all chain scales that are located within the geographic area. The ski resort areas included in this geographic market are Vail-Avon, Aspen-Snowmass, Telluride, Breckenridge, Crested Butte, Fraser, and Granby.

        Our primary strategy to maintain and grow RevPAR is based on preserving our ADR while increasing occupancy by driving group business during our off-peak seasons in spring and autumn. Unlike many other properties, the St. Regis Aspen Resort limits the sale of vacant rooms at discounted rates through programs that fill rooms at the last minute. We believe that this policy helps preserve the St. Regis Aspen Resort's brand and maintain and grow a loyal clientele who are willing to pay higher prices for the St. Regis Aspen Resort experience.

        The charts below show our monthly occupancy, ADR and RevPAR rates from January 2015 through September 30, 2017, as compared to our competitive set and the Colorado Ski Area.

Monthly occupancy of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

Monthly ADR of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

 Monthly RevPAR of the St. Regis Aspen Resort, Competitive Set and Colorado Ski Area

Source: STR data.

        We believe that our consistent strong performance is primarily due to the high-quality service that the St. Regis Aspen Resort provides to our customers and the amenities of the resort.

The St. Regis Aspen Resort is a luxury hotel and a high-end asset.

        We believe that high-end assets have characteristics that represent a well-defined segment within the property market which, over the long term, is more insulated from cyclical fluctuations of the real estate market. The St. Regis Aspen Resort is a luxury hotel that appeals to celebrities, high net worth individuals, tourists and corporate executives, among others. Aspen and the surrounding area, famous for its skiing, also offer festivals year-round, some of which include Wintersköl, Food & Wine Classic, Jazz Aspen Snowmass, and Aspen Music Festival. With views of the Rockies, it has access to winter skiing, summer sports and is within walking distance of all of Aspen's shops, restaurants and entertainment. We believe that our history and size give us a competitive advantage over new entrants to the market that are less connected to the community. The St. Regis Aspen Resort is regularly the venue for well-known annual events in the entertainment, fashion and press industries, such as the Aspen Valley Polo Club, Après Ski Cocktail Classic and Wintersköl Awards Dinner.

The St. Regis Aspen Resort is selected as a venue for high-profile events, which we believe results in higher ADR for the resort.

        The St. Regis Aspen Resort has a history as a venue for high-profile exclusive events and attractions. Typically, the winter and summer seasons in Aspen are our most popular seasons for high-profile events, and we believe this drives, in part, higher occupancy during these seasons than in the spring and fall. Due to this popularity, we can also typically increase our room rates, contributing to what is typically a higher ADR for December through March and, to a lesser degree, June through August. Set forth below is a chart showing our monthly ADR from January 2015 to September 30, 2017, with event seasons highlighted.

 St. Regis Aspen Resort Monthly ADR

Source: STR data.

        Furthermore, we believe that hosting high-profile events attracts customers to the hotel beyond the days immediately surrounding the event. These events are often showcased in the press and reinforce our brand, contributing to our financial results.

Elevated Returns and Hotel Manager have extensive experience in managing luxury hotels and restaurants.

        Mr. De Baets, our chairman, chief executive officer and president, and the sole owner of Elevated Returns, the majority owner of our Manager, has over 20 years of experience in asset management, financial structuring and mergers and acquisitions, and has been involved with the St. Regis Aspen Resort since the 2010 Acquisition. Mr. De Baets has advised companies in both Asia and the United States and has significant experience and professional networks in both the real estate and hospitality industries. Other notable properties of which Mr. De Baets has managed or currently manages and in which he has had or has an ownership interest include the Sunset Tower Hotel in West Hollywood, California, the Chefs Club restaurants in Aspen, Colorado and New York City and Chefs Club Counter, Lupulo and Aldea Restaurants in New York City. While in Asia, Mr. De Baets specialized in the hospitality industry and has been involved in the acquisition, disposition and restructuring of numerous hotels.

        Our chief financial officer, secretary and treasurer, Michael Wirth, joined Elevated Returns in 2016 and has over 30 years of experience in the real estate and financial services sectors and over 12 years of experience in the REIT industry. Mr. Wirth has also been a top executive at private and public real estate and financial services companies (taking five such companies through the initial public offering ("IPO") process) for over 16 years and holds independent board positions with private companies. In addition, Alex Ho, Elevated Returns' comptroller, has worked with Mr. De Baets for over 20 years, and Jason Kirschenbaum, our Manager's managing director, joined Elevated Returns in 2016 and has over 10 years of experience in the real estate business, including real estate investment, financing and development.

        Starwood has managed the St. Regis Aspen Resort since 1998, and in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Sheraton Operating Corporation, a wholly owned subsidiary of Starwood, to continue Starwood's management of the hotel. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

        We believe our management team, together with Elevated Returns and our Hotel Manager, has the skills and experience necessary to effectively manage and operate a first-class resort destination, enabling us to provide attractive risk-adjusted returns to our stockholders. Upon the completion of this offering and the contribution transactions, our Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as the president, is expected to own 51.0% of the equity interests in our operating partnership.

Aspen is a popular destination for leisure travel in multiple seasons, and we have an established presence in the Aspen area.

        Aspen's desirability as a popular vacation destination and location for resort homes has made it one of the nation's most expensive areas to develop, and, as the city of Aspen is surrounded on three sides by National Forest Land, giving the area limited developable land, it is considered to be an extremely exclusive real estate market with high barriers to entry. While Aspen began as a silver mining town, Aspen has become known as a luxury resort town for the wealthy and famous, and has become a second or third home to corporate executives and celebrities. As a result of this influx of wealth, Aspen boasts some of the most expensive real estate prices in the United States, and the downtown has been largely transformed into an upscale shopping district known for high-end restaurants, salons and boutiques, while also showcasing the rustic charm of the Mountain West, including landmarks like the Wheeler Opera House, which was built in 1889 during the area's silver mining boom. We believe the high real estate prices and barriers to entry for new development benefit us, as we have an established presence in Aspen as a provider of luxury lodging.

        Moreover, with its luxury positioning and wide appeal to international travelers, Aspen has developed a strong economy of its own. Located high in the Rocky Mountains, Aspen is internationally renowned as a winter and summer resort. The Rocky Mountains generally have reliable snow, a long ski season and reliable vehicular and air access. Aspen, in particular, with access to four ski mountains, Aspen Mountain, Aspen Highlands, Buttermilk, and Snowmass Mountain, trail systems for snowshoeing and cross-country skiing and a vibrant après ski scene, offers an array of winter entertainment. In addition to being a leading world-class skiing destination, the area offers year-round recreational activities and cultural events that draw visitors during all seasons and make Aspen, and our hotel, less dependent on snowfall compared to other major U.S. ski resort destinations.

Our Business and Growth Strategies

        By capitalizing on our competitive strengths, we seek to increase long-term stockholder value by achieving sustainable long-term growth. Our business and growth strategies to achieve these objectives include the following:

Increasing revenue with a sophisticated growth strategy to increase occupancy through the St. Regis Aspen Resort experience.

        The St. Regis Aspen Resort's revenue is primarily driven by room rentals and food and beverage sales, as well as events and catering. We intend to continue implementing a strategy to maximize both room rental and food and beverage revenue. For the nine months ended September 30, 2017 and the year ended December 31, 2016, the St. Regis Aspen Resort's room rental revenues were $22.9 million and $28.7 million, respectively. In addition, we believe we have an opportunity to improve the St. Regis Aspen Resort's occupancy, which will further increase RevPAR. See "—Our occupancy, ADR, and RevPAR are generally strong relative to our competitive set and the Colorado Ski Area."

        In order to further capitalize on the value of the St. Regis Aspen Resort brand, we believe that we can grow the St. Regis Aspen Resort's revenue by continuing to implement a sophisticated strategy with goals such as the following:

  •
  actively monitoring and advising our Hotel Manager on a variety of aspects of the St. Regis Aspen Resort's operations, including physical design, capital planning and investment, guest experience and overall strategic direction;

  •
  regularly reviewing opportunities to invest in the St. Regis Aspen Resort in an effort to enhance its quality and attractiveness, long-term value and returns on investment; and

  •
  forming strategic branding partnerships to provide increasingly luxurious amenities at the St. Regis Aspen Resort.

Our Manager is incentivized to succeed.

        Our business is customer-focused, so our Manager is consistently making adjustments to fulfill our growth strategy and to adapt to changes in the market, so that we continue to meet and exceed our customers' expectations.

        We have structured our relationship with our Manager and Hotel Manager so that our interests and the interests of our stockholders are closely aligned with those of our Manager and Hotel Manager over the long term. Upon completion of this offering, our Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as the president, is expected to own 51.0% of the equity interests in our operating partnership. In addition, we have structured our management arrangements with our Manager and Hotel Manager to provide for incentive fees based on our performance. We believe that Mr. De Baets' ownership of equity interests in our operating partnership, as well as the incentive fees that may be earned by our Manager and Hotel Manager, will create an incentive to maximize returns for our stockholders by aligning our interests with those of our Mr. De Baets and our Manager and Hotel Manager. See also, "Our Principal Agreements."

Industry and Market Information

        Tourism and real estate fuel the local Aspen economy. Although direct ski-generated revenues have been outpaced by real estate income, skiing remains the foundation of the Aspen tourism industry and economy. In connection to its tourism appeal and high revenue residents, the retail industry in Aspen has developed in the past years, with many high end brands establishing their presence. The high-end retail environment is crucial in maintaining and growing the distinctive luxury appeal and positioning of Aspen.

        Aspen draws people from all over the world. In winter, travelers from across the United States and abroad enjoy world-class skiing. The main tourist attractions in the Aspen area are the four ski resorts: Aspen Mountain, Aspen Highlands, Buttermilk, and Snowmass Mountain, which are all operated by the Aspen Skiing Company and together represent approximately 5,500 acres of skiable terrain. The St. Regis Aspen Resort is located close to the base of Aspen Mountain, which features 673 skiable acres, 3,267 feet of vertical drop, 76 trails, and eight lifts. Snowmass Mountain is the largest of the four mountains and features 3,132 skiable acres, 4,406 feet of vertical drop, and 21 lifts.

        Aspen is situated in a relatively remote area of the Rocky Mountains, close to the Continental Divide. As a result, air travel tends to be a dominant mode of transportation for Aspen visitors especially for those travelling a long distance. The nearest airport, Aspen—Pitkin County Airport, is located approximately three miles from the central business district of Aspen, although other airports in Colorado, such as Denver, Grand Junction and Eagle, also serve the Aspen community and are located within an approximately three-hour drive of Aspen.

        Aspen has primarily been a winter destination; however, in the past several years, new summer events and festivals have made the area more popular in warm weather. Year-round, outdoor enthusiasts experience the many recreational activities that the region has to offer, such as hiking, biking, golf, white-water rafting and fishing. Aspen is also rich in history and culture, including art galleries and music venues, and hosts internationally famous events. Below is brief description of some major events and attractions in the area.

  •
  The Food & Wine Classic occurs every year in June and is one of the nation's most prestigious epicurean events. Notable culinary stars showcase their passion for food, wine, and entertainment. More than 300 vintners pour premium wines, complemented by foods from around the world. Cooking demonstrations and events occur throughout the festival.

  •
  The Winter X Games have been held at Aspen's Buttermilk Mountain since 2002 and occur in January, focusing on action sports. Many competitors from around the world travel to Aspen to compete in the X Games.

  •
  Jazz Aspen Snowmass is a not-for-profit organization with a mission to present and preserve jazz and related forms of music through world-class festivals, performances, and education programs. There are multi-day festivals in Aspen/Snowmass throughout the summer and fall seasons. The June Festival occurs in downtown Aspen and is a ten-day event. The Jazz Aspen Snowmass Labor Day Festival is a three-day event featuring popular R&B, rock, funk, blues, and world and soul music at Snowmass.

Overview of U.S. and Aspen Ski Markets

        Downhill skiing is the primary demand generator for the Aspen market area, and the health and trends of the ski industry have a direct impact on the performance of the lodging market at ski resorts generally and in Aspen in particular. Aspen is located in the Rocky Mountain Region, which is one of the five major ski regions in the United States, as defined by the National Ski Areas Association, of ("NSAA"), and includes the following states: Colorado, Idaho, Montana, New Mexico, Utah and Wyoming. Of the five major ski regions in the United States, the Rocky Mountain region accommodates the most skiers by a significant margin. While skier visitation can vary dramatically from year to year, depending on snowfall, the national economy, and international economic and political dynamics, the Rocky Mountain region is known to have the most reliable snow, the longest ski season, the most resorts, and some of the best vehicular and air access of the five major ski regions in the United States.

        For example, during the 2015/16 ski season, three regions, the Northeast, Southeast and Midwest regions, had significantly fewer skier visits, resulting from weather challenges across the entire eastern half of the country during the 2015/2016 season. In contrast, the Rocky Mountain Region, where the St. Regis Aspen Resort is located, had a record-setting season for the region, with a 7.3% percent increase in skier visits during the 2015/2016 season, and the Aspen Skiing Company reported that during the 2015/2016 skiing season, skier visits increased by 3.0% for the four mountains it oversees. While international skier visits were down for the area during the last season, particularly from Australia and Brazil, it was offset by domestic visits, both overnight from other markets and pass use from locals.

Skier Visits

        The following table summarizes the skier visits by region since the 2006/2007 season.

 Skier / Snowboarder Visits by Region

Source: NSAA.

        Aspen competes primarily with major ski facilities in North America and secondarily with upscale, large ski resorts around the world and particularly in Continental Europe. The primary competitive properties are full-service resorts that boast a large number of ski slopes and ski lifts, winters characterized typically by good snow conditions, well-developed entertainment, retail and restaurant amenities and high-end residential real estate. In particular, Aspen competes in North America with ski resorts such as Vail-Avon, Colorado, Jackson Hole, Wyoming, Deer Valley-Park City, Utah and Whistler, British Columbia, Canada. Due to its international reputation, Aspen also competes secondarily with resorts in Continental Europe such as Verbier, St. Moritz and Davos in Switzerland and Courchevel and Tignes/Val D'Isère in France.

The Management Agreement and the Manager

Manager

        Effective upon the completion of this offering and the contribution transactions, we will be managed by ER-REITS, LLC, which is a newly-formed, majority-owned subsidiary of Elevated Returns, which in turn is wholly owned by Mr. De Baets and is a New York-based real estate asset management and advisory firm. As of September 30, 2017, Elevated Returns had approximately $250 million in assets under management, including the St. Regis Aspen Resort, in industries such as real estate and consumer brands. We believe our relationship with Elevated Returns will provide us with significant advantages, as Elevated Returns executives are actively involved in the day-to-day management of its invested companies and focused on the ownership, operation, and acquisition of hospitality assets located within the top markets throughout the United States.

        Our Manager's chief executive officer and president, Mr. De Baets, has over 20 years of experience in asset management, financial structuring, and mergers and acquisitions. He has advised companies in both Asia and the United States and has significant experience and professional networks in both real estate and hospitality. In 2015, Mr. De Baets formed Elevated Returns to focus on the acquisition and/or management of top lodging, restaurant and leisure assets, including the St. Regis Aspen Resort, Sunset Tower Hotel in West Hollywood, CA, Chefs Club Group (Chefs Club Aspen and Chefs Club NY), Chefs Club Counter and Noosa Hospitality which owns Aldea Restaurant and Lupulo Restaurant in New York, NY.

        Elevated Returns' strategy focuses on:

  •
  Acquiring trophy assets, because Elevated Returns believes that trophy assets provide fixed returns, act as a good hedge against inflation, and hold their value and generate more stable returns than lesser-known brands.

  •
  Acquiring assets in top-tier markets at locations in high demand and/or protected by barriers to entry into those markets.

  •
  Acquiring assets with established track records, because Elevated Returns believes that it has the ability to increase penetration and unlock the value of assets.

  •
  Optimizing assets by extracting and creating value through hands-on asset management.

        While Elevated Returns has in the past acquired and managed, and both our Manager and Elevated Returns may in the future manage other luxury hotels, neither our Manager nor Elevated Returns currently has any intent to acquire or manage any properties in the Aspen area that compete directly with the St. Regis Aspen Resort.

        Our Manager plans to further implement its overall strategy with respect to the St. Regis Aspen Resort by:

  •
  Actively monitoring and advising our Hotel Manager on hotel operations, including physical design, capital planning and investment, guest experience and overall strategic direction to drive ADR growth.

  •
  Reviewing opportunities to invest in the St. Regis Aspen Resort, including by improving food and beverage, to enhance its long-term value, quality and attractiveness.

  •
  Improving the St. Regis Aspen Resort's exposure domestically and internationally to leverage the upward trend in tourism in Aspen, Colorado.

Management Agreement

        We and our operating partnership will enter into a management agreement with our Manager that will be effective upon the completion of this offering and the contribution transactions. Pursuant to the terms of the management agreement, our Manager will perform certain services for us, subject to oversight by our board of directors. For more information about the terms of our management agreement, see "Our Principal Agreements—Management Agreement."

Management Fees

        We will pay our Manager a base management fee, in cash, payable quarterly in arrears, in an amount equal to the greater of: (i) $1,000,000 per year ($250,000 per quarter), which is subject to an annual increase equal to the greater of (a) a consumer price index, or CPI, adjustment and (b) 3.0%, and (ii) 1.5% of our stockholders' equity. The base management fee will be reduced by any of our expenses paid by us directly or reimbursed to our Manager that quarter; provided, however, that the base management fee payable with respect to any calendar quarter shall never be less than $0. The base management fee is payable independent of our performance. For the purposes of calculating fees payable under our management agreement, "stockholders' equity" means (a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception, plus (2) cumulative Core Earnings from and after the closing of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries has paid to repurchase our common stock or common equity securities of our subsidiaries since this offering and (3) any incentive fee earned by our Manager following this offering. "Core earnings" means: the net income (loss) attributable to our stockholders or, without duplication, owners of our subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive fee and the disposition fee payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors and approval by a majority of the independent directors.

        Our Manager will also be eligible to receive an incentive fee in an amount equal to the excess of (i) the product of (a) 25.0% and (b) the excess of (1) our Core Earnings for the previous 12-month period, over (2) the product of (A) our stockholders' equity in the previous 12-month period and (B) 7.0% per annum, over (ii) the sum of any incentive fees paid to our Manager with respect to the first three calendar quarters of such previous 12-month period.

        Upon the completion of this offering, without taking into account the payment of any potential incentive fee, we expect our management fees and expense reimbursements, as described in further detail below, will slightly decrease compared to the fees and expense reimbursements paid by our Predecessor; however, no assurances can be given that our expected fees and expense reimbursements will not increase.

Disposition Fee

        Following a disposition of the St. Regis Aspen Resort or all or substantially all of our interest in the St. Regis Aspen Resort, we will pay our Manager a management sale fee, in cash, in an amount equal to 2.0% of the total consideration paid by the purchaser in connection with the disposition of the St. Regis Aspen Resort. No disposition fee shall be payable to our Manager in respect of any disposition that occurs during the 12 months following the completion of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the St. Regis Aspen Resort is less than the value of the aggregate consideration paid by us and our operating partnership in the contribution transactions. For purposes of this calculation, the aggregate consideration in the contribution transactions will be equal to the sum of (1) the cash consideration paid by us plus (2) the product of the (a) the aggregate number of OP units issued by us in the contribution transactions multiplied by (b) the initial public offering price to the public shown on the cover page of this Offering Circular, and the total consideration paid by the purchaser in connection with any disposition will be equal to (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer plus (b) the aggregate principal amount of all indebtedness or borrowed money outstanding immediately prior to consummation of a disposition, directly or indirectly, assumed, refinanced (including any premiums paid), extinguished or consolidated in connection with such disposition.

Termination Fee

        In conjunction with a termination of the management agreement by us, unless the termination is for cause, we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

Expense Reimbursement

        We will reimburse our Manager or its affiliates for certain costs and expenses relating to third-party services that are typically borne by an externally-managed company.

The Hotel Manager and the Hotel Management Agreement

Hotel Manager

        Starwood has managed the St. Regis Aspen Resort since 1998, and in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Sheraton Operating Corporation, a wholly owned subsidiary of Starwood, to continue Starwood's management of the hotel. The St. Regis brand is Starwood's main luxury brand, which provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary. Marriott is a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names, and the Marriott portfolio of brands is one of the largest of any lodging company in the world. At December 31, 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns. Upon the completion of this offering, the St. Regis Aspen Resort will continue to be managed by Starwood, or our Hotel Manager.

Hotel Management Agreement

        In order to qualify as a REIT, we cannot directly or indirectly operate the St. Regis Aspen Resort. We will lease the St. Regis Aspen Resort to our TRS, which in turn engages the Hotel Manager to manage the St. Regis Aspen Resort. The St. Regis Aspen Resort is operated pursuant to a hotel management agreement with a wholly-owned subsidiary of our Hotel Manager, Starwood.

        Starwood was selected to operate all aspects of the Hotel through December 31, 2040 concurrently with the purchase of the Hotel. The hotel management agreement provides Starwood with the right to extend the term of the agreement for up to two additional 10-year terms and is not terminable upon sale. Our Hotel Manager shall receive a management fee comprised of a base fee and incentive fee. The base management fee is equal to the sum of (i) 4.0% of the St. Regis Aspen Resort's adjusted gross operating revenue (as defined in the hotel management agreement), plus (ii) 10.0% of the net operating income of all third party operated areas (as defined in the hotel management agreement) (other than the Chefs Club Restaurant), plus (iii) 2.0% of gross restaurant sales (as defined in the hotel management agreement) derived from the Chefs Club Restaurant, plus (iv) 25.0% of restaurant net operating income (as defined in the hotel management agreement) derived from the Chefs Club Restaurant, for each month during the term (including any partial month at the commencement and expiration or termination of the term), provided that in no event shall the base management fee be less than $500,000 each year.

        Starwood is also eligible to receive an incentive management fee equal to 20.0% of gross operating profit less base management fees, taxes, insurance, FF&E Reserve, and 10.0% of the owner's project costs (as defined in the hotel management agreement) for capital improvements at the Hotel. The agreement also requires a reserve fund be maintained to ensure that funds are available for necessary capital improvements, which shall not exceed 4.0% of revenues per year. During 2016, the reserve fund was 4.0% of revenues. Our Hotel Manager is also entitled to reimbursement of certain expenses. For additional details regarding the principal terms of the hotel management agreement, see "Our Principal Agreements—Hotel Management Agreement."

        The agreement provides for cancellation without termination charges if defined operating results are not being achieved, beginning with the third year of the agreement.

Competition

        The hotel industry is highly competitive. We compete with other Aspen hotels for guests, as well as with comparable internationally branded luxury resorts in renowned ski resorts in the Rocky Mountain regions, including Aspen-Snowmass, Colorado, Deer Valley-Park City, Utah, Vail-Avon, Colorado, and Jackson Hole, Wyoming. Competitive advantage within Aspen is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competitive advantage with other comparable ski resorts depends largely on snow conditions at the various resorts, as well as with the convenience of Aspen and brand affiliation with the St. Regis brand.

        We also compete with existing and new hotels operated under various brand names. Three new hotels are scheduled to open in Aspen in the next five years, including another hotel affiliated with Starwood, which would compete directly with the St. Regis Aspen Resort for loyalty rewards program business. For further information, see "Risk Factors—Risks Related to Our Business—Competition from other luxury hotels in Aspen, Colorado and alternative lodging companies could have a material adverse effect on our results of operations."

Regulatory Considerations

General

        Generally, hotel properties are subject to various laws, ordinances and regulations, including those relating to public accommodations, insurance, and the environment. Changes in any of these laws, ordinances or regulations could increase the potential liability existing or created by those on our property. Laws, ordinances, or regulations affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of our property or other impairments to operations, which would adversely affect our cash flows from operating activities.

        Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws also exist that may require modifications to a property, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, and in substantial capital expenditures. To the extent our property is not in compliance, we are likely to incur additional costs to comply with the ADA.

        Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto. For a description of our insurance coverage, see "—Insurance."

        Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or CERCLA, and comparable state laws, we may be required to investigate and remediate regulated hazardous materials at our property. CERCLA and comparable state laws typically impose strict joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean-up could be imposed upon any responsible party. For further description of environmental matters, see "—Environmental Matters."

        Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

        Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

Staffing

        We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager. We will have no employees upon the completion of this offering and the contribution transactions.

        As of September 30, 2017, our Hotel Manager operated the St. Regis Aspen Resort with a staff of approximately 285 of its employees.

Insurance

        We believe that the St. Regis Aspen Resort is covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance as well as commercial liability insurance provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and business assets are likewise adequately insured against casualty loss and third-party liabilities. In addition, we intend to secure a $5.0 million "key person" life insurance policy on Mr. De Baets.

Environmental Matters

        Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at or emanating from such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner's ability to lease, sell or rent the property or to borrow, using the property as collateral.

        In connection with the ownership, operation and management of our property and any properties that we may acquire and/or manage in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we conducted an environmental assessment of the St. Regis Aspen Resort prior to acquisition, and manage the St. Regis Aspen Resort in accordance with environmental laws. We have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments and are not aware of any environmental issues that are expected to have a material impact on the operations of the St. Regis Aspen Resort. See "Risk Factors—Risks Related to Our Business—Environmental compliance costs and liabilities associated with operating the St. Regis Aspen Resort may affect our results of operations."

Legal Proceedings

        We are not currently subject to any legal proceedings that we consider to be material.

OUR PRINCIPAL AGREEMENTS

Management Agreement

        We and our operating partnership will enter into a management agreement with our Manager that will be effective upon the completion of this offering and the contribution transactions. Pursuant to the terms of the management agreement, our Manager will perform certain services for us. Our Manager is subject to the oversight and supervision of our board of directors. Our management agreement does not obligate our Manager or the personnel provided by our Manager to work exclusively for us; however, they are required to devote such time to our management as is necessary and appropriate, commensurate with its level of activity.

Management Services

        Our Manager will not be responsible for the day-to-day operations of the St. Regis Aspen Resort but will perform (or cause to be performed) the services and activities relating to our assets and operations described below:

  •
  investigating, selecting, engaging and conducting business with and supervising the performance of such persons as our Manager deems necessary for the proper performance of our Manager's obligations under the management agreement (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, the registrar and the transfer agent and any and all agents for any of the foregoing), including affiliates of our Manager and persons acting in any other capacity deemed by our Manager to be necessary or desirable for the performance of any of the foregoing services (including entering into contracts on behalf of us and in our name with any of the foregoing);

  •
  consulting with our officers and directors with respect to decisions regarding any financings, hedging activities or borrowings and assisting such parties in the formulation and implementation of our financial policies, including developing criteria for debt and equity financing that are specifically tailored to us and our subsidiaries' investment objectives, and, as necessary, furnishing our board of directors with advice and recommendations with respect to our investment objectives and policies and in connection with any borrowings (or refinancing of borrowings) proposed to be undertaken by us or our subsidiaries;

  •
  (A) arranging for financing and refinancing and making other changes in our capital structure; (B) entering into leases and service contracts on our behalf; and (C) managing accounting and other recordkeeping functions for us, including assisting in our preparation of our financial statements and reviewing and analyzing our capital and operating budgets and generating an annual budget for us;

  •
  coordinating and managing operations of any joint venture or co-investment interests held directly or indirectly by us and conducting all matters with the joint venture or co-investment partners;

  •
  from time to time, or at any time reasonably requested by our board of directors, making reports to our board of directors, on its performance of services, including reports with respect to any potential conflicts of interest involving our Manager or any of its affiliates;

  •
  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of us as may be agreed upon by our Manager and our board of directors;

  •
  performing investor relations and stockholder communications for us;

  •
  counseling us in connection with policy decisions to be made by our board of directors;

  •
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities, consistent with such strategies as modified from time to time, while maintaining our qualification as a REIT;

  •
  counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the Treasury Regulations, thereunder and using commercially reasonable efforts to cause us to qualify to be taxed as a REIT for U.S. federal income tax purposes;

  •
  furnishing reports and statistical and economic research to us;

  •
  investing and reinvesting our cash and securities (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses and payment of dividends or distributions to stockholders and partners of us and our subsidiaries) and advising us and our subsidiaries as to our and/or their capital structure and capital raising;

  •
  causing us and our subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs, and specifically, lodging REITs, and to conduct quarterly compliance reviews with respect thereto;

  •
  assisting us and our subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  •
  assisting us and our subsidiaries in complying with all regulatory requirements applicable to us and our subsidiaries with respect to our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act or by assisting us and our subsidiaries in taking all necessary action to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations, including those provisions applicable to REITs;

  •
  assisting us and our subsidiaries in handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we and/or our subsidiaries may be involved or to which we and/or they may be subject arising out of our and/or their day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our board of directors;

  •
  using commercially reasonable efforts to cause expenses incurred by us and our subsidiaries or on our and/or their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

  •
  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

  •
  performing such other services as may be required from time to time for the management of, and other activities relating to, our assets, business and operations as our board of directors shall reasonably request or as our Manager shall deem appropriate under the particular circumstances and otherwise in accordance with our qualification as a REIT under the Code;

  •
  advise us and our subsidiaries with respect to proposed renovations and other capital expenditures at the St. Regis Aspen Resort, including replacements, from time to time, of furniture, fixtures and equipment;

  •
  using commercially reasonable efforts to cause us and our subsidiaries to comply with all applicable laws; and

  •
  making recommendations to our board of directors with respect to follow-on offerings, tender offers of our common stock, dispositions of the St. Regis Aspen Resort and other significant transactions.

Liability and Indemnification

        Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us. However, to the extent that officers of our Manager also serve as our officers or officers of any of our subsidiaries, such officers will owe us or the subsidiary, as applicable, duties under Maryland law in their capacity as officers of us or the subsidiary, which may include the duty to exercise reasonable care in the performance of such officers' responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the terms of the management agreement, our Manager, its affiliates and their respective officers, directors, members, managers, partners, stockholders and employees will not be liable to us, any of our subsidiaries, our officers, our directors, our stockholders or any subsidiary's stockholders, partners or members for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its affiliates and each of their respective officers, directors, members, managers, partners, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with its business and operations or any action taken or omitted on its behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Our Manager has agreed to indemnify us and each of our officers, directors, employees, partners, members and agents from and against any claims or liabilities arising out of or in connection with acts of our Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement or any claims by our Manager's employees relating to the terms and conditions of their employment by our Manager. However, our Manager's affiliates or its or their respective officers, directors, members, managers, partners, stockholders and employees will have no personal liability for any of the foregoing acts. In addition, as required by the management agreement, our Manager carries errors and omissions and other customary insurance.

        If our Manager, its affiliates or any of their officers, directors, stockholders or employees becomes involved in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with our Manager's duties under the management agreement, we will periodically reimburse such person for reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. However, prior to any such advancement of expenses, such person must provide us with (1) an undertaking to promptly repay us if it is ultimately determined that such person was not entitled to be indemnified as provided in the management agreement, and (2) a written affirmation that such person in good faith believes that it has met the standard of conduct necessary for indemnification under the management agreement.

Management Team

        Pursuant to the terms of the management agreement, our Manager is required to provide us with a management team, including a president, chief executive officer, chief financial officer, secretary and treasurer, along with appropriate support personnel, to provide management services to us. However, none of the officers or employees of our Manager are obligated to be dedicated exclusively to us. Members of our management team are required to devote such time to our management as is necessary and appropriate, commensurate with its level of activity. We have no employees.

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

  •
  is not in compliance with the management agreement;

  •
  would adversely and materially affect our qualification as a REIT under the Code or our or any of our subsidiaries' status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act of 1940 as amended; or

  •
  would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our or any of our subsidiaries' charter, bylaws or code of conduct or other compliance policies.

        If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager's judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager and its officers, directors, stockholders and employees will not be liable to us or our subsidiaries or any of their directors or stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except as provided in the management agreement.

Term and Termination

        The management agreement may be amended or modified by agreement between us and our Manager. The management agreement has an initial term expiring three years after the completion of this offering and will be renewed for additional one-year terms thereafter unless at least two-thirds of our board of directors, including a majority of our independent directors, determines that (1) there has been unsatisfactory performance by our Manager that is materially detrimental to us or (2) the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our board of directors, including a majority of our independent directors. We must provide 180 days' prior written notice of any such termination.

        In conjunction with a termination of the management agreement by us, unless the termination is for cause, we will pay our Manager a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by our Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days' prior written notice from our board of directors for cause, which is defined as:

  •
  our Manager's gross negligence, bad faith, fraud, or willful misconduct;

  •
  our Manager's continued breach of the management agreement in any material respect following a period of 30 days after written notice thereof;

  •
  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

  •
  the conviction of our Manager (including a plea of nolo contendere) of a felony;

  •
  our Manager's inability to perform its obligations under the management agreement; or

  •
  the dissolution of our Manager.

        Our Manager may terminate the management agreement if we or any of our subsidiaries becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay the termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days' prior written notice, in which case we would not be required to pay the termination fee. In addition, if we breach the management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days' prior written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

        We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case the successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fees

Management Fees

        We will pay our Manager a base management fee, in cash, payable quarterly in arrears, in an amount equal to the greater of: (i) $1,000,000 per year ($250,000 per quarter), which is subject to an annual increase equal to the greater of (a) a consumer price index, or CPI, adjustment and (b) 3.0%, and (ii) 1.5% of our stockholders' equity. The base management fee will be reduced by any of our expenses paid by us directly or reimbursed to our Manager that quarter; provided, however, that the base management fee payable with respect to any calendar quarter shall never be less than $0. The base management fee is payable independent of our performance. For the purposes of calculating fees payable under our management agreement, "stockholders' equity" means (a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception, plus (2) cumulative Core Earnings from and after the closing of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries has paid to repurchase our common stock or common equity securities of our subsidiaries since this offering and (3) any incentive fee earned by our Manager following this offering. "Core earnings" means: the net income (loss) attributable to our stockholders or, without duplication, owners of our subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive fee and the disposition fee payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors and approval by a majority of the independent directors.

        Our Manager will also be eligible to receive an incentive fee in an amount equal to the excess of (i) the product of (a) 25.0% and (b) the excess of (1) our Core Earnings for the previous 12-month period, over (2) the product of (A) our stockholders' equity in the previous 12-month period and (B) 7.0% per annum, over (ii) the sum of any incentive fees paid to our Manager with respect to the first three calendar quarters of such previous 12-month period.

        Upon the completion of this offering, without taking into account the payment of any potential incentive fee, we expect our management fees and expense reimbursements, as described in further detail below, will slightly decrease compared to the fees and expense reimbursements paid by our Predecessor; however, no assurances can be given that our expected fees and expense reimbursements will not increase.

Illustrative Management Fee Calculations

        The table below sets forth a simplified, hypothetical example of the base management fee calculation pursuant to our management agreement based on the following assumptions:

  •
  proceeds of $70.0 million received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities;

  •
  Core Earnings of $4.6 million;

  •
  distributions to stockholders of $4.1 million;

  •
  no repurchases of our common stock for cash;

  •
  no incentive fee earned by our Manager; and

  •
  expenses paid by us directly or reimbursed to our Manager pursuant to the management agreement of $0.7 million.

        This example of the base management fee earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of the management agreement, which is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

		Illustrative Amount	Calculation
1.	What are the proceeds received by us (or, without duplication, our subsidiaries) from the issuances of our or our subsidiaries' equity securities?	$70.0 million	Assumes the proceeds from outstanding common stock issuances and the assumed value of OP unit issuances since inception
2.	What are Core Earnings?	$4.6 million	Assumed to be an 6.5% annual yield on stockholders' equity
3.	What are the distributions to stockholders following the completion of this offering?	$4.1 million	Assumed to be equal to 90% of Core Earnings
4.	What repurchases of our common stock for cash are made following the completion of this offering?	—	None
5.	What is the incentive fee following the completion of this offering?	—	25% of the amount by which Core Earnings exceeds the product of 7.0% and our stockholders' equity
6.	What is our stockholders' equity?	$70.5 million
(a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception, plus (2) cumulative Core Earnings from and after the closing of this offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries has paid to repurchase our common stock or common equity securities of our subsidiaries since this offering and (3) any incentive fee earned by our Manager following this offering.
7.	What are our expenses?	$0.7 million	Assumed expenses paid by us or reimbursed to our Manager pursuant to the management agreement
8.	What is the base management fee?	$0.4 million	1.5% of our stockholders' equity, less expenses

        The table below sets forth a simplified, hypothetical example of the incentive fee calculation pursuant to our management agreement using a hurdle rate (the rate of return on stockholders' equity above which our Manager earns an incentive fee) of 7.0% per annum and an incentive rate (the proportion of the rate of return on stockholders' equity above the hurdle rate earned by our Manager as an incentive fee) of 25.0% based on the following assumptions:

  •
  stockholders' equity in the previous 12-month period of $70.5 million.

  •
  Core Earnings for the previous 12-month period, representing an annual yield of 6.5% on stockholders' equity

  •
  no prior incentive fees were earned and quarterly incentive fees earned during the hypothetical annual period are paid quarterly; and

  •
  quarterly distributions of all accumulated Core Earnings.

        This example of the incentive fee earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of the management agreement, which is filed as an exhibit to the offering statement of which this Offering Circular forms a part.

	Illustrative Amount	Calculation
1. What are the Core Earnings?	$4.6 million	The annual yield on stockholders' equity (6.5%) multiplied by stockholders' equity in the previous 12-month period ($70.5 million)
2. What is the Hurdle Amount?	$4.9 million	The hurdle rate (7.0% per annum) multiplied by stockholders equity in the previous 12-month period ($70.5 million)
3. What is the Incentive Fee?	—	The incentive rate (25.0%) multiplied by the excess of the Core Earnings ($4.6 million) above the Hurdle Amount ($4.9 million)

Disposition Fee

        Following a disposition of the St. Regis Aspen Resort or all or substantially all of our interest in the St. Regis Aspen Resort, we will pay our Manager a management sale fee, in cash, in an amount equal to 2.0% of the total consideration paid by the purchaser in connection with the disposition of the St. Regis Aspen Resort. No disposition fee shall be payable to our Manager in respect of any disposition that occurs during the 12 months following the completion of this offering if the total consideration paid by the purchaser (including any indebtedness assumed by the purchaser) in connection with the disposition of the St. Regis Aspen Resort is less than the value of the aggregate consideration paid by us and our operating partnership in the contribution transactions. For purposes of this calculation, the aggregate consideration in the contribution transactions will be equal to the sum of (1) the cash consideration paid by us plus (2) the product of the (a) the aggregate number of OP units and shares of common stock issued by us multiplied by (b) the initial public offering price to the public shown on the cover page of this Offering Circular, and the total consideration paid by the purchaser in connection with any disposition will be equal to (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer plus (b) the aggregate principal amount of all indebtedness or borrowed money outstanding immediately prior to consummation of a disposition, directly or indirectly, assumed, refinanced (including any premiums paid), extinguished or consolidated in connection with such disposition.

Reimbursement of Expenses

        We pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

  •
  expenses in connection with the issuance and transaction costs incident to financing of our asset, the disposition of our asset and acquisition of an asset, if applicable;

  •
  costs of legal, tax, accounting, third-party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager;

  •
  the compensation of our independent directors and expenses of our directors and/or the indemnification of our directors and officers;

  •
  costs associated with the establishment and maintenance of any of our credit facilities or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs);

  •
  expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Commission, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

  •
  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

  •
  expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset, including but not limited to St. Regis Aspen Resort, or any private or public offering of equity or debt securities (including this offering, exclusive of certain of the total offering expenses incurred in connection with this offering that our Predecessor has agreed to pay, which include the Selling Agent commissions payable in connection with this offering and other offering expenses);

  •
  costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

  •
  compensation and expenses of our custodian and transfer agent, if any;

  •
  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

  •
  all taxes and license fees;

  •
  all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel, except as set forth below regarding "errors and omissions" insurance;

  •
  all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including but not limited to the St. Regis Aspen Resort, including appraisal, reporting, audit and legal fees;

  •
  expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

  •
  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries;

  •
  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary are required to indemnify such trustee, director or officer by any court or governmental agency;

  •
  all costs and expenses relating to the development and management of our website;

  •
  the allocable share of expenses under a universal insurance policy covering our Manager or its affiliates in connection with obtaining and maintaining "errors and omissions" insurance coverage and other insurance coverage which is customarily carried by asset managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

  •
  all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

        We will have no obligation to pay, and our Manager will be wholly responsible for (i) rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of our Manager and its affiliates and (ii) the salaries and other compensation of the Manager's investment professionals who provide us with management or other services.

Hotel Management Agreement

        In order to qualify to be taxed as a REIT, we cannot directly or indirectly operate the St. Regis Aspen Resort. We lease the St. Regis Aspen Resort to our TRS, which in turn engages the Hotel Manager to manage the St. Regis Aspen Resort. The St. Regis Aspen Resort is operated pursuant to an operating agreement with our Hotel Manager, which we refer to as the hotel management agreement. Our Hotel Manager receives a base management fee and is also eligible to receive an incentive management fee. The base management fee is calculated as a percentage of the St. Regis Aspen Resort's operating revenues, but in no event is the base management fee less than $500,000 per year, and the incentive management fee is calculated as a percentage of the St. Regis Aspen Resort's operating profits.

        Below is a summary of the principal terms of the hotel management agreement with our Hotel Manager. This summary is qualified in its entirety by reference to the form of hotel management agreement filed as an exhibit to this offering statement of which this Offering Circular is a part.

Term

        Our hotel management agreement has an initial term of 30 years, ending on December 31, 2040. Our Hotel Manager has the right to extend the term twice for a period of 10 years each, provided the Hotel Manager gives us 360 days' notice.

Amounts Payable

        Under the hotel management agreement, our Hotel Manager receives a base management fee and an annual incentive management fee. For the nine months ended September 30, 2017 and 2016, our Hotel Manager earned $2.2 million and $1.5 million, respectively. For the years ended December 31, 2016 and 2015 our Hotel Manager earned $2.2 million and $1.6 million, respectively.

        The base management fee is equal to the sum of (i) 4.0% of the St. Regis Aspen Resort's adjusted gross operating revenue (as defined in the hotel management agreement), plus (ii) 10.0% of the net operating income of all third-party operated areas (as defined in the hotel management agreement) (other than the Chefs Club Restaurant), plus (iii) 2.0% of gross restaurant sales (as defined in the hotel management agreement) derived from the Chefs Club Restaurant, plus (iv) 25.0% of restaurant net operating income (as defined in the hotel management agreement) derived from the Chefs Club Restaurant, for each month during the term (including any partial month at the commencement and expiration or termination of the term), provided that in no event shall the base management fee be less than $500,000 each year.

        The incentive management fee is equal to 20.0% of the gross operating profit, if any, for each year, less the base management fee, taxes, insurance, FF&E Reserve (as defined in the hotel management agreement) and 10.0% of project costs (as defined in the hotel management agreement).

        Our Hotel Manager is also entitled to reimbursement of certain expenses, including: (a) hotel personnel costs (as defined in the hotel management agreement) incurred by our Hotel Manager in accordance with the hotel management agreement; (b) the per diem charge as established by our Hotel Manager from time to time for personnel of our Hotel Manager assigned to special projects for the hotel; (c) all out-of-pocket costs incurred by our Hotel Manager in performing its services under the hotel management agreement, including air and ground transportation, meals, lodging, taxis, gratuities, document production, printing, promotional materials, stationary, postage, long-distance telephone calls and facsimiles; (d) payments made or incurred by our Hotel Manager to third parties for goods and services (i) in the ordinary course of business, (ii) in accordance with the operating plan (as defined in the hotel management agreement), (iii) as permitted by the hotel management agreement, or (iv) as otherwise approved by us, including specifically all amounts paid to third parties relating to third-party system services (as defined in the hotel management agreement); and (e) all taxes, other than income taxes, imposed against any reimbursements payable to our Hotel Manager under the hotel management agreement for expenses incurred for our account, including the other reimbursable expenses. For the nine months ended September 30, 2017 and 2016, we reimbursed our Hotel Manager of $3.9 million and $3.4 million in expenses. For the years ended December 31, 2016 and 2015, we reimbursed our Hotel Manager $7.9 million and $6.0 million in expenses.

Termination Events

        Special Remedies of Our Hotel Manager in the Event of an Operating Standard Deficiency.    In the event our Hotel Manager determines in its good faith judgment that it cannot operate the hotel in accordance with the operating standards set forth in the hotel management agreement (such determination, an "operating standard deficiency") and such operating standard deficiency is the proximate result of an event of default by us under the hotel management agreement, then, subject to certain notice and cure periods, our Hotel Manager may elect any one or more of the following remedies: (1) termination of the hotel management agreement; (2) suspension of restrictive covenants for so long as such operating standard deficiency continues; (3) increase the base management fee by 1.0% of gross operating revenue for so long as such operating standard deficiency continues; (4) suspend the hotel's reservation system for so long as such operating standard deficiency continues; or (5) disassociate the hotel from the St. Regis brand for so long as such operating standard deficiency continues, but continue to operate the hotel as an unbranded hotel under the terms of the hotel management agreement.

        Termination Rights of Our Hotel Manager.    Subject to certain qualifications, notice requirements and cure periods, our Hotel Manager may terminate the hotel management agreement in the event that:

  •
  any material approval (as defined in the hotel management agreement) required for our Hotel Manager's operation of the St. Regis Aspen Resort is not issued, or after issuance is suspended for a period of more than 90 days, revoked or otherwise terminated, but only if such non-issuance, suspension, revocation or termination is due to circumstances beyond our Hotel Manager's reasonable control;

  •
  our Hotel Manager determines, in its reasonable judgment based on any notice from a governmental authority or the advice of legal counsel, that our violation of certain representations in the hotel management agreement could cause our Hotel Manager to be in violation of any sanction laws (as defined in the hotel management agreement); or

  •
  we make, permit or are subject to a transfer in violation of the hotel management agreement, in which case, we are required to pay our Hotel Manager $5.0 million in liquidated damages.

        Our Performance Termination Right.    We have structured our hotel management agreement to align our interests with those of our Hotel Manager by providing us with a right to terminate the hotel management agreement if our Hotel Manager fails to achieve certain threshold criteria relating to the performance of the St. Regis Aspen Resort, as measured with respect to any two consecutive years, excluding years when a performance breach was caused by (i) a force majeure event, (ii) an operating standard deficiency, (iii) a breach by us of our obligations under the hotel management agreement or (iv) the impact of significant capital improvement programs at the St. Regis Aspen Resort or any of the hotels in the competitive set. A performance termination may be initiated by us if, in any two consecutive calendar years, each of the following occurs:

  •
  the gross operating profits (as defined in the hotel management agreement) for each year are less than 85% of the gross operating profits set forth in the operating plan (as defined in the hotel management agreement) for each such year; and

  •
  the RevPAR Index (as defined in the hotel management agreement) of the St. Regis Aspen Resort is less than 83% of the RevPAR Index for the competitive set (as defined in the hotel management agreement, and which differs from the competitive set used by JLL and STR and presented elsewhere in this Offering Circular) for each respective year.

        If our Hotel Manager does not meet these performance criteria, we may terminate the hotel management agreement by delivering a notice of termination to our Hotel Manager within 60 days after receipt of the annual financial statements for the second year in which the performance criteria were not met.

Hotel Lease

        In order for the income from the St. Regis Aspen Resort to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate the St. Regis Aspen Resort. Instead, we must lease the St. Regis Aspen Resort. Accordingly, in connection with completion of this offering and the contribution transactions, a subsidiary of our operating partnership will enter into a lease agreement pursuant to which the St. Regis Aspen Resort will be leased to our TRS. Our TRS will pay rent to us that we intend to treat as "rents from real property," provided that our Hotel Manager qualifies as an "eligible independent contractor" and certain other requirements are met.

OUR MORTGAGE FINANCING

Loan Agreement and Related Documents

        On April 3, 2017, 315 East Dean Associates, Inc., our Predecessor and an entity in which Mr. De Baets is an indirect investor and serves as the president, entered into a loan agreement for a secured loan in amount of $120.0 million with Garfield SRA Mortgage Investment, LLC, as lender. In connection with this loan agreement, Mr. De Baets and ER Merry Way entered into a customary non-recourse carveout guaranty with the lender. Upon the completion of this offering and the contribution transactions, we will assume the loan agreement, and certain related agreements, but will not assume the guaranty provided by Mr. De Baets and ER Merry Way, which will also stay in place.

Term

        The initial maturity date of the loan is April 1, 2019, at which time the unpaid principal balance, all accrued and unpaid interest and all other sums due and payable under the promissory note and the loan documents shall be paid in full. The initial maturity date on the loan may be extended by us three times for successive periods of one year each, provided that certain conditions, including but not limited to satisfying a debt yield test, are met and an extension fee is paid in the amount of 0.25% of the amount of the outstanding principal amount of the loan. The debt yield test for each extension term will be satisfied if the debt yield for the 12-month period then most recently ended is no less than (i) 8.5%, with respect to the first extension term, (ii) 9.0%, with respect to the second extension term, and (iii) 9.25%, with respect to the third extension term.

        Any prepayment of the loan prior to October 1, 2018 would result in payment of a prepayment fee equal to the greater of (i) 1.0% of the principal amount of the loan prepaid and (ii) the Yield Maintenance Premium. The "Yield Maintenance Premium" is an amount equal to the product of (i) the principal amount of the loan prepaid, times (ii) 4.55% (subject to adjustment if the lender exercises its rights to bifurcate the promissory note), times (iii) 1/360, times (iv) the number of days from but excluding the 6th day of the calendar month in which the payment is being made through and including the earlier of the following dates: (a) October 1, 2018, and (b) if the borrower refinances the loan with the lender, July 1, 2018.

Interest

        Interest payments and administrative fee payments are due on the first day of each calendar month. The interest rate on the loan is calculated relative to one month LIBOR or an alternative rate, if a LIBOR reference is deemed no longer applicable. So long as a LIBOR rate applies, the interest rate on the loan is equal to the sum of 4.55% (subject to adjustment if the lender exercises its rights to bifurcate the promissory note) plus the greater of (i) 0.99% or (ii) LIBOR.

        Pursuant to the loan agreement, the borrower is required to maintain a rate cap agreement. Accordingly, in connection with the contribution transactions, we will assume the current rate cap agreement that hedges against a potential rise in one month LIBOR above 3.0%.

        The loan agreement also requires us to deposit on the first day of each calendar month, 4.0% of the monthly operating income of the St. Regis Aspen Resort for the calendar month ending two months prior to the date in which such payment occurs into a reserve account to be used for maintenance and capital expenditures.

Ownership

        Our loan agreement provides that any issuance of common stock by us or a transfer of the ownership interests in us by Mr. De Baets and Ravipan Jaruthavee, the majority owner of the St. Regis Aspen Resort prior to the completion of this offering and the contribution transactions, will be permitted only if following such issuance or transfer, as the case may be, (i)(a) Mr. De Baets continues to own, directly or indirectly, at least 5.0% of our equity interests including for this purpose his interests in our operating partnership and (b) Mr. De Baets has the right to at least 5.0% of the distributions, when taken together with his right to distributions from our operating partnership and (ii) Mr. De Baets and Ms. Jaruthavee, collectively (a) own, directly or indirectly, at least 40.0% of the equity interests in us, including for this purpose their aggregate interests in our operating partnership and (b) have the right to at least 40.0% of the distributions, including for this purpose their collective rights to distributions from our operating partnership.

Events of Default

        The loan agreement also includes customary events of default and customary cure periods. Additionally, it includes events of default relating to the failure of borrower to maintain its status as a single-purpose entity, the misuse of funds disbursed from the reserve account, the termination of the hotel management agreement and the failure of Mr. De Baets and ER Merry Way, an entity majority owned by Ms. Jaruthavee, to collectively maintain a net worth of at least $20.0 million and liquid assets of at least $5.0 million or otherwise default under the guaranty (see below under "—Guaranty"). Upon the occurrence of an event of default after the applicable cure period, if any, the lender may accelerate the loan and exercise all rights and remedies available to it.

Guaranty

        In connection with entering into the loan agreement, Mr. De Baets and ER Merry Way entered into a guaranty agreement with the lender. This guaranty agreement provides that Mr. De Baets and ER Merry Way, an entity that will indirectly control OP units representing a 51.0% ownership interest in our operating partnership upon the completion of this offering and the contribution transactions, will jointly and severally guarantee the payment of (i) certain obligations and liabilities of the borrower pursuant to the loan agreement and (ii) any and all costs and expenses incurred by the lender in connection with the enforcement of the guaranty and the preservation of the lender's rights under the guaranty, if certain events occur.

        Specifically, Mr. De Baets and ER Merry Way are jointly and severally fully and personally liable for the full amount of all damages (as defined in the loan agreement) suffered by the lender because of:

  •
  intentional physical waste at the St. Regis Aspen Resort committed or permitted by the borrower, the guarantors, or any affiliate controlled by borrower or the guarantors;

  •
  fraud or intentional misrepresentation in connection with the loan by the borrower, the guarantors or any affiliate controlled by the borrower or the guarantors;

  •
  willful misconduct by the borrower, the guarantors or their affiliates, including bad faith interference with the exercise of any rights and remedies available to the lender under the loan documents during the continuance of an event of default;

  •
  misapplications or misappropriations of any funds in violation of the loan documents by the borrower, the guarantors or any affiliate controlled by the borrower or guarantors, including the misappropriation or misapplication of any funds derived from the St. Regis Aspen Resort, including revenues, security deposits, insurance proceeds or condemnation awards;

  •
  our incurrence of any indebtedness in violation of the loan documentation;

  •
  failure to maintain insurance as required under the loan documents or pay the amount of any deductible required thereunder following a casualty or other insurance claim, provided that current cash flow is sufficient and available pursuant to our management agreement for payment of the deductible and further provided that the lender permits cash flow from the property to be applied for such purpose;

  •
  failure to maintain our status as a single-purpose entity;

  •
  removal of personal property by the borrower from the property outside of the ordinary course of business during the continuance of an event of default in violation of the loan agreement, unless replaced with personal property of the same utility and of the same or greater value and utility; or

  •
  payment of any fees or commissions by the borrower to any affiliate in violation of the loan documents.

        Additionally, all obligations to the lender as contemplated by the loan documents are fully recourse to the guarantors in the event that:

  •
  there is any unauthorized transfer of the property or any other collateral or any interest therein (including liens and encumbrances other than permitted encumbrances (as defined in the loan agreement)), or a prohibited change of control or prohibited pledge of equity, in each case, in violation of the loan documents;

  •
  the borrower files, consents to or otherwise acquiesces in a petition for bankruptcy, insolvency, dissolution or liquidation under the Federal Bankruptcy Code, or the Bankruptcy Code, or any other federal or state bankruptcy or insolvency law;

  •
  the borrower or any of its affiliates (including the guarantors) colludes with other creditors to cause an involuntary filing under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law with repect to the borrower, or the borrower terminates one or more independent directors for the purpose of facilitating a bankruptcy filing;

  •
  the borrower fails to be, and at all times have been, a single-purpose entity, which failure results in the substantive consolidation of the borrower with an affiliate in bankruptcy or similar proceeding.

        If the borrower fails to pay in full when due any of the foregoing guaranteed obligations, the guarantors will promptly pay the same, without any further demand or additional notice. Past-due obligations of the guarantors will be subject to a default rate of interest.

        Our loan agreement also provides that if Mr. De Baets and ER Merry Way, collectively, fail to maintain a net worth (as defined in the loan agreement) of at least $20.0 million and cash liquidity of at least $5.0 million, or otherwise default under the guaranty agreement (see above under "—Guaranty"), we would be in default under our loan agreement and our lender could exercise all remedies available to it, including accelerating our debt or foreclosing on the St. Regis Aspen Resort.

Restrictions on Our Ability to Pay Dividends

        Our loan agreement provides (1) that in the event (A) that we fail to meet certain minimum debt yield thresholds, (B) of a material default (after the expiration of any applicable notice and cure periods) by our Hotel Manager under the hotel management agreement, (C) that our Hotel Manager files or is the subject of a bankruptcy petition, a trustee or receiver is appointed for the Hotel Manager's assets, or the Hotel Manager is adjudicated insolvent or makes an assignment for the benefit of creditors, or (2) during the continuance of an event of default, under the loan agreement, we are not permitted to make distributions to our stockholders, even if necessary to maintain our status as a REIT for U.S. federal income tax purposes. See "Risk Factors—Risks Related to Our Business—Our loan agreement may restrict our ability to make distributions to our stockholders."

MANAGEMENT

Our Directors, Director Nominees, Executive Officers

        Upon the completion of this offering and the contribution transactions, our board of directors will consist of four directors, including a majority of independent directors for purposes of the New York Stock Exchange corporate governance listing standards and Rule 10A-3 under the Exchange Act. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. The first annual meeting of our stockholders after completion of this offering and the contribution transactions will be held in 2018. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, or MGCL, nor more than 15. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

        The following table sets forth certain information concerning the entities and individuals who are our executive officers, directors, director nominees and certain other key employees:

Name	Age	Position
Stephane De Baets	48	President, Chief Executive Officer and Chairman
Michael Wirth	59	Chief Financial Officer, Secretary and Treasurer
Scott Alper	42	Director Nominee
Allan Grafman	64	Director Nominee
Steven K. Orr	64	Director Nominee

Executive Officer, Director, and Director Nominee Biographical Information

        Set forth below is the biographical information of our executive officers, directors and director nominees listed above.

        Stephane De Baets.    Stephane De Baets has served as the president and chief executive officer of our company and the chairman of our board of directors since our company's inception. Mr. De Baets has approximately 20 years of experience in asset management, financial structuring, and mergers and acquisitions. Mr. De Baets has advised companies in both Asia and the United States and has significant experience and professional networks in both real estate and hospitality. Mr. De Baets founded Elevated Returns LLC, which is the majority owner of our Manager, and has served as its chief executive officer and president since its formation in April 2014. Since April 2008, Mr. De Baets has been Managing Partner at OptAsia Capital Co., Ltd., a professional financial advisory firm located in Bangkok, Thailand, which is focused on Asian-based transactions and outbound investments for Thai nationals. From February 2003 to April 2008, Mr. De Baets served as head of corporate finance in Bangkok at Grant Thornton LLP, where he advised listed and unlisted companies in their mergers and acquisitions and capital-raising strategies. From February 1999 to March 2001, Mr. De Baets served as director at Devonshire Capital, a boutique investment bank. Mr. De Baets also assisted in structuring and executing several takeovers of listed and unlisted companies. Mr. De Baets received a master's degree in management sciences, finance and marketing from Université Libre de Bruxelle, Solvay Business School, and received a bachelor of arts degree in business administration from Solvay Business School of Management.

        Mr. De Baets is the chairman of our board of directors and we believe that his experience, leadership skills and extensive knowledge of our company and the industry qualify him to serve in this position.

        Michael Wirth.    Michael Wirth has served as the chief financial officer, secretary and treasurer of our company since its inception and has been a C-suite executive for over 16 years. During his career he has led and executed five initial public offerings of newly organized or start-up companies. Mr. Wirth has over 32 years of experience in the financial services and real estate sectors. Since April 2016, Mr. Wirth has been the chief financial officer and chief operating officer for Cape Advisors, Inc., a real estate development company in New York City, Long Island and New Jersey. In addition, Mr. Wirth currently serves as lead independent director on the board of Quontic Bank, a community bank, and serves as the chairman of its executive committee and the audit committee. From January 2014 to March 2016, Mr. Wirth served as the chief executive officer and chairman of the board of directors at Maiden Lane Jewelry, Ltd., a wholesaler and manufacturer of jewelry with sales to independent jewelry retailers. From August 2012 to February 2014, Mr. Wirth was the founding principal of Quiddity Group LLC, a corporate advisory firm, providing real estate and regulatory advisory services to real estate and hospitality entities and financial services enterprises. From November 2006 to July 2012, Mr. Wirth served as the chief financial officer, executive vice president and chief compliance officer at KCAP Financial, Inc. (formerly Kohlberg Capital Corporation), a NASDAQ-listed business development company ("KCAP") that makes debt and equity investments in middle-market companies, and the chief financial officer of Katonah Debt Advisors, its wholly owned asset manager. From 2003 to 2006, Mr. Wirth was a co-founder, chief financial officer and executive vice president of New York Mortgage Trust, Inc., a mortgage REIT that completed its initial public offering in 2004, and is listed as NYMT on NASDAQ. From 2002 to 2003, Mr. Wirth served as the chief financial officer of Newcastle Investment Corp. (now known as Drive Shack Inc.), a mortgage REIT; Mr. Wirth also served as a senior vice president of Fortress Investment Group LLC, the external advisor of Newcastle, from 2002 to 2003. From 2000 to 2002, Mr. Wirth served as the senior vice president and chief financial officer of Charter Municipal Mortgage Acceptance Company (now known as Centerline Holding Company), a multi-family residential finance company, American Mortgage Acceptance Company, a mortgage REIT, and Aegis Realty Inc., a retail property REIT; Mr. Wirth also served as a senior vice president of Related Capital Company, which externally managed each of the foregoing companies, from 2000 to 2002. From 1997 to 2000, Mr. Wirth served as a vice president at CGA Investment Management, Inc., a monoline insurer of structured debt and an investor in real estate and asset-backed securities. From 1983 to 1997, Mr. Wirth was a senior manager with Deloitte & Touche LLP, a multinational professional services firm, and specialized in transaction, valuation and consulting services to the real estate and financial services industries. Mr. Wirth received a bachelor of business administration degree from Georgia State University and is a member of the American Institute of Certified Public Accountants.

        In 2012, Mr. Wirth, in his capacity as Chief Financial Officer of KCAP Financial, Inc. (NASDAQ:KCAP), entered into a joint administrative settlement (along with KCAP Financial Inc.'s Chief Executive Officer and Chief Operating Officer) with the Commission as a result of a restatement of the financial statements for KCAP Financial, Inc. arising out of the valuation for KCAP Financial, Inc.'s assets. Without admitting or denying the findings of the Commission, Mr. Wirth consented to the entry of an order instituting cease-and-desist proceedings against him and paid a civil fine of $50,000. A cease-and-desist order was imposed against Mr. Wirth requiring that he not commit future violations of Section 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11 and 13a13 promulgated thereunder. In connection with this matter, the Commission did not allege that Mr. Wirth engaged in fraudulent conduct, or acted recklessly or intentionally.

        Scott Alper.    Mr. Alper currently serves as the President and Chief Investment Officer as well as a partner at Witkoff Group LLC ("Witkoff") a privately held, global real estate development and investment firm headquartered in New York City. Mr. Alper is responsible for overseeing all aspects of Witkoff's investments, operations, leasing, development, and financings. Since joining Witkoff in September 1997, Mr. Alper has overseen both equity and structured investments predominately in residential, hospitality, and office asset classes. Mr. Alper holds a bachelor of sciences degree from the New York University Stern School of Business and currently is on the Board of Governors of the Real Estate Board of New York and the Board of the Madison Square Park Conservancy.

        Allan Grafman.    Mr. Grafman has served as an officer and/or director of a number of companies over the past 35 years. Since January 1996, Mr. Grafman has served as the chief executive officer of All Media Ventures, which he founded and which assists companies with raising capital, identifying market opportunities, licensing brands and developing business. From September 2005 to September 2013, he served as operating partner of Mercury Capital Partners, a private equity investment fund. From 2002 to 2005, Mr. Grafman served as president of Archie Comics. Mr. Grafman also served as president and chief executive officer of Modelwire from 2000 to 2001. Earlier in his career, Mr. Grafman served as executive vice president and chief financial officer of Hallmark Entertainment, vice president and managing director of Tribune Company and vice president and general manager of Disney/ABC/Capital Cities Cable Television. Mr. Grafman served as chairman of the board of Majesco from May 2007 to December 2014. Mr. Grafman is also active in a number of corporate governance advisory boards, including the National Association of Corporate Directors. Mr. Grafman holds masters degrees in finance and economics from Columbia University, and a bachelor of arts degree from Indiana University in Russian language and literature.

        Steven K. Orr.    Mr. Orr co-founded Orr Associates, Inc., a consulting firm with offices in Washington, D.C. and New York City that supports operations and fundraising for nonprofits, in May 1991, and currently serves as managing partner and board member. He is responsible for coordinating strategy and execution for capital campaigns and fundraising events. Mr. Orr has served on the board of CariClub Inc. since June 2015, and has been Managing Member of Project 5A LLC since October 2009, Orr Family Aspen LLC since December 2016, and Keala Ranch #5 LLC since February 2017. Mr. Orr holds a masters degree in international management from the Thunderbird School of Global Management at Arizona State University and a bachelor of arts degree in finance and marketing from Michigan State University.

Executive Officers of our Manager

        Messrs. De Baets and Wirth are the executive officers at our Manager and their biographical information is included above.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  Our board of directors is not staggered, with each of our directors subject to re-election annually.

  •
  Of the four persons who will serve on our board of directors upon the completion of this offering and the contribution transactions, we expect that our board of directors will determine that three of our directors are independent for purposes of the NYSE American corporate governance listing standards and Rule 10A-3 under the Exchange Act.

  •
  To avoid actual and perceived conflicts of interests between us and holders of our OP units, certain decisions of our board of directors must also be approved by a majority of our independent directors.

  •
  We anticipate that at least one of our independent directors will qualify as an "audit committee financial expert" as defined by the Commission and NYSE American standards and rules.

  •
  We have opted out of the control share acquisition statute in the MGCL and have exempted from the business combinations statute in the MGCL transactions between us and (1) any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) Mr. De Baets and his affiliates and (3) persons acting in concert with any of the foregoing.

        Our business is managed by our Manager and our senior management team, subject to the supervision and oversight of our board of directors. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or non-independent directors.

Our Board's Role in Risk Oversight

        Our board of directors will play an active role in overseeing management of our risks. Upon the completion of this offering and the contribution transactions, the committees of our board of directors will assist our full board of directors in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us and our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements, and our nominating and corporate governance committee will focus primarily on reputational and corporate governance risks relating to our company, including the independence of the members of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

        Our business is managed by our Manager, subject to the supervision and oversight of our board of directors. Upon the completion of this offering, a majority of our board of directors will be "independent," as determined by the requirements of the NYSE American. Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

        Upon the completion of this offering and the contribution transactions, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE American. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

        The audit committee will be comprised of Messrs. Alper, Grafman and Orr, each of whom will be an independent director and "financially literate" under the rules of the NYSE American or another national securities exchange. Mr. Grafman will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the applicable SEC regulations.

        The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

        The compensation committee will be comprised of Messrs. Alper, Grafman and Orr, each of whom will be an independent director. Mr. Grafman will chair our compensation committee. The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our Manager, (4) review the compensation and fees payable to our Manager under the management agreement, (5) prepare compensation committee reports and (6) administer the issuance of any common stock issued to the personnel of our Manager who provide services to us.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee will be comprised of Messrs. Alper, Grafman and Orr, each of whom will be an independent director. Mr. Grafman will chair our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our officers.

        It also will periodically prepare and submit to the board of directors for adoption the committee's selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board of directors nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors' performance as a whole and of the individual directors and report thereon to the board.

Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager's officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

        We will pay a $40,000 annual base director's fee to each of our independent directors. Base directors' fees will be paid in cash. In addition, the chair of the audit committee will receive an additional annual cash retainer of $5,000. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

        We will pay directors' fees only to those directors who are "independent" under the NYSE American listing standards. We have not made any payments to our independent director nominees since our inception.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our officers, who are officers and employees of our Manager, do not receive cash compensation from us for serving as our officers.

        Except for certain equity grants, our Manager is responsible for, and we do not reimburse our Manager or its affiliates for, the salaries and benefits to be paid to personnel of our Manager who serve as our named executive officers. Instead, we will pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel, including those who serve as our other named executive officers.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers, the indemnification of our directors and officers and the relevant provisions of Maryland law, see "Certain Provisions of Maryland Law and Our Charter and Bylaws—Indemnification and Limitation of Directors' and Officers' Liability."

        We intend to obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors, executive officers and certain other parties upon the completion of this offering and the contribution transactions.

Rule 10b5-1 Sales Plans

        Subject to applicable "lock-up" agreements executed in connection with this offering, our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

THE STRUCTURE AND FORMATION OF OUR COMPANY

Our Structure

        We were formed as a Maryland corporation on December 22, 2016. We will conduct our business through an umbrella partnership, or UPREIT, structure, in which the St. Regis Aspen Resort is wholly owned indirectly by our operating partnership, Aspen OP, LP. Aspen REIT is the sole general partner of our operating partnership and has the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the limited partnership agreement. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

        Through a series of transactions that we expect will occur prior to or concurrently with the completion of this offering, or the contribution transactions, we will acquire the St. Regis Aspen Resort. Our acquisition of these assets will be completed pursuant to a contribution and sale agreement, pursuant to which our Predecessor, an entity owned in part by Mr. De Baets, will contribute the asset to our operating partnership in exchange for an aggregate of 1,743,368 OP units and $32.5 million in cash. The historical net tangible book deficit of the St. Regis Aspen Resort as of September 30, 2017 is estimated to be approximately $19.9 million. Upon the completion of this offering and the contribution transactions, our Predecessor, an entity in which Mr. De Baets is an indirect investor and serves as the president, is expected to own 51.0% of the equity interests in our operating partnership.

        In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests applicable to a REIT, we cannot directly or indirectly operate the St. Regis Aspen Resort. Accordingly, we will lease the St. Regis Aspen Resort to our TRS, which will be wholly owned by our operating partnership. Our TRS will pay rents to us that will be treated as "rents from real property," provided that our Hotel Manager is an "eligible independent contractor" and certain other requirements are met. We believe that our Hotel Manager meets these qualifications. See "Risk Factors—Risks Related to Our Qualification as a REIT—If our Hotel Manager does not qualify as an "eligible independent contractor" or if the St. Regis Aspen Resort is not a "qualified lodging facility," we will fail to qualify to be taxed as a REIT."

Our History

        The St. Regis Aspen Resort opened in 1992 as a Ritz-Carlton Hotel. In 1998, the property was converted to the St. Regis brand when it was purchased by Starwood, or our Hotel Manager. On October 30, 2010, 315 East Dean Associates, Inc., our Predecessor and an entity in which Mr. De Baets is an indirect investor and serves as the president, purchased the St. Regis Aspen Resort from Starwood for approximately $70.0 million ($390,000 per room). We refer to this acquisition as the 2010 Acquisition. Starwood has managed the St. Regis Aspen Resort since 1998, and in connection with the 2010 Acquisition, our Predecessor entered into a hotel management agreement with Starwood to continue its management of the hotel. The St. Regis brand provides a luxury experience at over 30 hotels around the world, including the St. Regis Aspen Resort. On September 23, 2016, Marriott International Inc., or Marriott, completed the acquisition of Starwood, after which Starwood became an indirect wholly owned subsidiary of Marriott, a worldwide operator, franchisor, and licensor of hotels and timeshare properties under numerous brand names. At year-end 2016, Marriott operated 1,821 properties (521,552 rooms) under long-term management agreements with property owners, 48 properties (10,933 rooms) under long-term lease agreements with property owners, and 22 properties (9,906 rooms) that it owns.

 PRINCIPAL STOCKHOLDERS

        The following table presents information regarding the beneficial ownership of our common stock before and after giving effect to this offering and the contribution transactions, with respect to:

  •
  each person who is the beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our directors, director nominees and named executive officers; and

  •
  all of our directors, director nominees and executive officers as a group.

        Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers. Except as indicated in the footnotes to the table below, the business address for each of the persons named below is c/o Elevated Returns, LLC, 96 Spring Street, 6th Floor, New York, New York, 10012.

	Common Stock and OP Units Beneficially Owned
	Immediately Prior to the Completion of this Offering and the Contribution Transactions				Upon the Completion of this Offering and the Contribution Transactions
Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of All Shares of Common Stock	Number of OP Units in our Operating Partnership Beneficially Owned	Percentage of All OP Units in our Operating Partnership	Number of Shares of Common Stock Beneficially Owned	Percentage of All Shares of Common Stock(2)	Number of OP Units in our Operating Partnership Beneficially Owned	Percentage of All OP Units in our Operating Partnership(3)
Directors, Director Nominees and Named Executive Officers:
Stephane De Baets(4)	100	100.0%	—	—	—	—	1,743,368	51.0%
Michael Wirth	—	—	—	—	—	—	—	—
Scott Alper	—	—	—	—	—	—	—	—
Steven K. Orr	—	—	—	—	—	—	—	—
All Directors, Director Nominees and Executive Officers as a Group (5 persons)	100	100.0%	—	—	—	—	1,743,368	51.0%
Beneficial Owners of More than 5% of Outstanding Common Stock and Certain Other Stockholders:
315 East Dean Associates, Inc.(4)	—	—	—	—	—	—	1,743,368	51.0%

*
Denotes less than 1%.

(1)
A person is deemed to be the beneficial owner of any common stock or OP units in our operating partnership if that person has or shares voting power or investment power with respect to those common stock or OP units, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of common stock or OP units and "investment power" is the power to dispose or direct the disposition of common stock or OP units.

(2)
Assumes a total of 1,675,000 shares of our common stock are outstanding immediately upon the completion of this offering.

(3)
Assumes a total of 3,418,368 OP units are outstanding immediately upon the completion of this offering, of which 1,675,000 OP units will be held by us. OP units may be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis under certain circumstances beginning 12 months after the closing of this offering.

(4)
Mr. De Baets is the beneficial owner of OP units. His 1,743,368 OP units are held indirectly through 315 East Dean Associates, Inc., an entity in which Mr. De Baets is an indirect investor and serves as the president. Concurrent with this offering, we expect to redeem at cost the 100 shares of our common stock held by Mr. De Baets.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Material Benefits to Related Parties

        Upon the completion of this offering and the contribution transactions, our executive officers, directors and director nominees will have received material financial and other benefits, as described below.

Stephane De Baets

        In the case of Stephane De Baets, our chairman, chief executive officer and president, an entity in which Mr. De Baets is an indirect investor and serves as the president will have received 1,743,368 OP units and $32.5 million in cash; Mr. De Baets' pro rata portion of the historical net tangible book deficit of the St. Regis Aspen Resort as of September 30, 2017, is estimated to be approximately $2.5 million. In addition, Mr. De Baets will have received the benefits of the indemnification agreement and the registration rights agreement as described below.

Michael Wirth

        Michael Wirth, our chief financial officer, secretary and treasurer, will have received the benefits of the indemnification agreement as described below.

Scott Alper

        Scott Alper, a director nominee, will have received the benefits of the indemnification agreement as described below.

Steven K. Orr

        Steven K. Orr, a director nominee, will have received the benefits of the indemnification agreement as described below.

Allan Grafman

        Allan Grafman, a director nominee, will have received the benefits of the indemnification agreement as described below.

Indemnification Agreements for Officers and Directors

        We intend to enter into indemnification agreements with our directors and our executive officers that will be effective upon the completion of this offering and the contribution transactions. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Our Management—Limitation of Liability and Indemnification."

Registration Rights Agreement

        We intend to provide registration rights to holders of our common stock (including common stock issuable upon redemption of OP units) issued in connection with our contribution transactions. See "Shares Eligible for Future Sale—Registration Rights Agreement."

Lock-up Agreements and Other Contractual Restrictions on Resale

        In connection with the contribution transactions, our Predecessor has entered into a lock-up agreement with us that provides that our Predecessor may not redeem or otherwise transfer any of its

OP units during the term of our loan agreement without our prior written consent. In addition, the lock-up agreement provides that our Predecessor cannot make distributions to its shareholders unless Mr. De Baets and Ms. Jaruthavee agree to be subject to lock-up agreements with our operating partnership on the same terms as the lock-up agreement with our Predecessor.

Management Agreement

        Concurrently with the completion of this offering and the contribution transactions, we and our operating partnership will enter into a management agreement with our Manager. Pursuant to the terms of the management agreement, our Manager will perform certain services for us, subject to oversight by our board of directors. For a summary of the principal terms of our management agreement, see "Our Principal Agreements—Management Agreement."

        Messrs. De Baets and Wirth, our named executive officers, are also employees of our Manager. As a result, this management agreement was negotiated between related parties, and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. See "Risk Factors—Risks Related to Our Structure and Our Relationship with Our Manager—The management agreement with our Manager was not negotiated on an arm's-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party."

Hotel Lease

        In order for us to qualify to be taxed as a REIT, none of Aspen REIT, our operating partnership or any subsidiary can operate the St. Regis Aspen Resort. A subsidiary of our operating partnership will lease the St. Regis Aspen Resort to our TRS, and the St. Regis Aspen Resort will be managed by an "eligible independent contractor," within the meaning of Section 856(d)(9) of the Code. The lease of the St. Regis Aspen Resort will be between two related parties controlled by us. See "Our Principal Agreements—Hotel Lease."

Lease Agreement with Chefs Club

        On April 3, 2013, we entered into a lease agreement with Chefs Club Aspen Inc., or Chefs Club, an entity managed and owned in part by Mr. De Baets, pursuant to which we lease restaurant space to Chefs Club. The lease agreement has an initial term ending on March 31, 2023 and may be extended by Chefs Club at its option for two additional terms of 5 years each.

        Base rent currently payable under the lease agreement is $132,000 per year, payable in $11,000 monthly installments. The base rent is subject to adjustment on January 1 every third year to the higher of (i) the product of the base rent then payable multiplied by a consumer price index, or CPI, increase factor (as defined in the lease agreement) or (ii) 10.0%.

        Subject to certain notice requirements, we have the right to close the St. Regis Aspen Resort or the portion of the hotel that is leased to Chefs Club if, in our reasonable discretion, it is in our interest to do so. In the event that such closure is reasonably expected to be permanent, we or Chefs Club have the right to terminate the lease, subject to certain notice requirements.

Conflicts of Interest

        Following completion of this offering and the contribution transactions, there may be conflicts of interest with respect to certain transactions between the holders of OP units and our stockholders. In particular, the consummation of certain business combinations or the sale of all or substantially all of our interests in the St. Regis Aspen Resort could have adverse tax consequences to holders of OP units that would make those transactions, which may be desirable to our stockholders, less desirable to our holders of OP units. Although we are not required to take into account any OP unit holder's individual tax position in considering a transaction, we are not prohibited from doing so. Certain members of our senior management team and directors received OP units as part of the contribution transactions.

        We did not conduct arm's-length negotiations with the parties involved regarding the terms of the contribution transactions. In the course of structuring the contribution transactions, certain members of our senior management team and other contributors had the ability to influence the type and level of benefits that they received from us.

Related Person Transaction Policy

        Our board of directors will adopt a written related person transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review, approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Under the policy, related person transactions will be approved or ratified by our board of directors or a duly authorized committee of the board of directors. Directors will recuse themselves from any vote on a related person transaction in which they have an interest.

        We do not have a policy regarding related parties engaging for their own account in business activities of the type conducted by us; however, none of Mr. De Baets, our Manager or Elevated Returns currently has any intent to acquire or manage any properties in the Aspen area that compete directly with the St. Regis Aspen Resort.

 DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and our bylaws, each as amended and restated and is in effect upon the completion of this offering. For a more complete understanding of our capital stock, we encourage you to read carefully this entire Offering Circular and the documents incorporated by reference herein, as well as our charter and our bylaws, copies of which are filed with the Commission and which we incorporate by reference as exhibits to the offering statement of which this Offering Circular is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval. As of September 30, 2017, 100 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding. Concurrent with this offering, we expect to redeem at cost the 100 shares of our common stock currently held by Mr. De Baets. After giving effect to this offering and the contribution transactions, 1,675,000 shares of our common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely by reason of their status as stockholders.

Shares of Common Stock

        All of the shares of our common stock offered by this Offering Circular will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock, classified now or in the future, and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock classified in the future, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights (unless otherwise determined by our board of directors) and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation if all of the equity interests of the transferee entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

        In order for us to qualify to be taxed as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify to be taxed as a REIT, we must satisfy other requirements as well. See "U.S. Federal Income Tax Considerations—Requirements for Qualification—General."

        Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, after the completion of this offering and subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock, or the aggregate outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the "ownership limit." An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of our stock described below is referred to as a "prohibited owner" if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of shares of our stock in violation of the ownership limit or other restriction.

        The constructive ownership rules under the Code are complex and may cause shares of stock actually owned by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns beneficially or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit.

        Our board of directors may, in its sole discretion, subject to such conditions and the receipt of such representations and undertakings as it may require, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT. As a condition of its waiver or grant of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure our qualification as a REIT.

        In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit or any component thereof for all other persons and entities unless, after giving effect to such increase, we would be "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or we would otherwise fail to qualify to be taxed as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person's or entity's percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock or stock of any class or series, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

        Upon the completion of this offering and the contribution transactions, our charter will further prohibit:

  •
  any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;

  •
  any person from beneficially or constructively owning shares of our stock that would cause any hotel manager, including Starwood to fail to qualify as an "eligible independent contractor" that operates a "qualified lodging facility" as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively, on behalf of our TRS lessee; and

  •
  any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply, in whole or in part, if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any such restriction or limitation is no longer required in order for us to qualify to be taxed as a REIT.

        If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

        Shares of stock transferred to the trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price (such as a devise or a gift), the last reported sales price on the NYSE American (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust) and (ii) the market price per share on the date we accept, or our designee accepts, the offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described below, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and pay any dividends or other distributions held by the trustee with respect to such shares of stock to the charitable beneficiary.

        If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price (such as a devise or a gift), the last sales price reported on the NYSE American (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trust as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with other amounts held by the trustee with respect to such shares. In addition, if, prior to discovery by us that shares of stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand, for distribution to the charitable beneficiary. The prohibited owner has no rights in the shares held by the trust.

        The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trust upon demand.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        In addition, if our board of directors determines that a proposed transfer or other event would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems necessary or advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder's name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        These restrictions on ownership and transfer will not apply, in whole or in part, if our board of directors determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT or that compliance with any such restriction or limitation is no longer required in order for us to qualify to be taxed as a REIT.

Listing

        We intend to apply to list our common stock on the NYSE American under the symbol "AJAX." Our common stock will not commence trading on the NYSE American until all of the following conditions are met: (i) this offering is completed; and (ii) we have filed a registration statement on Form 8-A under the Exchange Act and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the Commission qualifies the offering statement of which this Offering Circular is a part, including any post-qualification amendments to the offering statement that may be necessary. For further information, see "Risk Factors—Risks Related to Our Common Stock and This Offering—There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares."

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our common stock to be Broadridge Corporate Issuer Solutions, Inc.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

        The following description of certain provisions of the MGCL and our charter and bylaws, each as amended and restated and as in effect upon the completion of this offering, is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, copies of which are filed with the Commission and which we incorporate by reference as exhibits to the offering statement of which this Offering Circular is a part.

Our Board of Directors

        Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify our bylaws to change that range. Upon the completion of this offering and the contribution transactions, and subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote generally will be able to elect all of our directors at any annual meeting.

Removal of Directors

        Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as provided under the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (1) any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) Mr. De Baets and his affiliates and (3) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There is no assurance that our board of directors will not amend or repeal this resolution in the future.

        The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) a director of the corporation who is also an employee of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an "acquiring person statement" as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

  •
  a classified board of directors;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and (if the board of directors is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the completion of this offering), vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board of directors, with or without cause, (2) vest in the board of directors the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board of directors, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

        Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any other business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to call the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

        Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our board of directors without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and to set the terms of such newly classified or reclassified shares. See "Description of Capital Stock."

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Exclusive Forum for Certain Litigation

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws, or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine.

Dissolution of Our Company

        The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record at the time of giving the notice required by our bylaws, as of the record date for such meeting and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record at the time of giving notice, as of the record date for such meeting and at the time of the special meeting, is entitled to vote at the meeting in the election of each such nominee and has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and to the extent deemed necessary or advisable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if we were to opt in to the classified board of directors or other provisions of Subtitle 8, or if we were to rescind the provision in our bylaws opting out of the control share provisions of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we also may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the he or she did not meet the standard of conduct.

        Our charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        In addition, we may, with the approval of our board of directors, provide such indemnification and advancement of expenses to an individual who served any predecessor of our company in any of the capacities described above.

        Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify to be taxed as a REIT.

LIMITED PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

        The following is a summary of certain key terms of the Amended and Restated Limited Partnership Agreement of our operating partnership, which we refer to as our "operating partnership agreement," including the partnership unit designations in effect. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our operating partnership agreement, a copy of which is filed as an exhibit to the offering statement of which this Offering Circular is a part. See "Where You Can Find More Information." Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms of our operating partnership agreement.

General

        Our operating partnership's partnership interests are currently classified as OP units. Aspen REIT is currently the general partner of our operating partnership and is authorized to cause our operating partnership to issue additional partnership interests at such prices and on such other terms as we determine in our sole discretion.

        Our operating partnership is structured to permit each OP unit holder (other than the general partner in its capacity as a limited partner), through the exercise of its redemption rights beginning one year after the completion of this offering and the contribution transactions, to redeem its OP units in our operating partnership for cash in an amount equal to the product of the per share market value of our common stock multiplied by the number of OP units in our operating partnership to be redeemed by such holder, subject to certain adjustments, as described in our operating partnership agreement. However, we may determine, in our sole and absolute discretion, to satisfy any such redemption request in exchange for our common stock equal to the number of OP units in our operating partnership to be redeemed, subject to certain adjustments as described in our operating partnership agreement, in lieu of cash. For further detail on redemption and exchange, see "—Redemption of OP Units."

        The general partner of our operating partnership is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. The general partner has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership; provided, however, that the approval of the holders of a majority of the OP units may be required for certain actions, generally including amendments to our operating partnership agreement (except as discussed below and in our operating partnership agreement) and any action in contravention of an express prohibition or limitation of our operating partnership agreement, including any merger, consolidation or other combination, or sale of all or substantially all of our assets, in a transaction which results in a change of control of our operating partnership. See "—Transferability of the General Partner Interest in our Operating Partnership; Extraordinary Transactions." The general partner may not perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in our operating partnership agreement or under the Delaware Revised Uniform Limited Partnership Act.

        No amendment to our operating partnership agreement may be made without the consent of the general partner of our operating partnership and the consent of the holders of more than 50% of the outstanding OP units held by holders other than us. Under certain circumstances, our operating partnership agreement expressly provides that the general partner may amend our operating partnership agreement in its sole discretion, without the consent of the other partners, such as to (1) reflect sales, exchanges, conversions, transfers, redemptions, capital contributions, the issuance of additional partnership units or similar events having an effect on a partner's ownership of partnership units, or (2) reflect the admission of additional partners to our operating partnership.

Regulatory Requirements

        Our operating partnership agreement provides that our operating partnership is to be operated in a manner that will (i) allow our company to satisfy the requirements for qualification and taxation as a REIT under the Code and avoid any U.S. federal income or excise tax liability and (ii) ensure that our operating partnership will not be classified as a "publicly traded partnership" taxable as a corporation for purposes of Section 7704 of the Code.

Distributions

        The partnership agreement of our operating partnership provides that our operating partnership will distribute cash flow from operations to the partners of our operating partnership in accordance with their relative percentage interests at such times and in such amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one share of our common stock.

        To satisfy the requirements to qualify to be taxed as a REIT and generally not be subject to U.S. federal income and excise tax, our current policy is to cause our operating partnership to pay distributions to holders of OP units which, on an annual basis, will equal all or substantially all of our taxable income. Any distributions we and our operating partnership make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Delaware law and such other factors as our board of directors deems relevant. For more information, see "Distribution Policy."

Redemption of OP Units

        Subject to certain limitations and exceptions as described in our operating partnership agreement, one year after the date of the completion of this offering and the contribution transactions, each existing holder of OP units at the time of completion of this offering and the contribution transactions (other than us) will have the right to cause our operating partnership to redeem all or a portion of his, her or its OP units for cash in an amount equal to the product of the per share market value of our common stock multiplied by the number of OP units in our operating partnership to be redeemed by such holder, subject to certain adjustments, as described in our operating partnership agreement. The market value of a common share for this purpose will be equal to the average of the closing trading price of a common share on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to us. If a holder of OP units has tendered its OP units for redemption, we, in our sole and absolute discretion, may elect to assume and satisfy our operating partnership's obligation and acquire some or all of the tendered OP units in exchange for shares of common stock, on a one-for-one basis, subject to certain adjustments, in lieu of our operating partnership paying cash for such tendered OP units. A tendering OP unit holder may elect to withdraw its redemption request at any time prior to the acceptance of cash or shares of common stock from our company. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares of common stock upon such exercise would result in any person owning shares in excess of the ownership limit or any other restriction on ownership and transfer of our shares of common stock set forth in our charter.

        In connection with the contribution transactions, our operating partnership has entered into a lock-up agreement with our Predecessor that provides that our Predecessor may not redeem or otherwise transfer any of its OP units during the term of our loan agreement without our prior written consent. In addition, the lock-up agreement provides that our Predecessor cannot make distributions to its stockholders unless Mr. De Baets and Ms. Jaruthavee agree to be subject to lock-up agreements with our operating partnership on the same terms as our lock-up agreement with our Predecessor described above.

Transferability of Limited Partner Interests

        The limited partners of our operating partnership will not be able to transfer their OP units, in whole or in part, without the general partner's written consent; provided that (i) a limited partner may transfer all or any portion of its OP units for bona fide estate planning purposes to an immediate family member or the legal representative, estate, trustee or other successor in interest, as applicable, of such limited partner and (ii) subject to the satisfaction of certain conditions, the general partner will not unreasonably withhold its consent to any transfer beginning after one year after the completion of this offering and the contribution transactions.

Transferability of the General Partner Interest in our Operating Partnership; Extraordinary Transactions

        We, as general partner of our operating partnership, will not be able to (i) voluntarily withdraw from our operating partnership, or (ii) transfer or assign our general partner interest in our operating partnership, including our limited partner interest, without the consent of more than 50% of the OP unit holders, unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or shares of common stock of our company. In addition, subject to certain limited exceptions, we, as the general partner, will not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets, in a transaction which results in a change of control of the company unless approved by at least a majority of the holders of shares of our common stock and OP units voting as a single class (assuming conversion of OP units into shares of common stock on a one-for-one basis). Procedurally, we will hold a stockholder vote and then an OP unit vote. For the purposes of the OP unit vote, we will be deemed to have voted our OP units in proportion to the manner in which all of our outstanding shares of common stock were voted in our stockholder vote. Limited partners holding OP units shall be entitled to cast a number of votes equal to the total votes they would have been entitled to cast at our stockholders meeting had they exchanged their OP units for shares of our common stock as of the record date for the stockholders meeting.

        Our operating partnership may also merge with or into or consolidate with another entity without the consent of the limited partners if (i) consummated in connection with a merger, consolidation or other combination of the general partner, or the sale of substantially all of its assets, in compliance with the standards set forth under the heading "—Transfer of General Partner Interest in Operating Partnership; Extraordinary Transactions," or (ii) immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner's obligations under our operating partnership agreement and our partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

        We also may (1) transfer all or any portion of our directly or indirectly held general partnership interest to a wholly owned subsidiary, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which our shares of common stock are listed.

Dissolution of our Operating Partnership

        Our operating partnership will continue in full force perpetually or until sooner dissolved in accordance with its terms or as otherwise provided by law.

 SHARES ELIGIBLE FOR FUTURE SALE

        After giving effect to this offering and the contribution transactions, we will have 1,675,000 shares of common stock outstanding, and 1,743,368 OP units outstanding, which are exchangeable on a one-for-one basis into common stock after an agreed period of time and certain other conditions.

        Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See "Risk Factors—Risks Related to Our Common Stock."

        For a description of certain restrictions on ownership and transfer of common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Rule 144

        Any additional shares of common stock that may be issued upon exchange of OP units will, when issued, be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act, or Rule 144.

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Redemption/Exchange Rights

        Upon the completion of this offering and the contribution transactions, our operating partnership will have issued an aggregate of 1,743,368 OP units. Beginning one year after the date of the completion of this offering and the contribution transactions, each existing holder of OP units at the time of completion of this offering and the contribution transactions (other than us) will have the right to cause our operating partnership to redeem all or a portion of his, her or its OP units for cash in an amount equal to the product of the per share market value of our common stock multiplied by the number of OP units in our operating partnership to be redeemed by such holder, subject to the restrictions on ownership and transfer of our shares contained in our charter and described under the section entitled "Description of Capital Stock—Restrictions on Ownership and Transfer."

        In connection with the contribution transactions, our operating partnership has entered into a lock-up agreement with our Predecessor that provides that our Predecessor may not redeem or otherwise transfer any of its OP units during the term of our loan agreement without our prior written consent. In addition, the lock-up agreement provides that our Predecessor cannot make distributions to its stockholders unless Mr. De Baets and Ms. Jaruthavee agree to be subject to lock-up agreements with our operating partnership on the same terms as our lock-up agreement with our Predecessor described above.

        If a holder of OP units has tendered its OP units for redemption, we, in our sole and absolute discretion, may elect to assume and satisfy our operating partnership's obligation and acquire some or all of the tendered OP units in exchange for shares of common stock, on a one-for-one basis, subject to certain adjustments, in lieu of our operating partnership paying cash for such tendered OP units. Also see "Limited Partnership Agreement of our Operating Partnership."

Registration Rights Agreement

        We have granted registration rights to those persons who received shares of common stock or who will be eligible to receive shares of common stock issuable upon exchange of OP units issued in our contribution transactions. The registration rights agreement requires that as soon as reasonably practicable after the date that is one year after the closing of this offering, but in no event later than 60 calendar days thereafter, we file a shelf registration statement registering the offer and resale of the common stock, including the common stock issuable upon exchange of OP units issued in our contribution transactions on a delayed or continuous basis. We have the right to include common stock to be sold for our own account or other holders in the shelf registration statement. We are required to use all commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof, and to keep such shelf registration statement continuously effective for a period ending when all shares of common stock covered by the shelf registration statement are no longer Registrable Shares, as defined in the shelf registration statement.

        We intend to bear the expenses incident to these registration requirements, except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

Lock-up Agreements

        We, our operating partnership, our Predecessor and our officers, and directors nominees have agreed not to directly or indirectly sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for a period of 180 days after the date of this Offering Circular without the prior written consent of the Lead Agent, subject to certain specific exceptions. For further detail on the terms of the lock-up agreements, see "Plan of Distribution."

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding and disposition of our common stock. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "the company," "we," "our" and "us" mean only Aspen REIT Inc., and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

        This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

        This summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that stockholders hold our common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies, or RICs;

  •
  trust and estates;

  •
  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons holding their interest through a partnership or similar pass-through entity;

  •
  persons holding a 10% or more (by vote or value) beneficial interest in us;

  and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  non-U.S. stockholders (as defined below).

        For purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is: (a) a citizen or resident of the United States; (b) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or (c) an estate or trust whose income is subject to U.S. federal income taxation regardless of its source.

        A non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company

        We intend to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2018, with the filing of our tax return for such taxable year. We believe that we have been organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2018.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of our operations, sources of our income and assets, distribution levels, diversity of share ownership, changes in the actual or constructive ownership of us and our Hotel Manager, which is intended to be an "eligible independent contractor" within the meaning of Section 856(d)(9) of the Code with respect to us for any given year and various qualification requirements imposed upon REITs by the Code. In addition, our ability to qualify to be taxed as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, including our investment in our operating partnership. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain asset and income tests, which depend upon the characterization for U.S. federal income tax purposes and the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to be organized and to operate so that we qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify to be taxed as a REIT, we will generally be entitled to a deduction for dividends that we pay to our stockholders and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

        Non-corporate U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

        With limited exceptions, however, ordinary dividends received by noncorporate U.S. stockholders from us or from other entities that are taxed as REITs are not eligible for the reduced qualified dividend rate. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, under the recently enacted Tax Cuts and Jobs Act, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including "qualified REIT dividends" (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "—Taxation of Stockholders."

        If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

  •
  We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See "—Requirements for Qualification—General" below.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy any provision of the Code that would result in our failure to qualify to be taxed as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the "required distribution," we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of its stockholders, as described below in "—Requirements for Qualification—General."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our TRS if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If we acquire appreciated assets from a C corporation (generally a corporation that is not a REIT, a RIC or a subchapter S corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to tax at the highest U.S. federal corporate income tax rate then applicable on any gain from the disposition of such assets to the extent of the excess of the fair market value of the assets over the basis of such assets on the date they were acquired by us during the 5 year period following our acquisition of the assets from the C corporation. The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when we acquire such assets. Gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is generally excluded from the application of this built-in gains tax.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder's basis in shares of our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

  •
  We will have subsidiaries and may own interests in other lower-tier entities that are C corporations, including our TRS, the earnings of which will be subject to U.S. federal and state corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state and local income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities);

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

  (8)
  that uses a calendar year for U.S. federal income tax purposes;

  (9)
  that has no earnings and profits from any non REIT taxable year at the close of any taxable year; and

  (10)
  which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement, and we believe we had no accumulated earnings and profits with respect to our short taxable year ended December 31, 2016 or with respect to our taxable year ending December 31, 2017.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership (references herein to "partnership" include limited liability companies that are classified as partnerships for U.S. federal income tax purposes), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below.

        However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of our operating partnership and any other partnerships in which we own an equity interest (including equity interests in any lower-tier partnerships), will be treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify to be taxed as a REIT, even though we may have no control, or only limited influence, over the partnership. We expect to hold all of our assets through our operating partnership, which we will have the exclusive power to manage as the sole general partner, subject to the limitations described in the limited partnership agreement. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

        Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under "—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries," that is wholly owned by a REIT, or by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT that have not elected to be taxed as corporations for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Requirements for Qualification—General."

        Taxable REIT Subsidiaries.    A TRS is an entity that is taxable as a corporation in which the REIT owns, directly or indirectly, an equity interest, including stock, and that elects, together with the REIT, to be treated as a TRS under the Code. In addition, if a TRS of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is a regular corporation subject to U.S. federal income tax, and state, local or non-U.S. income tax where applicable, at applicable corporate rates. If dividends are paid to us by a TRS then a portion of the dividends from us to our stockholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders." The income and assets of our TRS and its subsidiaries are not attributable to us for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification.

        A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a "qualified lodging facility" and is operated on behalf of the TRS by an "eligible independent contractor." A "qualified lodging facility" is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. "Customary amenities" must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An "eligible independent contractor" is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a "qualified lodging facility," is actively engaged in the trade or business of operating "qualified lodging facilities" for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an "eligible independent contractor" with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, 5% of the publicly traded stock of the eligible independent contractor). We intend to take all steps reasonably practicable to ensure, that neither our TRS nor any of its subsidiaries will engage in "operating" or "managing" the St. Regis Aspen Resort and that our Hotel Manager engaged to operate and manage the St. Regis Aspen Resort will qualify as an "eligible independent contractor" with regard to our TRS. We believe that our Hotel Manager will qualify, and our Hotel Manager intends to qualify, as an eligible independent contractor. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between our Hotel Manager and our other stockholders could impact our Hotel Manager's ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify our Hotel Manager as an eligible independent contractor, which would in turn disqualify us as a REIT. Our charter restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of our Hotel Manager as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that our Hotel Manager, in fact, will be an eligible independent contractor. Our Hotel Manager's failure to qualify as an eligible independent contractor does not give us the right to terminate the hotel management agreement.

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. In addition, a REIT would be obligated to pay a

100% penalty tax on some payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm's length standards set forth in the Code. Our TRS may make interest and will make other payments to us, including payments of rent under the lease agreement with our TRS. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to interest payments, if any, made to us by our TRS and its subsidiaries, resulting in an increase in the corporate income tax liability of our TRS. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, our TRS and its subsidiaries.

        We intend to structure transactions with our TRS on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax. We are also subject to the limitation that securities in TRSs (including our TRS) may not represent more than 20% of a REIT's assets. There can be no assurance that we will at all times be able to continue to comply with such limitation.

Gross Income Tests

        In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets (other than income or gains with respect to debt instruments issued by public REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any entity or arrangement treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        We may directly or indirectly receive distributions from our TRS. These distributions will be classified as dividend income to the extent of the earnings and profits. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We may from time to time need to make distributions from our TRS in order to keep the value of the securities that we hold in our TRS below 20% of our total assets. See "—Asset Tests." While we will monitor our compliance with these income and asset tests, and intend to conduct our affairs so as to comply with them, they may at times be in conflict with one another. For example, it is possible that we may wish to distribute a dividend from our TRS in order to reduce the value of our TRS securities below 20% of our assets, but may be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for REIT qualification, there can be no assurance that we will be able to comply with these tests in all market conditions.

        Rents from Real Property.    We expect that rents paid pursuant to the lease agreement with our TRS, together with dividends and interest received from our TRS and its subsidiaries generally will constitute most of our gross income. Several conditions must be satisfied in order for rents received by a REIT to qualify as "rents from real property."

        First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Second, rents received from a tenant will not qualify as "rents from real property" if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. An exception to this general rule allows a REIT to lease its hotel properties to a TRS without the rents received from that subsidiary being disqualified as "rents from real property" by reason of the REIT's direct or indirect ownership interest in the TRS, provided that the hotel is operated and managed by an "eligible independent contractor". As discussed above in "—Effect of Subsidiary Entities—Taxable REIT Subsidiaries", our TRS will pay rent to us that we intend to treat as "rents from real property", provided that our Hotel Manager qualifies as an "eligible independent contractor" and certain other requirements are met, which we believe to be the case.

        Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        Fourth, if a REIT operates or manages a property or furnishes or renders certain "impermissible services" to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as "rents from real property." Impermissible services are services other than services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." For these purposes, the income that a REIT is considered to receive from the provision of "impermissible services" will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as "rents from real property." There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a TRS.

        In order for the rent paid pursuant to a REIT's leases to constitute "rents from real property," the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  •
  The intent of the parties;

  •
  The form of the agreement;

  •
  The degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  •
  The extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

        In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

        We have structured the lease agreement with our TRS in a manner intended to qualify as a true lease for U.S. federal income tax purposes. For example, with respect to the lease agreement with our TRS, we generally expect that:

  •
  Our operating partnership and our TRS intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

  •
  Our TRS will have the right to exclusive possession and use and quiet enjoyment of the St. Regis Aspen Resort during the term of the lease;

  •
  Our TRS will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the St. Regis Aspen Resort other than the cost of certain capital expenditures, and will dictate through the Hotel Manager, who will work for the lessee during the terms of the lease and how the St. Regis Aspen Resort will be operated and maintained;

  •
  Our TRS will bear all of the costs and expenses of operating the St. Regis Aspen Resort, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

  •
  Our TRS will benefit from any savings and will bear the burdens of any increases in the costs of operating the St. Regis Aspen Resort during the term of the lease;

  •
  In the event of damage or destruction to the St. Regis Aspen Resort, our TRS will be at economic risk because it will bear the economic burden of the loss in income from operation of the St. Regis Aspen Resort subject to the right, in certain circumstances, to terminate the lease if the operating partnership does not restore the St. Regis Aspen Resort to its prior condition;

  •
  Our TRS will indemnify our operating partnership against all liabilities imposed on the operating partnership during the term of the lease by reason of (A) injury to persons or damage to property occurring at the St. Regis Aspen Resort or (B) the TRS's use, management, maintenance or repair of the St. Regis Aspen Resort;

  •
  Our TRS will be obligated to pay, at a minimum, substantial minimum rent for the period of use of the hotels under the lease;

  •
  Our TRS will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the Hotel Manager, who works for our TRS during the term of the lease, operates the St. Regis Aspen Resort;

  •
  We expect that the lease (currently and at any time that such lease is subsequently renewed or extended) will enable our TRS to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the St. Regis Aspen Resort during the term of the lease; and

  •
  Upon termination of the lease, the St. Regis Aspen Resort will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

        If, however, the lease agreement with our TRS was recharacterized as a service contract or partnership agreement, rather than a true lease, or disregarded altogether for tax purposes, all or part of the payments that the operating partnership receives from our TRS would not be considered rent and would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would cease to qualify as a REIT.

        As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. The lease agreement with our TRS provides for periodic payments of a minimum base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the St. Regis Aspen Resort, plus certain other additional amounts. Payments made pursuant to the lease agreement with our TRS should qualify as "rents from real property" since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the lease was entered into. The foregoing assumes that the lease agreement with our TRS will not be renegotiated during its term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the lease agreement with our TRS is not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the lease agreement with our TRS will not qualify as "rents from real property" if, considering the lease and all the surrounding circumstances, the arrangement does not conform with normal business practice. We currently intend that we will not renegotiate the percentages used to determine the percentage rent during the term of the lease agreement with our TRS in a manner that has the effect of basing rent on income or profits. In addition, the lease agreement with our TRS was structured to ensure that the rental provisions and other terms conform with normal business practice and are not intended to be used as a means of basing rent on income or profits.

        We will lease certain items of personal property to our TRS in connection with our lease agreement with our TRS. Under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rents from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rents from real property." The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We currently believe that, with respect to the lease agreement with our TRS, the amount of rent attributable to personal property will not exceed 15% of the total rent due under the lease.

        We may in the future structure our lease agreement with our TRS such that our TRS will be required to take certain measures, including purchasing certain furniture, fixtures and equipment or to lease such property from a third party if necessary to ensure that all of the rent attributable to personal property with respect to the lease agreement with our TRS will qualify as "rents from real property." We expect that the only material tax impact of the ownership of this personal property by our TRS would be that it would reduce the rent payments from the TRS to the operating partnership, which could increase the taxable income of the TRS.

        Income from foreclosure property.    If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as "foreclosure property" under applicable provisions of the Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum U.S. federal corporate income tax rate (currently, 21%), regardless of whether the REIT distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. If an unrelated third party lessee defaults under a lease, the REIT is permitted to lease the hotel to a taxable REIT subsidiary, in which case the hotel would not become foreclosure property, as described herein.

        Interest.    Interest income including, to the extent applicable, original issue discount and market discount, constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then, subject to the exception described below, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a loan is secured by both real property and personal property and the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan, the loan is treated as secured solely by the real property for purposes of these rules. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest "principal amount" of the loan during the year. As described above, for the purposes of these rules a loan that is secured by both real property and personal property is treated as secured solely by the real property if the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan.

        "Interest" generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our TRS. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our TRS would affect our ability to continue to satisfy the 75% gross income test.

        Dividend Income.    We may directly or indirectly receive distributions from our TRS. These distributions will be classified as dividend income to the extent of the earnings and profits of our TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We may from time to time need to make distributions from our TRS in order to keep the value of the securities that we hold in our TRS below 20% of our total assets. See "—Asset Tests." While we will monitor our compliance with these income and asset tests, and intend to conduct our affairs so as to comply with them, they may at times be in conflict with one another. For example, it is possible that we may wish to distribute a dividend from our TRS in order to reduce the value of our TRS securities below 20% of our assets, but may be unable to do so without violating the 75% gross income test. Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for REIT qualification, there can be no assurance that we will be able to comply with these tests in all market conditions.

        Hedging Transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, swaptions, and options on such contracts, futures contracts, puts and calls, similar financial instruments or other financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, and (3) primarily to manage risk with respect to a hedging transaction described in clause (1) or (2) after the extinguishment of such borrowings or disposal of the asset producing such income that is hedged by the hedging transaction, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

        Failure to Satisfy the Gross Income Tests.    We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If we fail to satisfy one or both of the gross income tests and these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. As discussed above under "—Taxation of Our Company—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

        At the close of each calendar quarter we must also satisfy five tests relating to the nature of our assets, as noted above treating assets owned by our operating partnership as owned by us to the extent of our capital interest in the operating partnership. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property (such as land, buildings, leasehold interests in real property), stock of other REITs, interests in mortgages secured by real property or by interests in real property, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value securing such mortgage, and personal property to the extent income from such personal property is treated as "rents from real property" because the personal property is rented in connection with a rental of real property and constitutes less than 15% of the aggregate property rented. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets (the 5% asset test). Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either (a) voting power (the 10% voting test), or (b) value (the 10% value test, and together with the 10% voting test, the 10% asset tests). Fourth, the aggregate value of all securities of our TRS held by us may not exceed 20% of the value of our total assets. Fifth, the aggregate value of debt instruments issued by publicly offered REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets.

        The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries, or securities that are "real estate assets" for purposes of the 75% asset test described above. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, for these purposes: (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, described in the Code, and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries," as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for purposes of a partnership issuer, its interest as a partner in the partnership).

        The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify to be taxed as a REIT unless we are eligible for certain relief provisions discussed below. We believe that our ownership of the St Regis Aspen Resort and our other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort.

        Moreover, the values of some of our assets, including the securities of our TRS or other nonpublicly traded investments, may not be susceptible to a precise determination and are subject to changes in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not successfully contend that our assets do not meet the requirements of the REIT asset tests.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate (currently 21%) multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements

        In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (a)
  the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to our deduction for dividends paid and our net capital gains), and

  •
  90% of the net income, (after tax) if any, from foreclosure property (as described below), minus

  (b)
  the sum of specified items of non-cash income that exceeds a percentage of our income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

        If we fail to distribute on an annual basis at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make distributions to our stockholders in a manner that satisfies the REIT 90% distribution requirement that protects us from being subject to U.S. federal income tax on our income and the non-deductible 4% excise tax. In addition certain assets can generate mismatches between net taxable income and available cash such as rental real estate financed through debt which requires some or all of available cash flow to service borrowings. In certain circumstances, our deduction of interest expense on such a borrowing could be limited for tax purposes absent our election out of such limitation.

        It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between the actual receipt of cash, and the inclusion of items in income by us for U.S. federal income tax purposes.

        The IRS recently issued Revenue Procedure 2017-45, authorizing elective stock dividends to be made by public REITs. Pursuant to this revenue procedure, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective stock dividend as a distribution of property under Section 301 of the Code (i.e., as a dividend to the extent of our earnings and profits), as long as at least 20% of the total dividend is available in cash and certain other requirements outlined in the revenue procedure are met.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

        If we acquire appreciated assets from a C corporation in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value of the assets, determined at the time we acquired such assets, and if we subsequently dispose of any such assets during the 5-year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as "built-in gains." Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value determined at the time we acquired such assets, determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation's proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax upon the transfer. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT.

Prohibited Transactions

        Net income we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We do not expect to sell property in the ordinary course of our business. We intend to conduct our operations so that the real property owned by us or our pass-through subsidiaries will not be treated as held as inventory or primarily for sale to customers. However, whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. The 100% tax will not apply to gains from the sale of property by a TRS, although such income will be subject to tax in the hands of the TRS at regular U.S. federal corporate income tax rates. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers.

Tax Aspects of Investments in Partnerships

General

        We expect to hold all of our assets through our operating partnership, which will be classified as a partnership for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in income the applicable proportionate share of these partnership items for purposes of the various REIT income tests, based on the relevant capital interest in such partnership, and in the computation of net taxable income. Moreover, for purposes of the REIT asset tests, we will include the proportionate share of assets held by our operating partnership (and any other subsidiary partnership), based on the relevant capital interest in such partnership (other than for purposes of the 10% value test, for which the determination of a REIT's interest in partnership assets is based on the REIT's proportionate interest in any securities issued by the partnership excluding, for these purposes, certain securities excluded under the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify to be taxed as a REIT. We will have the exclusive power to manage our operating partnership as the sole general partner, subject to the limitations described in the limited partnership agreement. However, we may invest in partnerships over which we have no control, or only limited influence.

Entity Classification

        The investment by us in our operating partnership (and other partnerships) involves special tax considerations, including the possibility of a challenge by the IRS of the status of any such subsidiary partnerships as a partnership (or a disregarded entity, as applicable), as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership" and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. In addition, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified safe harbors, which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership may qualify for at least one of these safe harbors and we do not anticipate that our operating partnership, or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation. If any of these entities were treated as an association for U.S. federal income tax purposes, or a publicly traded partnership, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its income. In such a situation, the character of the assets and items of gross income of the REIT holding interests in such partnership would change, which could preclude such REIT from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "—Requirements for Qualification—General—Asset Tests" and "—Gross Income Tests" above, and in turn could prevent the REIT from qualifying as a REIT. See "—Failure to Qualify," below, for a discussion of the effect of a failure to meet these tests for a taxable year. In addition, any change in the U.S. federal income tax status of any operating partnership in which we hold an interest might be treated as a taxable event, in which case such REIT could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

        A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each of partnership item of income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership. However, the tax liability for adjustments to a partnership's tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

        The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in a manner that is consistent with the distribution provisions of the partnership agreement. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated thereunder.

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

        315 East Dean Associates, Inc. made an in-kind contribution of the St. Regis Aspen Resort, which had a value in excess of its tax basis, to our operating partnership in exchange for interests in our operating partnership, including the contribution made in connection with the formation of our operating partnership. The partnership agreement of our operating partnership requires that allocations with respect to such property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Our operating partnership expects to use the traditional method for purposes of allocating its book-tax differences among its partners. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the St. Regis Aspen Resort in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if the St. Regis Aspen Resort were to have a tax basis equal to its fair market value at the time of acquisition and (2) in the event of a sale of the St. Regis Aspen Resort, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to 315 East Dean Associates, Inc. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.

Failure to Qualify

        In the event that we violate a provision of the Code that would result in our failure to qualify to be taxed as a REIT, we may nevertheless continue to qualify to be taxed as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the REIT pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. Relief provisions are also available for failures of the income and asset tests, as described above in "—Requirements for Qualification—General—Failure to Satisfy the Gross Income Tests" and "—Requirements for Qualification—General—Asset Tests." If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are non-corporate U.S. stockholders at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

        Distributions.    Provided that we qualify to be taxed as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates available to non-corporate U.S. stockholders who receive qualified dividend income from taxable C corporations. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, under the recently enacted Tax Cuts and Jobs Act, noncorporate taxpayers may deduct up to 20% of certain qualified business income, including "qualified REIT dividends" (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Taxable distributions of stock made pursuant to recently issued Revenue Procedure 2017-45 will be treated as a dividend to the extent of our earnings and profits. Such taxable distribution may result in an amount of tax owed by the stockholder greater than any cash received with respect to such distribution.

        Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

        U.S. stockholders will increase their adjusted tax basis in their stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of non-corporate U.S. stockholders and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder's shares, they will be included in income as long-term capital gain if the shares have been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

        With respect to non-corporate U.S. stockholders, we may elect to designate a portion of our distributions paid to such U.S. stockholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common share with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common share became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  (a)
  the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS);

  (b)
  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income;

  (c)
  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain; and

  (d)
  any earnings and profits that accumulated during a period that we were not treated as a REIT for U.S. federal income tax purposes or that were inherited from a C corporation in a tax-deferred reorganization or similar transaction;

provided that, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our stockholders as dividends with respect to the taxable year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Our net operating losses will only be able to offset 80% of our net taxable income (prior to the application of the dividends paid deduction). See "—Requirements for Qualification—General—Annual Distribution Requirements." Such losses are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of our Common Stock.    In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder, as discussed above, less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if the shares have been held by them for more than 12 months, and will be taxed at ordinary income rates (of up to 37% for taxable years before January 1, 2026) if the shares have been held by them for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21% whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Prospective holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of non-corporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends or capital gains from the disposition of securities or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

        Medicare Tax on Unearned Income.    Certain U.S. stockholders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on "net investment income," which includes, among other things, dividends on and capital gains from the sale or other disposition of securities. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.

Taxation of Tax-Exempt U.S. Stockholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

        Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our common stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of such common stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that common stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding common stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Although we do not anticipate that we will be treated as a pension-held REIT, there can be no assurance that this will be the case. Prospective stockholders who are tax-exempt organizations should consult with their tax advisors regarding the tax consequences of investing in our common stock. Certain restrictions on ownership and transfer of our common stock should generally prevent a tax-exempt entity from directly owning more than 10% of the value of our common stock.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are (a) not attributable to gains from sales or exchanges of U.S. real property interests, or USRPIs, (b) not attributable to our net capital gains, and (c) not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will not be subject to the 30% withholding described above, but will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

        Non-Dividend Distributions.    Unless (1) our common stock constitute USRPIs, or (2) either (A) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not treated as dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

        If our common stock constitute USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder's adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the stockholder's share of our earnings and profits. Non-U.S. stockholders that are treated as "qualified foreign pension funds" and "qualified stockholders" (except with respect to certain "applicable investors" of a "qualified stockholder," as discussed below) are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.

        Capital Gain Dividends.    Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 21% of the amount of distribution to the extent it is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, the 21% withholding tax will not apply to any distribution with respect to any class of our shares which is regularly traded on an established securities market located in the U.S. (as defined by applicable Treasury Regulations) if the non-U.S. stockholder did not own more than 10% of such class of common stock at any time during the one-year period ending on the date of such dividend. Instead, any such capital gain dividend received by such a stockholder will be treated as a distribution subject to the rules discussed above under "—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends." Also, the branch profits tax will not apply to such a distribution. In addition, non-U.S. stockholders that are treated as "qualified foreign pension funds" and "qualified stockholders" (except with respect to certain "applicable investors" of a "qualified stockholder," as discussed below) are exempt from income and withholding taxes applicable under FIRPTA on distributions from us to the extent attributable to USRPI capital gains. We expect that our common stock will be regularly traded on an established securities market.

        A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

        Dispositions of Our Common Stock.    Unless our common stock constitute USRPIs, a sale of common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute USRPIs only if each of the following three statements is true:

          (a)   Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as a creditor.

          (b)   We are not a "domestically-controlled REIT." A domestically-controlled REIT includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. persons at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its shares of common stock or the period of existence). For this purpose, a REIT may generally presume that any class of the REIT's stock that is "regularly traded," as defined by the applicable Treasury Regulations, on an established securities market is held by U.S. persons except in the case of holders of 5% or more of such class of stock and except to the extent that the REIT has actual knowledge that such stock is held by non-U.S. persons. In addition, certain look-through and presumption rules apply for these purposes to any stock of a REIT that is held by a RIC or another REIT.

          (c)   Either (i) our common stock is not "regularly traded," as defined by applicable Treasury Regulations, on an established securities market; or (ii) our common stock is "regularly traded" on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 10% of our outstanding stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held our stock.

        In addition, as discussed below, even if we do not qualify as a domestically controlled REIT and our common stock is not regularly traded on an established securities market, non-U.S. stockholders that are treated as "qualified foreign pension funds" and "qualified stockholders" (except with respect to certain "applicable investors" of a "qualified stockholder"), are exempt from tax under FIRPTA on the sale of our common stock.

        Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our securities even if we are a domestically controlled REIT. These rules would apply if a non-U.S. stockholder (a) disposes of our securities within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our securities during the 61-day period that begins 30 days prior to such ex-dividend date.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the common stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        Qualified Foreign Pension Funds.    Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our shares by a "qualified foreign pension fund" that holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.

        A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

        Qualified Stockholders.    Stock of a REIT held (directly or through partnerships) by a "qualified stockholder", as defined below, will not constitute a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a qualified stockholder) that holds an interest (other than an interest solely as a creditor) in such qualified stockholder owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT. However, certain "applicable investors" of a qualified stockholder (i.e., non-U.S. persons who hold interests in the qualified stockholder (other than interests solely as a creditor), and hold more than 10% of our common stock (whether or not by reason of the investor's ownership in the qualified stockholder)) may be subject to FIRPTA withholding.

        A qualified stockholder is a non-U.S. person that (i) either (a) is eligible for the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or (b) is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a "qualified collective investment vehicle" (within the meaning of Section 897(k)(3)(B) of the Code), and (iii) maintains records on the identity of each person who, at any time during the non-U.S. person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

Backup Withholding and Information Reporting

        We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of 28%, with respect to dividends paid, unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

        Federal legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. Under Treasury Regulations, a 30% withholding tax is imposed on payments made with respect to dividends on, and after December 31, 2018, with respect to gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Non-U.S. Taxes

        We and our subsidiaries and our stockholders may be subject to state, local and non-U.S. taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or non-U.S. tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

        The U.S. federal income tax laws and regulations governing REITs and their stockholders, as well as the administrative interpretations of those laws and regulations, are constantly under review and may be changed at any time, possibly with retroactive effect. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

        Prospective investors are urged to consult with their tax advisors regarding the potential effects of other legislative, regulatory or administrative developments on an investment in our common stock.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase and holding of our common stock by (i) "employee benefit plans" that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) "plans" (including individual retirement accounts) as defined in and subject to Section 4975 of the Code, (iii) any plan, account or arrangement (including, without limitation, governmental, church and non-U.S. plans) that, while not subject to Title I of ERISA or Section 4975 of the Code, is subject to other federal, state, local or non-U.S. laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code ("Similar Laws"), and (iv) entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA or Similar Law) of any such plans, accounts and arrangements described in (i), (ii), (iii) or (iv) (each, a "Plan"). This summary is general in nature and is not intended to be all-inclusive. The following discussion is not intended to be exhaustive, but rather representative of the legal issues under ERISA, Section 4975 of the Code and Similar Law which may be of concern to a Plan investor in our common stock. Due to the complexity of the rules with respect to ERISA, the Code and Similar Law, and the penalties which may be imposed upon persons involved in prohibited transactions, it is particularly important that prospective Plan investors consult with their legal advisors regarding the consequences under ERISA, the Code and Similar Law of their investment in our common stock.

        A fiduciary of an employee benefit plan, subject to ERISA should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in shares of common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of a plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of such shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption under ERISA or issued by the U.S. Department of Labor, or the DOL.

        The DOL has issued final regulations (as modified by Section 3(42) of ERISA, the DOL Regulations) as to what constitutes assets of an employee benefit plan subject to ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect our common stock to be "widely held" upon the completion of this offering and the contribution transactions.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions on transfer ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our charter on the transfer of shares of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of shares of our common stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that our common stock will be deemed to be "widely held" and "freely transferable," we believe that our common stock will qualify as publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be "plan assets" of any Plan that invests in our common stock. However, no assurance can be given that this will be the case.

        None of the Company, the Manager, the Selling Agents nor any of their respective affiliates (collectively, the "Transaction Parties") is undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of our common stock by any Plan.

        Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

        This Offering Circular is not directed to any particular prospective investor, nor does it address the needs of any particular prospective investor. None of the Transaction Parties will provide any advice or recommendation with respect to the management of any interests in our common stock or the advisability of acquiring, holding, disposing or exchanging of any such interest.

 PLAN OF DISTRIBUTION

Nature of the Offering

        This offering is being undertaken on a "best efforts/all or none" basis, meaning that in order to conduct the closing of this offering, we must receive subscriptions for the full amount of the shares being offering hereby. Maxim Group LLC, the lead selling agent of this offering, which we refer to as the "Lead Agent", may engage one or more sub-selling agents or selected dealers. The Selling Agents are not purchasing the shares offered by us, and they are not required to sell any specific number or dollar amount of the shares in this offering.

Offering Period

        This offering will start on or after the date that the offering statement is qualified by the Commission and will terminate on the earlier of: (1) the closing date of this offering, which will occur on or about the date on which investor funds are received for the full amount of shares to be sold in this offering or (2) the date on which this offering is terminated by us.

Minimum Investment per Investment

        The minimum investment in this offering for U.S. individual investors is 100 shares of common stock. The minimum investment in this offering for non-U.S. individual investors and any investors that are entities is 500 shares of common stock.

Selling Agent Agreement with Lead Selling Agent

        We have previously engaged Maxim Group LLC as our lead selling agent for this offering. Upon qualification of the offering statement, we will enter into a selling agency agreement with the Lead Agent. Our Predecessor will be a party to the selling agent agreement for purposes of its agreement to pay offering expenses as described below. The following are certain material terms of the selling agency agreement:

        Offering Expenses.    Our Predecessor has agreed that it will be responsible for all offering fees and expenses, which we refer to as the "Offering Expenses", including the following: (i) all filing fees and communication expenses relating to the qualification of the offering statement with the Commission and the filing of the offering materials with the Financial Industry Regulatory Authority, Inc. ("FINRA"); (ii) all fees and expenses relating to the listing of such shares on the NYSE American; (iii) all fees, expenses and disbursements relating to the registration or qualification of such shares under the "blue sky" securities laws of such states and other jurisdictions as the Lead Agent may reasonably designate (including, without limitation, all filing, qualification and registration fees, and the fees and disbursements of the Lead Agent's counsel, but in no event shall such amount exceed $5,000), (iv) the costs of all mailing and printing of this Offering Circular and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as the Lead Agent may reasonably deem necessary; (v) fees and expenses of the transfer agent for the shares and stock transfer taxes, if any; (vi) the fees and expenses of the our accountants and the fees and expenses of the our legal counsel and other agents and representatives and (vii) the fees and expenses of counsel to the Lead Agent, up to a maximum of $275,000, irrespective of whether this offering is consummated. We have previously paid to the Lead Agent a $25,000 advance creditable against the Offering Expenses.

        Reimbursable Expenses in the Event of Termination.    In the event this offering does not close or is terminated for any reason, our Predecessor has agreed to reimburse the Lead Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Selling Agent's legal fees, up to $275,000.

        Selling Agent Fee.    The Selling Agents will receive a commission of 7.0% of the gross proceeds of this offering, which shall be deducted from the offering proceeds payable to our Predecessor and allocated by the Lead Agent to the other Selling Agents as it may determine.

        The selling agency agreement also contains customary terms and provisions such as representations and warranties and indemnification.

Lock-Up Agreements

        We, our operating partnership, our Predecessor, our officers, directors and director nominees have agreed with the Lead Agent, subject to certain exceptions, that, without the prior written consent of the Lead Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the closing of this offering:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock, OP Units or any securities convertible into or exchangeable or exercisable for the common stock or OP Units, whether now owned or hereafter acquired by the undersigned or with respect to which such individuals or entities have or hereafter acquire the power of disposition; or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock or OP Units, whether any such swap or transaction is to be settled by delivery of the common stock, OP Units or other securities, in cash or otherwise.

Exchange Listing

        We intend to apply to list our common stock on the NYSE American under the symbol "AJAX." Our common stock will not commence trading on the NYSE American until each of the following conditions are met: (i) this offering is consummated; and (ii) we have filed a post-qualification amendment to this Offering Circular and a Registration Statement on Form 8-A (which will subject us to the reporting requirements of the Securities Exchange Act of 1934, as amended); and such post-qualification amendment is qualified by the Commission and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the Commission qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the closing of this offering in order that the Form 8-A may become effective as soon as practicable.

Pricing of this Offering

        Prior to this offering, there has been no public market for our shares of common stock. The initial public offering price was determined by negotiation between us and the Lead Agent. The principal factors considered in determining the initial public offering price include:

  •
  the history and prospects for the industry in which we compete, the luxury hotel market, with a focus on the Aspen area;

  •
  our financial information;

  •
  the ability of our Manager and Hotel Manager;

  •
  our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering;

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies;

  •
  an appraisal of the St. Regis Aspen Resort by JLL that was obtained by our Predecessor in April 2017 in the ordinary course of our Predecessor's business; and

  •
  other factors as were deemed relevant.

Indemnification

        We have agreed to indemnify the Selling Agents against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agents and their affiliates and controlling persons may be required to make in respect of these liabilities.

        The Selling Agents and their respective affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agents and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Lead Agent

        In the ordinary course of their various business activities (including, without limitation, securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities), the Lead Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our company's securities. The Lead Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments (including, in each case, our company's securities). In addition, the Lead Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Investment Limitations

        As set forth in Title IV of the JOBS Act, there would be no limits on how many shares an investor may purchase if this offering results in a listing of our common stock on the NYSE American or other national securities exchange. However, our common stock will not be listed on the NYSE American upon the initial qualification of the offering statement by the Commission.

        Therefore, for individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under "How to Calculate Net Worth"). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

        Because this is a Tier 2, Regulation A offering, non-accredited investors must therefore comply with the 10% limitation on investment in this offering. The only type of investor in this offering exempt from this limitation is an "accredited investor" as defined under Rule 501 of Regulation D under the

Securities Act (an Accredited Investor). If you meet one of the following tests, you should qualify as an Accredited Investor:

            (i)  You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

           (ii)  You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under "How to Calculate Net Worth");

          (iii)  You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

          (iv)  You are an organization described in Section 501(c)(3) of the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this Offering, with total assets in excess of $5,000,000;

           (v)  You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

          (vi)  You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

         (vii)  You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this Offering; or

        (viii)  You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

        How to Calculate Net Worth.    For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.

        In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

Escrow Account and Selling Agents

        Investors who participate in this offering (except for investors who participate through Selling Agents other than the Lead Agent as described, below) will be required to deposit their funds in an escrow account held at Prime Trust, which we refer to as the Prime Trust Escrow Account, and such funds that Prime Trust receives shall be held in escrow until the closing of this offering or such other time as mutually agreed between us and the Lead Agent, and then used to complete share purchase, or returned (without interest or deduction) if this offering fails to close.

        Investors who participate in this offering directly through their Selling Agents will pay their subscription amounts and receive their shares from such Selling Agents directly.

        Prime Trust has not investigated the desirability or advisability of investment in our common stock nor approved, endorsed or passed upon the merits of purchasing our common stock.

Procedures for Subscribing

        Potential investors may participate in this offering by accessing the Lead Agent's web portal: www.m-vest.com/aspenreit, which we refer to as the Portal. Potential investors may also participate in this offering through Selling Agents who will deal directly with the Lead Agent.

        During the marketing period for this offering (which will commence when the offering statement is qualified by the Commission), each investor will provide an indication of interest (either through the Portal or through their Selling Agent) as to the amount of securities the investor intends to purchase. However, firm indications of interest can only be made after this Offering Circular has been qualified by the Commission.

        Forty-eight hours prior to the anticipated closing of this offering, each investor that has money deposited with the escrow agent will be notified via e-mail that the indication of the amount of securities such investor wishes to purchase, or such lesser amount as may be determined by us and the Lead Agent in their discretion, is confirmed and will be finalized on closing. For investors participating through the Portal, indications will not be finalized without (i) sufficient funds deposited in the Prime Trust Escrow Account or if the investor elects to cancel such indication and (ii) the investor having executed the required subscription agreement for this offering (the form of which is filed as Exhibit 4.1 to the offering statement of which this Offering Circular is a part). For investors participating through their own Selling Agent, the foregoing will also apply, except subscription amounts for those investors will not be placed in escrow and final indictions will be given to the Lead Agent through the Selling Agent.

        Upon the closing, the funds required to purchase that amount of shares will be removed from the Prime Trust Escrow Account and transferred to our account, and the amount of shares purchased will be deposited into such investor's account (either through the Portal or through the investor's Selling Agent). For investors who participate through the Portal, the transfer agent will make record of shares owned and deliver a statement to such investor. For those investors who participate through a Selling Agent, or are brokerage clients of the Lead Agent, the amount of shares purchased will be deposited into such investor's account. Unless the investor has executed a subscription agreement binding them to their investment, the investor may cancel such investor's desired investment within the required time and no funds will be withdrawn, no shares will be provided and the investor's indication will not be confirmed. In addition, if this offering does not close, no funds will be withdrawn, no shares will be issued, the investor's indication will not be confirmed and the funds deposited in the Prime Trust Escrow Account will be returned to the investor, without interest or deduction.

        Below is a summary of the specific steps involved in the "indication of interest" process:

        Step 1.    Upon initial qualification of the offering statement by the Commission, investors may place an indication of interest for the amount of securities the investor intends to purchase via the Portal or via their Selling Agent.

        Step 2.    Investors participating through the Portal must fund the Prime Trust Escrow Account with sufficient funds to purchase shares if their indication is confirmed and the allocation is approved by us and the Lead Agent. Investors dealing through their own Selling Agent will not fund into escrow and will give their subscription indications to the Lead Agent via their Selling Agent. Indications of interest will not be finalized without sufficient funds in the Prime Trust Escrow Account or confirmed by a Selling Agent on behalf of our investor.

        Step 3.    Approximately 48 hours prior to closing of this offering, each investor that has money deposited with the Prime Trust Escrow Account for this offering will be notified via e-mail that the indication of the amount of shares such investor wishes to purchase is confirmed and will be finalized on closing. Unless the investor has executed a subscription agreement binding them to their investment, the investor may cancel such investor's desired investment within the required timeframe, in which case no funds will be withdrawn, no securities will be provided, the investor's indication will not be confirmed and funds deposited into escrow will be returned, without interest or deduction.

        Step 4.    Upon closing, investor funds will be debited from the Prime Trust Escrow Account, and shares will delivered in the amount of the allocation granted. Settlement of purchased shares for investors participating through their Selling Agents will take place between the Lead Agent and such Selling Agent.

        Right to Reject Subscriptions.    After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the Prime Trust Escrow Account or indicated by a Selling Agent, as the case may be, we reserve the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions deposited in escrow immediately to you, without interest or deduction.

        Acceptance of Subscriptions.    Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Notice to Prospective Investors in Canada

        This Offering Circular constitutes an "exempt offering document" as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this Offering Circular or on the merits of the shares and any representation to the contrary is an offence.

        Canadian investors are advised that this Offering Circular has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"). Pursuant to section 3A.3 of NI 33-105, this Offering Circular is exempt from the requirement that our company and the Selling Agents provide Canadian investors with certain conflicts of interest disclosure pertaining to "connected issuer" and/or "related issuer" relationships that may exist between our company and the Selling Agents as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

        The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

        Each Canadian investor who purchases shares will be deemed to have represented to our company, the Lead Agent and to each other Selling Agent from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an "accredited investor" as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a "permitted client" as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this Offering Circular does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

        Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this Offering Circular), including where the distribution involves an "eligible foreign security" as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a "misrepresentation" as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this Offering Circular may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any Selling Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each person in a relevant member state who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that relevant member state implementing Article 2(1)(e) of the Prospectus Directive. In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of securities to the public other than their offer or resale in a relevant member state to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

        We, the Selling Agents and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This Offering Circular has been prepared on the basis that any offer of securities in any relevant member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that relevant member state of securities which are the subject of the offering contemplated in this Offering Circular may only do so in circumstances in which no obligation arises for us or any of the Selling Agents to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the Selling Agents have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or the Selling Agents to publish a prospectus for such offer.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive"

means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf. Accordingly, no purchaser of the securities, is authorized to make any further offer of the securities on behalf of us or the Selling Agents.

Notice to Prospective Investors in Hong Kong

        This Offering Circular has not been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor has the Company been authorized by the Securities and Futures Commission in Hong Kong. This Offering Circular does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this Offering Circular or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("SFO") and the subsidiary legislation made thereunder) or in circumstances which do not result in this Offering Circular being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the "CO") or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this Offering Circular has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this Offering Circular is issued may issue, circulate or distribute this Offering Circular in Hong Kong or make or give a copy of this Offering Circular to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Offering Circular, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

Notice to Prospective Investors in Israel

        This Offering Circular has not been approved by the Israeli Securities Authority. The shares offered hereunder are not being offered to the public in Israel, within the meaning of the Israeli Securities Law, 5728-1968 (the "Securities Law"), and are being offered to a limited number of investors qualifying under subsections 15.a(a)(1), (4) or (7) of the Securities Law, and under circumstances that will fall within the private placement or other exemptions of the Securities Law, the rules and regulations promulgated thereunder or the Joint Investment Trust Law, 5754-1994. This Offering Circular may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any offeree who purchases shares is purchasing such shares for its own benefit and account and not with the intent of distributing or offering such shares to other parties. Nothing in this Offering Circular should be considered investment advice as defined in the Israeli Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1951.

Notice to Prospective Investors in Singapore

        This Offering Circular has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offering Circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA")) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  (c)
  securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law;

  (4)
  as specified in Section 276(7) of the SFA; or

  (5)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

        Shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This Offering Circular has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this Offering Circular nor any other offering or marketing material relating to shares of our common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this Offering Circular nor any other offering or marketing material relating to this offering, us or shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this Offering Circular will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Notice to Prospective Investors in the United Kingdom

        This Offering Circular has not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and is, accordingly, only being distributed in the United Kingdom to, and is only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom it may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        Shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any shares of our common stock which are the subject of the offering contemplated by this Offering Circular will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the Lead Agent.

EXPERTS

        The audited financial statements of our Predecessor as of December 31, 2016 and December 31, 2015 and for each of the two years in the period ended December 31, 2016, and the audited financial statements of our company as of September 30, 2017, included in this offering statement, have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the common stock to be sold in this Offering. This Offering Circular does not contain all of the information set forth in the offering statement and exhibits and schedules to the offering statement. For further information with respect to us and the common stock to be sold in this offering, reference is made to the offering statement, including the exhibits and schedules to the offering statement. Copies of the offering statement, including the exhibits and schedules to the offering statement, may be examined without charge at the public reference room of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Commission at 1-800-SEC-0300. Copies of all or a portion of the offering statement may be obtained from the public reference room of the Commission upon payment of prescribed fees. Our Commission filings, including our offering statement, are also available to you, free of charge, on the Commission's website at www.sec.gov. You can also find out more information or indicate an interest in participating in the offering by accessing the Portal at www.m-vest.com/aspenreit.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder
Aspen REIT, Inc.

        We have audited the accompanying balance sheet of Aspen REIT, Inc. (the "Company") as of September 30, 2017. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Aspen REIT, Inc. as of September 30, 2017 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Irvine, California
November 13, 2017

ASPEN REIT, INC.

Balance Sheet as of September 30, 2017

Assets
Cash and cash equivalents	$1,000

Total assets	$1,000

Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1

Additional paid-in-capital	999

Total stockholder's equity	$1,000

ASPEN REIT, INC.

Notes to financial statements

1. Formation, Organization and Initial Public Offering

        Aspen REIT, Inc. (the "Company") was formed as a different entity name on December 22, 2016, and changed its name to Aspen REIT, Inc. on April 5, 2017 as a corporation in the state of Maryland. The Company is authorized to issue 1,000 shares of common stock and was initially capitalized by issuing 100 shares of common stock to Mr. Stephane De Baets for a par value of $0.01 per share and a purchase price of $1,000. The Company currently has 100 shares issued, all of which are owned by Mr. De Baets. The Company has had no other operations since its formation.

        The Company intends to conduct its initial public offering (the "IPO"), pursuant to which it proposes to issue common stock to the public. The Company intends to file an offering statement on Form 1-A with the Securities and Exchange Commission. Prior to or concurrently with this offering, the Company will complete the contribution transactions, pursuant to which the Company will acquire the St. Regis Aspen Resort in exchange for units of limited partner interest ("OP Units") in the Company's operating partnership and/or cash.

        Upon the completion of the contribution transactions and this offering, our operations will be managed by ER-REITS, LLC, which we refer to as our manager, which is a newly-formed, majority-owned subsidiary of Elevated Returns, LLC, which in turn is wholly owned by Mr. De Baets.

        The Company intends to qualify as a real estate investment trust (a "REIT") under the U.S. Internal Revenue Code of 1986, as amended, commencing with its taxable period ending on December 31, 2018. The Company generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annual distributes all of its net taxable income to stockholders and maintains its intended qualification as a REIT. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

Deferred Offering Costs

        Our Predecessor has agreed to pay 100% of (i) the Selling Agent commissions; and (ii) our other offering and contribution transaction expenses, including the acquisition fee payable to our Manager. As a result, the Company has not capitalized costs relating to the IPO.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

        The preparation of the balance sheet in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Separate statements of operations, changes in stockholders' equity and cash flows have not been presented as there have been no activities for the Company.

3. Commitments and Contingencies

        There are no commitments or contingencies as of September 30, 2017.

4. Subsequent Events

        Management has evaluated subsequent events through November 13, 2017, the date the balance sheet was available to be issued. There were no subsequent events that have occurred which would require recognition or disclosure in the financial statements.

315 EAST DEAN ASSOCIATES, INC.

BALANCE SHEETS

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,356,885	$6,030,138
Restricted cash and cash equivalents	1,127,786	1,729,544
Receivables, net	687,077	5,183,685
Inventories	345,734	272,121
Prepaid expenses and other	611,640	289,033
Other receivables	1,308,364	518,802

Total current assets	9,437,486	14,023,323

Property and equipment, net	96,699,926	98,250,442
Other assets:
Deposits and other assets	343,935	196,922

Total assets	$106,481,347	$112,470,687

Current liabilities:
Accounts payable	785,692	1,566,906
Accrued expenses	3,617,980	4,396,685
Advance deposits	2,587,911	6,109,854

Total current liabilities	6,991,583	12,073,445
Non-current liabilities:
Note payable	119,374,832	99,896,890

Commitments and contingencies
Stockholder's equity (deficit)
Common stock, $1.00 par value, 50,000,000 shares authorized and outstanding	50,000,000	50,000,000
Additional paid-in capital	3,391,452	3,391,452
Accumulated deficit	(73,276,520)	(52,891,100)

Total stockholder's equity (deficit)	(19,885,068)	500,352

Total liabilities and stockholder's equity (deficit)	$106,481,347	$112,470,687

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Revenues, net
Rooms	$22,871,884	$20,659,148
Food and beverage	6,962,427	7,085,278
Other operating departments, rental, and other	5,098,896	4,649,906

Total revenues	34,933,207	32,394,332
Departmental costs and expenses
Rooms	5,076,685	4,920,001
Food and beverage	5,246,851	5,734,024
Other operating departments, rental, and other	2,394,176	2,606,511

Total departmental costs and expenses, exclusive of depreciation shown below	12,717,712	13,260,536
Departmental income	22,215,495	19,133,796

Operating expenses
General and administrative	3,396,352	3,381,813
Marketing and promotion	2,770,725	2,561,856
Repairs and maintenance	1,360,861	1,229,528
Corporate expenses	1,005,029	910,390
Utilities	492,247	483,574
Management fees—related party	1,076,000	576,000
Hotel management fees	2,236,725	1,469,570
Property taxes	698,689	682,171
Depreciation	3,786,012	3,850,948

Total operating expenses	16,822,640	15,145,850

Net operating income	5,392,855	3,987,946
Other expenses
Interest expense	5,229,892	4,318,262

Net Income (loss)	$162,963	$(330,316)

Weighted average shares outstanding, basic and diluted	50,000,000	50,000,000

Earnings per share, basic and diluted	$0.00	$(0.01)

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

	Common Stock				Total stockholder's equity (deficit)
			Additional paid-in capital	Accumulated deficit
	Shares	Amount
Balance—January 1, 2016	50,000,000	$50,000,000	$3,241,452	$(50,532,426)	$2,709,026
Net loss	—	—	—	(330,316)	(330,316)
Distributions	—	—	—	(2,450,000)	(2,450,000)

Balance—September 30, 2016 (unaudited)	50,000,000	50,000,000	3,241,452	(53,312,742)	(71,290)
Net income	—	—	—	421,642	421,642
Contributions	—	—	150,000	—	150,000

Balance—December 31, 2016	50,000,000	50,000,000	3,391,452	(52,891,100)	500,352
Net income	—	—	—	162,963	162,963
Distributions	—	—	—	(20,548,383)	(20,548,383)

Balance—September 30, 2017 (unaudited)	50,000,000	$50,000,000	$3,391,452	$(73,276,520)	$(19,885,068)

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Cash flows provided by operating activities
Net income (loss)	$162,963	$(330,316)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	3,786,012	3,850,948
Amortization of loan costs as interest expense	300,531	309,331
Interest rate cap fair value	57,276	17,293
Provision for doubtful accounts	(5,775)	11,310
Changes in assets and liabilities
Restricted cash	(225,766)	176,515
Receivables	4,502,383	2,971,779
Inventories	(73,613)	35,465
Prepaid expenses and other	(322,607)	(164,883)
Other receivables	(789,562)	531,221
Deposits and other assets	(144,989)	14,229
Accounts payable	(781,214)	(7,780)
Accrued expenses	(778,705)	(879,911)
Advance deposits	(3,521,943)	(2,728,261)

Net cash flows provided by operating activities	2,164,991	3,806,940

Cash flows used in investing activities
Restricted cash	827,524	68,469
Purchase of property and equipment	(2,235,493)	(1,776,458)

Net cash flows used in investing activities	(1,407,969)	(1,707,989)

Cash flows provided by (used) in financing activities
Proceeds from refinancing of debt	20,000,000	—
Proceeds from note payable to related party	1,649,558	—
Repayment of note payable to related party	(1,649,558)	—
Owner contribution to equity	—	150,000
Distributions paid	(20,548,387)	(2,450,000)
Payment for debt financing costs	(822,588)	—
Payment for interest rate cap	(59,300)	—

Net cash flows used in financing activities	(1,430,275)	(2,300,000)

Net increase (decrease) in cash and equivalents	(673,253)	(201,049)

Cash and cash equivalents, beginning of period	6,030,138	4,339,343

Cash and cash equivalents, end of period	$5,356,885	$4,138,294

Supplemental cash flow information
Cash paid for interest	$4,872,084	$3,991,638
Accrued offering costs	$243,600	$—

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements

(unaudited)

Note 1—Description of business and summary of significant accounting policies

        315 East Dean Associates, Inc., dba The St. Regis Aspen Resort ("East Dean", the "Company", "we", "us" or "our") was incorporated on July 8, 2010 in the state of Delaware, United States of America ("USA"), and is domiciled in the USA. East Dean was formed for the purpose of acquiring and operating The St. Regis Aspen Resort (the "Hotel") in Aspen, Colorado, acquired on October 30, 2010. The Hotel is comprised of 179 guest rooms, food and beverage facilities, meeting space, spa and fitness center, restaurants and retail outlets. The Hotel's business is seasonal, with operating peaks during the winter and summer seasons.

        The financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting of normal, recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2017, the results of operations for the nine months ended September 30, 2017 and 2016, and cash flows for the nine months ended September 30, 2017 and 2016.

Use of estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates. The Company's most significant areas of estimation are:

  •
  classification of current and long-term portions of significant assets and liabilities;

  •
  establishing depreciable lives for leasehold improvements, and establishing straight-line rent expense periods for operating leases with rent holidays and escalations in payments;

  •
  allowances associated with receivables;

  •
  the deferred income tax asset valuation allowance and effective income tax rates; and

  •
  valuation of the interest rate cap.

Cash and cash equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. A significant portion of the Company's cash and cash equivalents is maintained at various financial institutions in amounts that may exceed federally insured limits of $250,000 per account; however, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk. The Company has not experienced any losses and does not believe it is exposed to any significant risk on cash and cash equivalent balances.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

Restricted cash and cash equivalents

        Restricted cash represents required amounts to be reserved under the terms of the Company's note payable agreement for improvements and real estate taxes under the management agreement. Restricted cash and cash equivalents held by the Company consisted of the following:

	September 30, 2017	December 31, 2016
Property and equipment reserve—cash equivalent	$261,630	$1,089,154
Tax reserve—cash	866,156	640,390

Restricted cash	$1,127,786	$1,729,544

        The property and equipment reserve is classified as a cash equivalent and held at fair value. Refer to Note 3—Fair value of financial instruments for additional information.

Receivables

        Accounts receivable is comprised of amounts due from hotel guests and amounts due from individuals or companies for banquets and other events provided by the St. Regis Aspen Resort. We provide an allowance for doubtful accounts, as necessary, for accounts deemed potentially uncollectible in the judgment of management. Generally, receivables are deemed uncollectible when we have determined that all legal remedies have been exhausted at which time the receivable is written off. As of September 30, 2017 the Company had no reserve for doubtful accounts and at December 31, 2016, the Company had an estimated allowance for doubtful accounts of $6,000.

Residence Club Receivable

        Located on the same lot but separate from the Hotel are certain condominium units owned and operated by parties separate from the Company (the "Residence Club"). Historically, the Residence Club was owned and operated by our hotel manager. In May 2016, the hotel manager sold the Residence Club to a third party. Our relationship with our hotel manager (and, by extension the Residence Club during the time our hotel manager owned the Residence Club) is contractual, and while certain rights of authority have been conveyed through the hotel management agreement, our hotel manager does not significantly influence the management or operating policies of us or our manager.

        Under the terms of the hotel management agreement, we incur cash expenditures at the direction of our hotel manager related to the operations of the Residence Club. The cash expenditures incurred by us on behalf of the Residence Club include allocated shared payroll costs, food and beverage and other departmental staff, utilities and shared services costs (including laundry, fitness center and transportation) and any direct costs for repairs and maintenance, as applicable, based on the terms outlined within the hotel management agreement. It is the responsibility of our hotel manager to provide these services to Residence Club, and the cash expenditures incurred by us are subject to reimbursement. Under ASC Topic 605, "Revenue Recognition—" such transactions are accounted for on a net basis in our capacity as an agent whereby we do not receive any benefit or obligation from the Residence Club, other than the reimbursement of the cash expenditures.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

        For the nine months ended September 30, 2017 and the year ended December 31, 2016, total amounts refunded were $2,971,000 and $3,662,000, respectively. As of September 30, 2017 and December 31, 2016 the amounts due from the Residence Club were $1,308,000 and $519,000 respectively, and are included in "Other receivables" on the balance sheet.

Inventories

        Inventories consist of food, beverage, and spa gift shop items and are stated at the lower of cost or net realizable value using the first-in, first-out method. Operating stock, which represents items such as china, glassware, silver, and linen, is expensed when placed in service.

Property and equipment

        Property and equipment are carried at cost, net of accumulated depreciation. The related cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the accounts and the resultant gain or loss is reflected in earnings in the period incurred. Routine repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related property and equipment or extend its useful life are capitalized.

        Depreciation is calculated on the straight-line method based on the following estimated useful lives:

Years
Land improvements	15
Building	39
Building improvements	15
Furniture, fixtures and equipment	3-7

        We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse permanent changes in the demand for lodging at the properties due to declining economic conditions and/or new hotel construction where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from an ultimate disposition of the hotel property exceeds its carrying value. If the estimated undiscounted future cash flows are found to be less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property's estimated fair market value would be recorded and an impairment loss recognized.

        The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2017 and December 31, 2016, the Company expects these assets to be fully recoverable.

Financing costs

        The Company capitalized lender origination costs and fees incurred with a debt restructuring accounted for as a modification of debt. Capitalized fees are amortized as an adjustment to interest

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

expense over the life of the borrowing on a straight-line basis, which approximates the effective interest method. Fees paid to third parties associated with the loan modification as well as unamortized deferred lending costs are expensed as interest expense.

Fair values of financial instruments

        The Company is required to disclose the fair value of financial instruments pursuant to ASC Topic 820, "Fair Value Measurements and Disclosures." ASC 820, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measurements.

        The three levels are defined as follows:

  •
  Level 1—Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data, either directly or indirectly, for substantially the entire contractual term of the asset or liability.

  •
  Level 3—Unobservable inputs that reflect the entity's own assumptions about the assumptions market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

Derivative instruments

        Concurrently with an April 2017 refinancing of its note payable, the Company purchased an interest rate cap agreement with a notional amount of $120,000,000 to manage the exposure to interest rate movements on the restructured variable-rate debt when one-month LIBOR exceeds 3.0%. As of September 30, 2017, the one-month LIBOR was 1.235%. The effective date of the interest rate cap agreement is March 31, 2017, and the agreement matures on April 7, 2019. The Company paid $59,300 for this interest rate cap and the fair value of the cap as of September 30, 2017 was approximately $2,000.

        Prior to the April 2017 refinancing, the Company had an interest rate cap agreement with a notional amount of $100,000,000 to manage the exposure to interest rate movements on the restructured variable-rate debt when one-month LIBOR exceeds 2.0%. The effective date of this interest rate cap agreement was April 6, 2015, and the agreement matured on April 15, 2017.

        These derivatives are not designated as a hedge and does not qualify for hedge accounting. Accordingly, changes in the fair value of the interest rate cap are recognized as interest expense. The Company's investment in the interest rate cap is included in "Deposits and other assets" on the balance sheets.

Revenue recognition

        The Company recognizes revenue daily when earned, on the close of each business day, which is at the time rooms, food and beverage, or spa or other services are provided. Amounts received in advance

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

of guest-stays are reflected as "Advance deposits" in the accompanying balance sheets. Cancellation revenue is recognized at the time the customer cancels the event and receives no future credit or promise of service. Revenues are reported net of occupancy and other taxes collected from customers and remitted to governmental authorities.

        The Company leases restaurant and retail space to unafilliated tenants and a related party. The leases are cancellable by the Company with three to six months' notice, and provide for minimum rental increases. For these leases, the aggregate rental income over the lease term is recognized on a straight-line basis over the lease term. The difference between the income receivable in any year and the amount received under the lease during that year is recorded as deferred rent on the Company's balance sheet and has been included in "Deposits and other assets" on the balance sheets, which will reverse over the lease term. Deferred rent as of September 30, 2017 and December 31, 2016 was $54,000 and $95,000, respectively. The leases expire at varying dates ranging from May 2018 to March 2023.

        Rental income for the nine months ended September 30, 2017 and 2016 was $760,000 and $794,000, respectively. Refer to Note 8—Related party transactions for additional information.

Income taxes

        Deferred income taxes are provided for the effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases primarily from operating loss carry forwards and depreciation. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the change occurs.

        Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which any unused tax losses can be utilized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Management's judgment is required in determining provisions for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets and liabilities can be recognized. If the final outcome of these matters differs from the amounts initially recorded, differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

        The accounting standard governing uncertainty in income taxes clarifies the accounting and disclosure for uncertain tax positions. It prescribes a recognition threshold and measurement in the financial statements of a tax position taken or expected to be taken in a tax return of the entity.

        In examining its tax positions under this standard, all entities in the financial statements assume its positions will be examined by the appropriate taxing authority, and the taxing authority will have full knowledge of all relevant information. The technical merits of the entities' tax positions are derived from sources of authorities in the tax law (legislation and statutes, legislative intent, regulations, rulings,

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

and case law) and their applicability to the facts and circumstances of the tax positions. Past administrative practices and precedents of the taxing authority in its dealings with the entities and similar enterprises that are widely understood have also been taken into account.

        Each tax position has been evaluated without consideration of the possibility of offset or aggregation with other positions. Based on this evaluation, no unrecognized tax benefits have been recorded in the accompanying financial statements. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest related to underpayment of income tax have been incurred for the nine months ended September 30, 2017 and for the year ended December 31, 2016.

Segment Information

        The Company has determined that its business is conducted in one reportable segment: hotel ownership.

Deferred Offering Costs

        An affiliate of the Company, Aspen REIT, Inc. ("Aspen REIT") intends to conduct its initial public offering (the "IPO"). Prior to or concurrently with the IPO, Aspen REIT will complete the contribution transactions, pursuant to which Aspen REIT will acquire the Hotel in exchange for units of limited partner interest in Aspen REIT's operating partnership and cash from the IPO. The Company has agreed to pay 100% of (i) the Selling Agent commissions; and (ii) other offering and contribution transaction expenses, including the acquisition fee paid to Aspen REIT's manager. We estimate that the total amount of these fees will be approximately $6.0 million. Deferred offering costs, consisting of legal, accounting and filing fees relating to the IPO, are capitalized. The deferred offering costs will be expensed upon the completion of the offering by Aspen REIT. In the event the offering is terminated or delayed, deferred offering costs will be expensed in the period of such event. As of September 30, 2017, $244,000 of deferred offering costs has been capitalized. There were no deferred offering costs capitalized as of December 31, 2016.

Recent accounting pronouncements

        From time to time, the Financial Accounting Standards Board ("FASB") or other standards setting bodies issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification are communicated through issuance of an Accounting Standards Update ("ASU").

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, and has subsequently issued several supplemental and/or clarifying ASUs (collectively known as "ASC 606"). The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for fiscal years, and interim periods within those

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 1—Description of business and summary of significant accounting policies (Continued)

years, beginning after December 15, 2017, with the option of applying the standard early as of the original effective date for public entities. The new standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of the new guidance and the method of adoption, and has made some preliminary conclusions as of the date of this report. The Company believes it will adopt this standard using the full retrospective method to restate each prior reporting period presented. The Company does not expect any significant impact upon adoption of this standard as its contracts with customers are i) generally short-term (itinerant room stays at the Hotel with revenues booked after services are provided), ii) services and not goods related, and iii) not based on percentage of completion or other multi-period or interim benchmarks for performance. Revenue for other contracts, such as those for events, are similarly recognized upon completion of services. The Company will continue to monitor and assess the possible impacts of this standard with possible early adoption prior to its mandated effectiveness.

        In February 2016, the FASB issued ASU 2016-02, Leases. The primary objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Public entities must adopt the new guidance for reporting periods beginning after December 15, 2018, with early adoption permitted. Companies are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the impact that the standard will have on the financial statements, and the Company has made no conclusions as of the date of this report. The Company anticipates that it will adopt the standard beginning on January 1, 2019.

        In November 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Payments. The objective of ASU 2016-15 will require that a statement of cash flows explain the change during the period in the totals of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Public entities are required to adopt the new standard for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact that the standard will have on the financial statements, and has made no conclusions as of the date of this report.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 2—Property and equipment

        Property and equipment are summarized as follows:

	September 30, 2017	December 31, 2016
	(unaudited)
Land	$17,121,452	$17,121,452
Building	86,596,997	86,374,638
Personal property and equipment	1,265,100	1,265,100
Furniture, fixtures and equipment	20,758,135	18,744,999

	125,741,685	123,506,189
Less: Accumulated depreciation	(29,041,759)	(25,255,747)

Property and equipment, net	$96,699,926	$98,250,442

        Depreciation expense for the nine months ended September 30, 2017 and 2016 was $3,786,000 and $3,851,000, respectively.

Note 3—Fair value of financial instruments

        The Company's financial instruments consist of cash and cash equivalents, money market mutual fund accounts and other receivables, accounts payable, and the note payable. The carrying amount of cash and cash equivalents, accounts and other receivables and accounts payable approximates fair value because of their short maturities. The carrying amount of the note payable approximates its fair value as the interest rate is adjusted regularly based on current market conditions.

        The following tables present the carrying value and fair value, by fair value hierarchy, of the Company's financial instruments, at September 30, 2017 and December 31, 2016, respectively.

	As of September 30, 2017 (unaudited)
	Total Fair Value	Quoted prices in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market mutual fund	$261,630	$261,630	$—	$—
Interest rate cap	2,024	—	2,024	—

Total	$263,654	$261,630	$2,024	$—

	As of December 31, 2016
	Total Fair Value	Quoted prices in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market mutual fund	$1,089,154	$1,089,154	—	—

Total	$1,089,154	$1,089,154	$—	$—

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 3—Fair value of financial instruments (Continued)

        The Company uses a market approach fair value methodology to value its money market mutual fund cash equivalent. The Company's money market mutual fund value is based on quoted prices in active markets for identical assets and is therefore defined as a Level 1 asset within the same class of nature and risk. To calculate NAV, the fund's assets are valued and liabilities are subtracted and the balance is divided by the number of shares outstanding and the fund's value is considered readily determinable. As of September 30, 2017 and December 31, 2016, cost basis was equivalent to fair value.

        The Company's interest rate cap was valued using commercially reasonable industry and market practices and analysis based on market observable inputs for similar financial instruments, representing Level 2 assets as defined by U.S. GAAP. The fair value of the Company's interest rate cap represents the amount the Company would receive to terminate the contract.

Note 4—Accrued expenses

        The following table sets forth the components of the Company's accrued liabilities in the balance sheets.

	September 30, 2017	December 31, 2016
	(unaudited)
Accrued commissions	$75,601	$157,400
Accrued employee compensation and benefits	1,673,553	1,278,986
Accrued real estate taxes payable	667,952	882,060
Accrued sales & use taxes payable	349,192	933,784
Other accrued liabilities*	851,683	1,144,455

Total accrued expenses	$3,617,980	$4,396,685

*
Other accrued liabilities consist of items which are individually less than 5% of total current liabilities.

Note 5—Note payable

        In April 2017, the Company refinanced the mortgage with the current lender and obtained a new $120,000,000 note payable from the lender. The note matures in April 2019 with three successive one-year options to extend the scheduled maturity date pursuant to certain conditions set forth in the agreement. The note payable is interest only and bears interest at the greater of 0.99% or one-month LIBOR plus 4.55%. (5.79% at September 30, 2017). The note is collateralized by all assets of the Company. In addition, the note is personally guaranteed by the Company's chief executive officer and a parent company entity controlled by our chief executive officer. The Company is subject to certain financial reporting covenants applicable for quarterly periods during which the note is outstanding.

        Concurrently with the refinancing of the note payable, the Company purchased an interest rate cap agreement with a notional amount of $120,000,000 to manage the exposure to interest rate movements on the variable-rate debt when LIBOR exceeds 3.00%. The interest rate cap agreement was effective in April 2017, and the agreement matures in April 2019.

        Prior to the April 2017 refinancing, the Company had a mortgage whose initial term matured in April 2017 and was interest-only through maturity. The note payable bore interest of 4.8% plus the

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 5—Note payable (Continued)

greater of 0.20% or one-month LIBOR (5.46% at December 31, 2016). The Company was required to obtain an interest rate cap agreement during the initial term and for any subsequent extension periods of the initial maturity date. The note payable was collateralized by all of the assets of the Company. In addition, the note was personally guaranteed by the Company's chief executive officer and a parent company entity controlled by our chief executive officer.

        The following table sets forth information pertaining to the note payable.

	Principal amount of note payable	Financing costs, net	Total
Balance—December 31, 2016	$100,000,000	$(103,110)	$99,896,890
Refinancing—additional proceeds	20,000,000	(822,588)	19,177,412
Amortization of lending costs	—	300,530	300,530

Balance—September 30, 2017 (unaudited)	$120,000,000	$(625,168)	$119,374,832

        The following table sets forth recorded interest expense:

	Nine Months Ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Debt-based interest expense	$4,872,084	$3,991,638
Amortization of lending costs	300,530	309,331
Change in fair value of interest rate cap	57,278	17,293

Interest expense	$5,229,892	$4,318,262

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 6—Income taxes

        The components of the Company's net deferred taxes were as follows:

	September 30, 2017	December 31, 2016
	(unaudited)
Total deferred tax assets
Accrued vacation	$128,861	$68,375
Allowance for doubtful accounts	—	2,140
Depreciation	85,135	—
Amortization of intangibles	8,531	46,320
Loss carryforwards	8,332,402	8,565,114

Deferred tax assets	8,554,929	8,681,949

Total deferred tax liabilities
Prepaid expenses	(226,648)	(107,104)
Deferred rent asset	—	(35,166)
Depreciation	—	(74,932)
Section 481a adjustment	(64,172)	(102,675)

Deferred tax liabilities	(290,820)	(319,877)

Valuation allowance	(8,264,109)	(8,362,072)

Net deferred income tax assets (liabilities)	$—	$—

        At September 30, 2017 and December 31, 2016, the Company has deferred tax assets of $8,554,929 and $8,681,949 respectively, substantially representing federal and state net operating loss carryforwards (which begin to expire in 2032), and deferred tax liabilities of $290,820 and $319,877, respectively, substantially representing depreciable assets.

        Management believes the deferred tax assets are not realizable and has applied a full valuation allowance of $8,264,109 and $8,362,072 at September 30, 2017 and December 31, 2016, respectively.

        The Company's policy is to recognize interest and penalties on any unrecognized tax benefits in income tax expense. No unrecognized tax benefits or related interest and penalties have been recognized by the Company for the periods ending September 30, 2017 and December 31, 2016.

        As of September 30, 2017 and December 31, 2016, the Company is no longer subject to federal or state income tax examinations for years before 2013 and 2012, respectively, except with regard to the unutilized net operating losses carried forward from such periods.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 6—Income taxes (Continued)

        A reconciliation of the Company's income tax provision to the statutory U.S. federal tax rates is as follows:

	September 30, 2017	September 30, 2016
	(unaudited)	(unaudited)
U.S. federal statutory rate	34%	34%
State income taxes, net of federal tax benefit	5%	5%
Change in valuation allowance impacting tax rate	(60)%	(56)%
Permanent Items	14%	(3)%
Net operating loss adjustment	7%	22%
Depreciation adjustment	—%	(2)%

Total	—%	—%

Note 7—Commitments and contingencies

Litigation

        The Company from time to time can be involved in claims, suits, assessments, investigations and legal proceedings that arise from time to time in the ordinary course of its business of operating a hotel and as an owner of real estate. Management believes the Company has adequate insurance coverage for all such matters and that, although the ultimate outcome of such claims cannot be ascertained, the Company accrues a liability when it believes it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company has no such accruals for the periods ended September 30, 2017 and December 31, 2016 and reviews any such activities at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and the Company's views on the probability of outcomes of claims, suits, assessments, investigations or legal proceedings change, the Company will accrue such liabilities in the period in which such determination is made. Current pending and threatened claims are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows.

Hotel management agreement

        Concurrently with the purchase of the Hotel, the Company entered into a management agreement (the "Agreement") with a management company to operate all aspects of the Hotel through December 31, 2040. The Agreement provides the management company with the right to extend the term of the Agreement for up to two additional 10-year terms. The management company shall receive a management fee comprised of a base fee and an incentive fee. The base fee is 4% of gross operating revenue, as defined in the Agreement, plus 10% of the net operating income of all third party operated areas (as defined in the Agreement), for each month during the term (including any partial month at the commencement and expiration or termination of the term), provided that in no event shall the base management fee be less than $500,000 each year. The incentive fee is 20% of gross operating profit less base management fees, taxes, insurance, FF&E Reserve, and 10% of the owner's project costs, as defined in the Agreement, for capital improvements at the Hotel. The agreement also requires a

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 7—Commitments and contingencies (Continued)

reserve fund be maintained to ensure that funds are available for necessary capital improvements, which shall not exceed 4% of revenues per year.

        The Agreement provides for cancellation without termination charges if defined operating results are not being achieved, beginning with the third year of the Agreement.

        Hotel management fees paid under this management agreement totaled $2,237,000 and $1,470,000 for the nine months ended September 30, 2017 and 2016, respectively.

Operating leases

        Total rent expense for the nine months ended September 30, 2017 and 2016 was $252,000 and $252,000, respectively.

        The Company has non-cancellable operating leases for equipment used in the operation of the Hotel. The leases expire at various dates through 2019. The following is a schedule of aggregate remaining non-cancellable operating lease payments:

Ending December 31, (unaudited)
Remaining three months, 2017	$14,993
2018	59,035
2019	58,167

$132,195

Note 8—Related party transactions

        In January 2015, the Company entered into a management agreement with a related party through common ownership. Under the terms of the amended agreement, the Company shall pay $64,000 per month plus reimbursement for all expenses incurred in providing the services, as defined in the agreement. The term of the agreement is for twelve months and renews automatically unless written notice of termination is given no less than 60 days prior to the last day of the then-current term. Related party management fees paid totaled $576,000 for the nine months ended September 30, 2017 and 2016. In addition, a $500,000 incentive fee was paid during the nine months ended September 30, 2017.

        On April 14, 2017, the Company borrowed $1,649,558 from a related party for distributions to shareholders, such amount noted separately on the balance sheet as a "Note payable to related party." On July 5, 2017, the Company repaid the amount payable.

Lease agreement—related party

        The Company leases a 5,000 square foot facility which includes a restaurant, lounge and bar located on the Hotel property to a related party through common ownership. The term of the lease is for 10 years and commenced in April 2013.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

(unaudited)

Note 8—Related party transactions (Continued)

        The following is a schedule of aggregate future minimum rental income payments required by the related-party lease:

Ending December 31, (unaudited)
Remaining three months, 2017	$33,000
2018	132,000
2019	132,000
2020	145,200
2021	145,200
Thereafter	185,100

$772,500

        Related-party rental income for the nine months ended September 30, 2017 and 2016, was $99,000 and $90,000, respectively.

Note 9—Earnings per share

        The table below calculates the earnings per share for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Basic and diluted:
Net income (loss)	$162,963	$(330,316)
Weighted average shares outstanding	50,000,000	50,000,000

Earnings per share, basic and diluted	$0.00	$(0.01)

Note 10—Subsequent events

        Management performed an evaluation of the Company's activity through November 13, 2017, the date the financial statements were available to be issued. The Company is not aware of any other subsequent events that would require recognition or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder
315 East Dean Associates, Inc.

        We have audited the accompanying balance sheets of 315 East Dean Associates, Inc. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholder's equity, and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 315 East Dean Associates, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Irvine, California
July 12, 2017

315 EAST DEAN ASSOCIATES, INC.

BALANCE SHEETS

	As of December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$6,030,138	$4,339,343
Restricted cash and cash equivalents	1,729,544	1,847,466
Receivables, net	5,183,685	4,072,887
Inventories	272,121	285,525
Prepaid expenses and other	289,033	291,844
Other receivables	518,802	732,178

Total current assets	14,023,323	11,569,243

Property and equipment, net	98,250,442	100,901,583
Other assets:
Deposits and other assets	196,922	227,946

Total assets	$112,470,687	$112,698,772

Current liabilities:
Accounts payable	1,566,906	1,495,883
Accrued expenses	4,396,685	3,945,609
Advance deposits	6,109,854	5,063,806

Total current liabilities	12,073,445	10,505,298
Non-current liabilities:
Note payable	99,896,890	99,484,448

Commitments and contingencies
Stockholder's equity
Common stock, $1.00 par value, 50,000,000 shares authorized and outstanding	50,000,000	50,000,000
Additional paid-in capital	3,391,452	3,241,452
Accumulated deficit	(52,891,100)	(50,532,426)

Total stockholder's equity	500,352	2,709,026

Total liabilities and stockholder's equity	$112,470,687	$112,698,772

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015
Revenues, net
Rooms	$28,671,050	$24,350,141
Food and beverage	8,147,673	8,021,444
Other operating departments, rental, and other	5,745,055	5,027,899

Total revenues	42,563,778	37,399,484
Departmental costs and expenses
Rooms	6,350,223	5,415,517
Food and beverage	7,136,969	6,785,110
Other operating departments, rental, and other	3,279,008	2,834,229

Total departmental costs and expenses, exclusive of depreciation shown below	16,766,200	15,034,856
Departmental income	25,797,578	22,364,628

Operating expenses
General and administrative	4,482,962	4,101,429
Marketing and promotion	3,348,587	3,045,982
Repairs and maintenance	1,701,955	1,812,280
Corporate expenses	1,001,526	730,355
Utilities	642,528	734,555
Management fees—related party	768,000	678,823
Hotel management fees	2,163,726	1,558,061
Property taxes	928,265	918,176
Depreciation	5,126,836	4,877,832

Total operating expenses	20,164,385	18,457,493

Net operating income	5,633,193	3,907,135
Other (income) and expenses
Interest expense	5,791,742	7,274,154
Other income	(249,875)	(544,924)
Related party receivable write-off	—	330,297

Total other (income) and expenses	5,541,867	7,059,527

Net income (loss)	$91,326	$(3,152,392)

Weighted average shares outstanding, basic and diluted	50,000,000	50,000,000

Earnings (loss) per share, basic and diluted	$0.00	$(0.06)

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

	Common Stock
			Additional paid-in capital	Accumulated deficit	Total stockholder's equity
	Shares	Amount
Balance—January 1, 2015	50,000,000	$50,000,000	$2,741,452	$(20,965,132)	$31,776,320
Net loss	—	—	—	(3,152,392)	(3,152,392)
Capital contributions	—	—	500,000	—	500,000
Distributions	—	—	—	(26,414,902)	(26,414,902)

Balance—December 31, 2015	50,000,000	50,000,000	3,241,452	(50,532,426)	2,709,026
Net income	—	—	—	91,326	91,326
Capital contributions	—	—	150,000	—	150,000
Distributions	—	—	—	(2,450,000)	(2,450,000)

Balance—December 31, 2016	50,000,000	$50,000,000	$3,391,452	$(52,891,100)	$500,352

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
Cash flows provided by operating activities
Net income (loss)	$91,326	$(3,152,392)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	5,126,836	4,877,832
Amortization and write-off of loan costs as interest expense	412,442	1,223,572
Change in market value of interest rate cap contracts	17,294	570,964
Write-off of related party receivable	—	330,297
Changes in assets and liabilities
Restricted cash	6,075	(646,465)
Receivables	(1,110,798)	(534,979)
Inventories	13,404	(24,119)
Prepaid expenses and other	2,811	(51,131)
Deposits and other assets	31,024	(2,201)
Accounts payable	71,023	788,651
Accrued liabilities	433,782	136,156
Advance deposits	1,046,048	264,184
Other receivables	244,792	(244,792)

Net cash flows provided by operating activities	6,386,059	3,535,577

Cash flows used in investing activities
Restricted cash	111,847	(1,201,001)
Purchase of property and equipment	(2,475,695)	(1,608,722)
Net amounts incurred on behalf of Starwood Vacation Ownership	(31,416)	(97,001)

Net cash flows used in investing activities	(2,395,264)	(2,906,724)

Cash flows used in financing activities
Purchase of interest rate cap contract	—	(99,600)
Payment of deferred financing costs	—	(824,882)
Proceeds from the sale of interest rate cap contract	—	700,000
Distributions paid	(2,450,000)	(26,414,902)
Proceeds from refinance of note payable	—	27,370,537
Principal payments on note payable	—	(2,357,820)
Contributions	150,000	—

Net cash flows used in financing activities	(2,300,000)	(1,626,667)

Net increase (decrease) in cash and equivalents	1,690,795	(997,814)

Cash and cash equivalents, beginning of year	4,339,343	5,337,157

Cash and cash equivalents, end of year	$6,030,138	$4,339,343

Supplemental cash flow information
Cash paid for interest	$5,362,169	$4,153,613
Exchange of amount due from parent for equity	$—	$500,000

The accompanying notes are an integral part of these financial statements.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements

Note 1—Description of business and summary of significant accounting policies

        315 East Dean Associates, Inc., dba The St. Regis Aspen Resort ("East Dean", the "Company", "we", "us" or "our") was incorporated on July 8, 2010 in the state of Delaware, United States of America ("USA"), and is domiciled in the USA. East Dean was formed for the purpose of acquiring and operating The St. Regis Aspen Resort (the "Hotel") in Aspen, Colorado, acquired on October 30, 2010. The Hotel is comprised of 179 guest rooms, food and beverage facilities, meeting space, spa and fitness center, restaurants and retail outlets. The Hotel's business is seasonal, with operating peaks during the winter and summer seasons.

        The financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Use of estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates. The Company's most significant areas of estimation are:

  •
  classification of current and long-term portions of significant assets and liabilities;

  •
  establishing depreciable lives for leasehold improvements, and establishing straight-line rent expense periods for operating leases with rent holidays and escalations in payments;

  •
  allowances associated with receivables;

  •
  the deferred income tax asset valuation allowance and effective income tax rates; and

  •
  valuation of the interest rate cap.

Cash and cash equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. A significant portion of the Company's cash and cash equivalents is maintained at various financial institutions in amounts that may exceed federally insured limits of $250,000 per account; however, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk. The Company has not experienced any losses and does not believe it is exposed to any significant risk on cash and cash equivalent balances.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

Restricted cash and cash equivalents

        Restricted cash represents required amounts to be reserved under the terms of the Company's note payable agreement for improvements and real estate taxes under the management agreement. Restricted cash and cash equivalents held by the Company consisted of the following:

	Year Ended December 31,
	2016	2015
Property and equipment reserve—cash equivalent	$1,089,154	$1,201,001
Tax reserve—cash	640,390	646,465

Restricted cash	$1,729,544	$1,847,466

        The property and equipment reserve is classified as a cash equivalent and held at fair value. Refer to Note 3—Fair value of financial instruments for additional information.

Receivables

        Accounts receivable is comprised of amounts due from hotel guests and amounts due from individuals or companies for banquets and other events provided by the hotel. The Company provides an allowance for doubtful accounts, as necessary, for accounts deemed potentially uncollectible. An allowance for doubtful accounts is determined based on the age of the account balances, the creditworthiness of the customer and collection history. Accounts receivable are charged off when the balance is determined to be uncollectible. There was a $1,178 and $5,775 allowance for doubtful accounts required as of December 31, 2016 and 2015, respectively. Given the short-term nature of receivables, the Company generally does not charge interest on outstanding balances.

Residence Club Receivable

        Located on the same lot but separate from the Hotel are certain condominium units owned and operated by parties separate from the Company (the "Residence Club"). Historically, the Residence Club was owned and operated by our hotel manager. In May 2016, the hotel manager sold the Residence Club to a third party. Our relationship with our hotel manager (and, by extension the Residence Club during the time our hotel manager owned the Residence Club) is contractual, and while certain rights of authority have been conveyed through the hotel management agreement, our hotel manager does not significantly influence the management or operating policies of us or our manager.

        Under the terms of the hotel management agreement, we incur cash expenditures at the direction of our hotel manager related to the operations of the Residence Club. The cash expenditures incurred by us on behalf of the Residence Club include allocated shared payroll costs, food and beverage and other departmental staff, utilities and shared services costs (including laundry, fitness center and transportation) and any direct costs for repairs and maintenance, as applicable, based on the terms outlined within the hotel management agreement. It is the responsibility of our hotel manager to provide these services to Residence Club, and the cash expenditures incurred by us are subject to reimbursement. Under ASC Topic 605, "Revenue Recognition—" such transactions are accounted for

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

on a net basis in our capacity as an agent whereby we do not receive any benefit or obligation from the Residence Club, other than the reimbursement of the cash expenditures.

        For the years ended December 31, 2016 and 2015, total amounts refunded were $3,662,000 and $3,605,000, respectively. As of December 31, 2016 and 2015 the amounts due from the Residence Club were $519,000 and $487,000, respectively, and are included in "Other receivables" on the balance sheet.

Inventories

        Inventories consist of food, beverage, and spa gift shop items and are stated at the lower of cost or net realizable value using the first-in, first-out method. Operating stock, which represents items such as china, glassware, silver, and linen is expensed when placed in service.

Property and equipment

        Property and equipment are carried at cost, net of accumulated depreciation. The related cost and accumulated depreciation of assets retired or otherwise disposed of are removed from the accounts and the resultant gain or loss is reflected in earnings in the period incurred. Routine repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related property and equipment or extend its useful life are capitalized.

        Depreciation is calculated on the straight-line method based on the following estimated useful lives:

Years
Land improvements	15
Building	39
Building improvements	15
Furniture, fixtures and equipment	3-7

        We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel property may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse permanent changes in the demand for lodging at the properties due to declining economic conditions and/or new hotel construction where the hotel is located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from an ultimate disposition of the hotel property exceeds its carrying value. If the estimated undiscounted future cash flows are found to be less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the hotel property's estimated fair market value would be recorded and an impairment loss recognized.

        The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2016 and 2015, the Company expects these assets to be fully recoverable.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

Financing costs

        The Company capitalizes third-party fees incurred with a debt restructuring accounted for as an extinguishment because effectively the old debt has been extinguished and new debt has been issued. These fees are amortized as an adjustment to interest expense over the life of the borrowing on a straight-line basis, which approximates the effective interest method. Fees paid to creditors associated with a term debt restructuring accounted for as an extinguishment as well as unamortized deferred lending costs associated with the restructured debt are expensed as interest expense as part of the loss on extinguishment.

Fair values of financial instruments

        The Company is required to disclose the fair value of financial instruments pursuant to ASC Topic 820, "Fair Value Measurements and Disclosures." The Company adopted ASC Topic 820, "Financial Instruments" which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures.

        The three levels are defined as follows:

  •
  Level 1—Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data, either directly or indirectly, for substantially the entire contractual term of the asset or liability.

  •
  Level 3—Unobservable inputs that reflect the entity's own assumptions about the assumptions market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

Derivative instruments

        In April 2015, the Company terminated an interest rate cap agreement associated with a refinanced note payable. The Company received proceeds from the sale of the interest rate cap agreement of $700,000 which approximated the then fair value of the instrument. The change in fair value from January 1, 2015 through April 6, 2015, the date of termination, was recognized as interest expense.

        Concurrently with the termination of the interest rate cap associated with the refinanced note payable, the Company purchased an interest rate cap agreement with a notional amount of $100,000,000 to manage the exposure to interest rate movements on the restructured variable-rate debt when one-month LIBOR exceeds 2.0%. As of December 31, 2016 and 2015, one-month LIBOR was 0.546% and 0.539%, respectively. The effective date of the interest rate cap agreement was April 6, 2015, and the agreement matured on April 15, 2017. The derivative was not designated as a hedge and did not qualify for hedge accounting. Accordingly, changes in the fair value of the interest rate cap are recognized as interest expense. The Company's investment in the interest rate cap is included in "Deposits and other assets" on the balance sheets. Refer to Note 3—Fair value of financial instruments and Note 10—Subsequent events for additional information.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

Revenue recognition

        The Company recognizes revenue daily when earned, on the close of each business day, which is at the time rooms, food and beverage, or spa or other services are provided. Amounts received in advance of guest-stays are reflected as "Advance deposits" in the accompanying balance sheets. Cancellation revenue is recognized at the time the customer cancels the event and receives no future credit or promise of service. Revenues are reported net of occupancy and other taxes collected from customers and remitted to governmental authorities.

        The Company leases restaurant and retail space to unaffiliated tenants and a related party. The leases are cancellable by the Company with three to six months' notice, and provide for minimum rental increases. For these leases, the aggregate rental income over the lease term is recognized on a straight-line basis over the lease term. The difference between the income receivable in any year and the amount received under the lease during that year is recorded as deferred rent on the Company's balance sheet and has been included in "Deposits and other assets" on the balance sheets, which will reverse over the lease term. Deferred rent as of December 31, 2016 and 2015 was $94,901 and $93,602, respectively. The leases expire at varying dates ranging from May 2018 to March 2023.

        The following is a schedule of aggregate future minimum rental income payments required by these leases:

Year ending December 31,
2017	$451,454
2018	383,333
2019	167,455
2020	145,200
2021	145,200
Thereafter	185,130

$1,477,772

        Rental income for the years ended December 31, 2016 and 2015 was $548,960 and $510,691, respectively. Refer to Note 8—Related party transactions for additional information.

Income taxes

        Deferred income taxes are provided for the effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases primarily from operating loss carry forwards and depreciation. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the change occurs.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

        Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which any unused tax losses can be utilized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Management's judgment is required in determining provisions for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets and liabilities can be recognized. If the final outcome of these matters differs from the amounts initially recorded, differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

        The accounting standard governing uncertainty in income taxes clarifies the accounting and disclosure for uncertain tax positions. It prescribes a recognition threshold and measurement in the financial statements of a tax position taken or expected to be taken in a tax return of the entity.

        In examining its tax positions under this standard, all entities in the financial statements assume their positions will be examined by the appropriate taxing authority, and the taxing authority will have full knowledge of all relevant information. The technical merits of the entities' tax positions are derived from sources of authorities in the tax law (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax positions. Past administrative practices and precedents of the taxing authority in its dealings with the entities and similar enterprises that are widely understood have also been taken into account.

        Each tax position has been evaluated without consideration of the possibility of offset or aggregation with other positions. Based on this evaluation, no unrecognized tax benefits have been recorded in the accompanying financial statements. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest related to underpayment of income tax have been incurred for the years ended December 31, 2016 and 2015.

Segment Information

        The Company has determined that its business is conducted in one reportable segment: hotel ownership.

Recent accounting pronouncements

        From time to time, the Financial Accounting Standards Board ("FASB") or other standards-setting bodies issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification are communicated through issuance of an Accounting Standards Update ("ASU").

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, and has subsequently issued several supplemental and/or clarifying ASUs (collectively known as "ASC 606"). The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for fiscal years, and interim periods within those years, beginning after December 15, 2017, with the option of applying the standard early as of the

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

original effective date for public entities. The new standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of the new guidance and the method of adoption, and has made some preliminary conclusions as of the date of this report. The Company believes it will adopt this standard using the full retrospective method to restate each prior reporting period presented. The Company does not expect any significant impact upon adoption of this standard as its contracts with customers are i) generally short-term (itinerant room stays at the Hotel with revenues booked after services are provided), ii) services and not goods related, and iii) not based on percentage of completion or other multi-period or interim benchmarks for performance. Revenue for other contracts, such as those for events, are similarly recognized upon completion of services. The Company will continue to monitor and assess the possible impacts of this standard with possible early adoption prior to its mandated effectiveness.

        In February 2016, the FASB issued ASU 2016-02, Leases. The primary objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Public entities must adopt the new guidance for reporting periods beginning after December 15, 2018, with early adoption permitted. Companies are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the impact that the standard will have on the financial statements, and the Company has made no conclusions as of the date of this report.

        In November 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Payments. The objective of ASU 2016-15 will require that a statement of cash flows explain the change during the period in the totals of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Public entities are required to adopt the new standard for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the amendments early in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact that the standard will have on the financial statements, and has made no conclusions as of the date of this report.

Adoption of new accounting pronouncements

        In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The objective of ASU 2014-15 is to provide guidance with respect to GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 requires a management evaluation about whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date the financial statements are issued or available to be issued.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 1—Description of business and summary of significant accounting policies (Continued)

        In doing so, ASU 2014-15 should reduce diversity in the timing and content of footnote disclosures. The adoption of this standard did not materially impact the presentation of the Company's financial statements or accompanying notes.

        In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Income Taxes. This standard is issued as part of its Simplification Initiative. The objective of the Simplification Initiative is to identify, evaluate and improve areas of generally accepted accounting principles for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. The Company has elected to early adopt and retrospectively present this standard for the years ended December 31, 2016 and 2015. The adoption of this standard did not materially impact the presentation of the Company's balance sheets as it continues to estimate a one-hundred percent valuation allowance reducing net deferred income taxes to zero.

        In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liabilities, consistent with the presentation of debt discounts. This will result in the elimination of debt issuance costs as an asset and will reduce the carrying value of the Company's debt liabilities. The adoption of this standard had an immaterial impact on the Company's financial position and has resulted in the following retrospective adjustments to the balance sheet at December 31, 2015:

	Year Ended December 31, 2015
	As Reported	As Adjusted
Total assets	$113,214,324	$112,698,772
Note payable	100,000,000	99,484,448

Note 2—Property and equipment

        Property and equipment are summarized as follows:

	Year Ended December 31,
	2016	2015
Land	$17,121,452	$17,121,452
Building	86,374,638	85,553,634
Personal property and equipment	1,265,100	1,265,100
Furniture, fixtures and equipment	18,744,999	17,090,308

	123,506,189	121,030,494
Less: Accumulated depreciation	(25,255,747)	(20,128,911)

Property and equipment, net	$98,250,442	$100,901,583

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 2—Property and equipment (Continued)

        Depreciation expense for the years ended December 31, 2016 and 2015 was $5,126,836 and $4,877,832, respectively.

Note 3—Fair value of financial instruments

        The Company's financial instruments consist of cash and cash equivalents, money market mutual fund accounts and other receivables, accounts payable, and the note payable. The carrying amount of cash and cash equivalents, accounts and other receivables and accounts payable approximates fair value because of their short maturities. The carrying amount of the note payable approximates its fair value as the interest rate is adjusted regularly based on current market conditions.

        The following tables present the carrying value and fair value, by fair value hierarchy, of the Company's financial instruments, at December 31, 2016 and 2015, respectively.

	As of December 31, 2016
	Total Fair Value	Quoted prices in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market mutual fund	$1,089,154	$1,089,154	$—	$—

Total	$1,089,154	$1,089,154	$—	$—

	As of December 31, 2015
	Total Fair Value	Quoted prices in active markets for identical assets/liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Money market mutual fund	$1,201,001	$1,201,001	$—	$—
Interest rate cap	17,294	—	17,294	—

Total	$1,218,295	$1,201,001	$17,294	$—

        The Company uses a market approach fair value methodology to value its money market mutual fund cash equivalent. The Company's money market mutual fund value is based on quoted prices in active markets for identical assets and is therefore defined as a Level 1 asset within the same class of nature and risk. To calculate NAV, the fund's assets are valued and liabilities are subtracted and the balance is divided by the number of shares outstanding and the fund's value is considered readily determinable. As of December 31, 2016 and 2015, cost basis was equivalent to fair value.

        The Company's interest rate cap was valued using an analysis based on market observable inputs, representing Level 2 assets as defined by U.S. GAAP. The fair value of the Company's interest rate cap represents the amount the Company would receive to terminate the contract.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 4—Accrued expenses

        The following table sets forth the components of the Company's accrued liabilities in the balance sheets.

	Year Ended December 31,
	2016	2015
Accrued commissions	$157,400	$94,691
Accrued employee compensation and benefits	1,278,986	1,076,551
Accrued real estate taxes payable	882,060	872,416
Accrued sales & use taxes payable	933,784	692,246
Accrued interest	—	324,581
Other accrued liabilities*	1,144,455	885,124

Total accrued expenses	$4,396,685	$3,945,609

*
Other accrued liabilities consist of items which are individually less than 5% of total current liabilities.

Note 5—Note payable

        In April 2015, the Company refinanced its debt and obtained a new note payable from a lender. The initial term of the agreement matures in April 2017 and is interest-only through maturity. The Company will have three successive one-year options to extend the scheduled maturity date pursuant to conditions, as defined. The note payable bears interest of 4.8% plus the greater of 0.20% or one-month LIBOR (0.546% and 0.539% at December 31, 2016 and 2015, respectively). The LIBOR portion of the mortgage rate can switch to the Prime Rate under certain circumstances, as defined. Upon written notice by the lender, the note payable can be subdivided into multiple note payable components. The Company is subject to certain financial reporting covenants applicable for the years ending December 31, 2016 and 2015. The Company is required to obtain an interest rate cap agreement during the initial term and for any subsequent extension periods of the initial maturity date. The note payable is collateralized by all of the assets of the Company. In addition, the note is personally guaranteed by the Company's chief executive officer and a parent company entity controlled by our chief executive officer.

        The following table sets forth information pertaining to the note payable. Refer to Note 10—Subsequent Events for additional information.

	Principal amount of note payable	Financing costs, net	Total
Balance—December 31, 2015	$100,000,000	$(515,552)	$99,484,448
Amortization of lending costs	—	412,442	412,442

Balance—December 31, 2016	$100,000,000	$(103,110)	$99,896,890

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 5—Note payable (Continued)

        The following table sets forth recorded interest expense:

	Years Ended December 31,
	2016	2015
Debt-based interest expense	$5,362,007	$4,479,618
Amortization of lending costs	412,441	352,186
Write-off of unamortized lending costs	—	871,386
Fees paid to creditors associated with term debt restructuring	—	1,000,000
Change in fair value of interest rate cap	17,294	570,964

Interest expense	$5,791,742	$7,274,154

Note 6—Income taxes

        The components of the Company's net deferred taxes were as follows:

	Years Ended December 31,
	2016	2015
Total deferred tax assets
Accrued vacation	$68,375	$59,213
Allowance for doubtful accounts	2,140	436
Amortization of intangibles	46,320	231,599
Charitable contributions	—	1,187
Loss carryforwards	8,565,114	8,671,472

Deferred tax assets	8,681,949	8,963,907

Total deferred tax liabilities
Prepaid expenses	(107,104)	(108,145)
Deferred rent asset	(35,166)	(34,685)
Depreciation	(74,932)	(339,137)
Section 481a adjustment	(102,675)	(154,013

Deferred tax liabilities	(319,877)	(635,980)

Valuation allowance	(8,362,072)	(8,327,927)

Net deferred income tax assets (liabilities)	$—	$—

        At December 31, 2016 and 2015, the Company has deferred tax assets of $8,681,949 and $8,963,907, respectively, substantially representing federal and state net operating loss carryforwards (which begin to expire in 2032), and deferred tax liabilities of $319,877 and $635,980, respectively, substantially representing depreciable assets.

        Management believes the deferred tax assets are not realizable and has applied a full valuation allowance of $8,362,072 and $8,327,927 at December 31, 2016 and 2015, respectively. The valuation allowance increased by $34,145 and $389,158 during 2016 and 2015, respectively.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 6—Income taxes (Continued)

        The Company's policy is to recognize interest and penalties on any unrecognized tax benefits in income tax expense. No unrecognized tax benefits or related interest and penalties have been recognized by the Company for the years ending December 31, 2016 and 2015.

        As of December 31, 2016 and 2015, the Company is no longer subject to federal or state income tax examinations for years before 2013 and 2012, respectively, except with regard to the unutilized net operating losses carried forward from such periods.

        A reconciliation of the Company's income tax provision to the statutory U.S. federal tax rates is as follows:

	December 31,
	2016	2015
U.S. federal statutory rate	34%	34%
State income taxes, net of federal tax benefit	(4)%	(5)%
Change in valuation allowance impacting tax rate	37%	(17)%
Permanent Items	4%	—%
Net operating loss adjustment	(78)%	—%
Section 481a adjustment	—%	(5)%
Prepaid expenses adjustment	—%	(4)%
Depreciation adjustment	7%	—%
Other adjustments	—%	(3)%

Total	—%	—%

Note 7—Commitments and contingencies

Litigation

        The Company from time to time can be involved in claims, suits, assessments, investigations and legal proceedings that arise from time to time in the ordinary course of its business of operating a hotel and as an owner of real estate. Management believes the Company has adequate insurance coverage for all such matters and that, although the ultimate outcome of such claims cannot be ascertained, the Company accrues a liability when it believes it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company has no such accruals for the periods ended December 31, 2016 and 2015 and reviews any such activities at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and the Company's views on the probability of outcomes of claims, suits, assessments, investigations or legal proceedings change, the Company will accrue such liabilities in the period in which such determination is made. Current pending and threatened claims are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows.

Hotel management agreement

        Concurrently with the purchase of the Hotel, the Company entered into a management agreement (the "Agreement") with a management company to operate all aspects of the Hotel through December 31, 2040. The Agreement provides the management company with the right to extend the

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 7—Commitments and contingencies (Continued)

term of the Agreement for up to two additional 10-year terms. The management company shall receive a management fee comprised of a base fee and an incentive fee. The base fee is 4% of gross operating revenue, as defined in the Agreement, plus 10% of the net operating income of all third party operated areas (as defined in the Agreement), for each month during the term (including any partial month at the commencement and expiration or termination of the term), provided that in no event shall the base management fee be less than $500,000 each year. The incentive fee is 20% of gross operating profit less base management fees, taxes, insurance, FF&E Reserve, and 10% of the owner's project costs, as defined in the Agreement, for capital improvements at the hotel. The agreement also requires a reserve fund be maintained to ensure that funds are available for necessary capital improvements, which shall not exceed 4% of revenues per year.

        The Agreement provides for cancellation without termination charges if defined operating results are not being achieved, beginning with the third year of the Agreement.

        Hotel management fees paid under this management agreement totaled $2,163,726 and $1,558,061 for the years ended December 31, 2016 and 2015, respectively.

Operating leases

        The Company has non-cancellable operating leases for equipment used in the operation of the Hotel. The leases expire at various dates through 2019.

        Total lease expense for the years ended December 31, 2016 and 2015 was $335,556 and $331,053, respectively. The following is a schedule of aggregate remaining operating lease payments:

Year ending December 31,
2017	$85,182
2018	78,536
2019	55,143

$218,861

Note 8—Related party transactions

Management agreement—related party

        In January 2015, the Company entered into a management agreement with a related party through common ownership. Under the terms of the amended agreement, the Company shall pay $64,000 per month plus reimbursement for all expenses incurred in providing the services, as defined in the agreement. The term of the agreement is for twelve months and renews automatically unless written notice of termination is given no less than 60 days prior to the last day of the then-current term. Related party management fees paid totaled $768,000 and $678,823 for the years ended December 31, 2016 and 2015, respectively.

Lease agreement—related party

        The Company leases a 5,000 square foot facility which includes a restaurant, lounge and bar located on the Hotel property to a related party though common ownership. The term of the lease is for 10 years and commenced in April of 2013.

315 EAST DEAN ASSOCIATES, INC.

Notes to financial statements (Continued)

Note 8—Related party transactions (Continued)

        The following is a schedule of aggregate future minimum rental income payments required by the related-party lease:

Year ending December 31,
2017	$132,000
2018	132,000
2019	132,000
2020	145,200
2021	145,200
Thereafter	185,100

$871,500

        Related-party rental income for the years ended December 31, 2016 and 2015, was $120,000.

Note 9—Earnings per share

        The table below calculates the earnings per share for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Basic and diluted:
Net income (loss)	$91,326	$(3,152,392)
Weighted average shares outstanding	50,000,000	50,000,000

Earnings (loss) per share, basic and diluted	$0.00	$(0.06)

Note 10—Subsequent events

        In April 2017, the Company refinanced the mortgage with the current lender and obtained a new $120,000,000 note payable from the lender. The note matures in April 2019 with three one-year options for extensions pursuant to criteria in the agreement, as defined. The note payable bears interest at the greater of 0.99% or LIBOR plus 4.55%. The note is collateralized by all assets of the Company. In addition, the note is personally guaranteed by the Company's chief executive officer and a parent company entity controlled by our chief executive officer.

        Concurrently with the refinancing of the note payable, the Company purchased an interest rate cap agreement with a notional amount of $120,000,000 to manage the exposure to interest rate movements on the variable-rate debt when LIBOR exceeds 3%. The interest rate cap agreement was effective in April 2017, and the agreement matures in April 2019.

        Management performed an evaluation of the Company's activity through July 12, 2017, the date the financial statements were available to be issued. The Company is not aware of any other subsequent events that would require recognition or disclosure in the financial statements.

ASPEN REIT, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        Aspen REIT, Inc. (the "Company", "we", "us" or "our") is a newly formed company. Following this offering, we will be a publicly traded real estate investment trust ("REIT") engaged in owning and operating the St. Regis Aspen Resort in Aspen, Colorado (the "Hotel"). We will conduct our operations through our operating partnership (the "Operating Partnership"). In connection with this offering, we will engage in the contribution transactions in which 315 East Dean Associates, Inc. (our "Predecessor") will transfer the Hotel to our newly formed Operating Partnership. Following the proposed contribution transactions, we will be the general partner of the Operating Partnership and will operate and control all of the business affairs and consolidate the financial results of the Operating Partnership and its subsidiaries. See "Offering Circular Summary—Contribution Transactions and Our Structure."

        The following unaudited pro forma financial information reflects the historical operations of our Predecessor included elsewhere in this Offering Circular, adjusted to give pro forma effect to the offering and the use of net proceeds therefrom and the contribution transactions. We have not presented historical information for the Company because we have not had any operations or significant corporate activity since our formation. The unaudited pro forma financial statements as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if this offering and the other pro forma adjustments described below all had occurred on September 30, 2017 for the purposes of the unaudited pro forma balance sheet and on January 1, 2016 for the purposes of the unaudited pro forma statements of operations. The unaudited pro forma financial results assume that all relevant REIT qualifying tests, as dictated by the U.S. Internal Revenue Code of 1986, as amended, and Internal Revenue Service rules and interpretations, were met for the entire periods presented herein.

        The historical results of our Predecessor have been adjusted to give effect to:

  •
  the contribution transactions and related fair value adjustments as accounted for as an asset acquisition, with the assets and liabilities of the Hotel recorded at their respective fair values as of the date of the contribution transactions;

  •
  this offering of 1,675,000 shares of common stock, $0.01 par value per share, and the use of proceeds therefrom;

  •
  the subsequent refinancing of $100,000,000 of existing mortgage debt in April 2017 with a new $120,000,000 note;

  •
  the impact of a revised management agreement;

  •
  the payment by our Predecessor of 100% of certain of our expenses incurred in connection with this offering; and

  •
  other related transactions, each as more fully described in this Offering Circular.

        The following unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma financial information. The unaudited pro forma financial information is presented for illustrative purposes only. You should read the information below along with all other financial information and analysis presented in this Offering Circular, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this Offering Circular. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position of the Company or our Predecessor as of September 30, 2017 or the actual results of operations for the nine months ended September 30, 2016 or for the year ended December 31, 2016, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the company believes are reasonable.

ASPEN REIT, INC.

PRO FORMA BALANCE SHEET

As of September 30, 2017

(unaudited)

	Predecessor Historical(1)	Proceeds from Offering(2)	Contribution Transactions(3)	Company Pro Forma
Assets
Current assets:
Cash and cash equivalents	$5,356,885	$33,500,000	$(32,500,000)	$6,356,885
Restricted cash and cash equivalents	1,127,786	—	—	1,127,786
Receivables, net	687,077	—	—	687,077
Inventories	345,734	—	—	345,734
Prepaid expenses and other	611,640	—	—	611,640
Other receivables	1,308,364	—	—	1,308,364

Total current assets	9,437,486	33,500,000	(32,500,000)	10,437,486

Property and equipment, net	96,699,926	—	87,252,428	183,952,354
Other assets:
Deposits and other assets	343,935	—	(243,600)	100,335

Total assets	$106,481,347	$33,500,000	$54,508,828	$194,490,175

Current liabilities:
Accounts payable	785,692	—	(243,600)	542,092
Accrued expenses	3,617,980	—	—	3,617,980
Advance deposits	2,587,911	—	—	2,587,911

Total current liabilities	6,991,583	—	(243,600)	6,747,983
Non-current liabilities:
Note payable	119,374,832	—	—	119,374,832

Total non-current liabilities	119,374,832	—	—	119,374,832
Commitments and contingencies
Stockholder's equity (deficit)
Common stock, $1.00 par value, 50,000,000 shares authorized and outstanding at September 30, 2017 (historical) and 1,675,000 ($0.01 par value) shares authorized and outstanding at September 30, 2017 (pro forma)	50,000,000	16,750	(50,000,000)	16,750
Additional paid in capital	3,391,452	33,483,250	(3,391,452)	33,483,250
Accumulated deficit	(73,276,520)	—	73,276,520	—
Non-controlling interests in operating partnership	—	—	34,867,360	34,867,360

Total stockholder's equity and non-controlling interests in operating partnership	(19,885,068)	33,500,000	54,752,428	68,367,360

Total liabilities and non-controlling interest in operating partnership and equity	$106,481,347	$33,500,000	$54,508,828	$194,490,175

(1)
Reflects the Predecessor's historical balance sheet.

(2)
Reflects the anticipated proceeds of the offering of 1,675,000 shares of common stock, See Note 1(a)).

(3)
Reflects the anticipated use of proceeds from the offering in the contribution transactions and related fair value adjustments. See Note 1(b).

ASPEN REIT, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2017

(unaudited)

	Predecessor Historical(1)	Proceeds from Offering(2)	Contribution Transactions(3)	Debt Refinancing(4)	Revised Management Contract(5)	Company Pro Forma
Revenues, net
Rooms	$22,871,884	$—	$—	$—	$—	$22,871,884
Food and beverage	6,962,427	—	—	—	—	6,962,427
Other operating departments, rental, and other	5,098,896	—	—	—	—	5,098,896

Total revenues	34,933,207	—	—	—	—	34,933,207
Departmental costs and expenses
Rooms	5,076,685	—	—	—	—	5,076,685
Food and beverage	5,246,851	—	—	—	—	5,246,851
Other operating departments, rental, and other	2,394,176	—	—	—	—	2,394,176

Total departmental costs and expenses, exclusive of depreciation shown below	12,717,712	—	—	—	—	12,717,712
Departmental income	22,215,495	—	—	—	—	22,215,495
Operating expenses
General and administrative	3,396,352	—	—	—	—	3,396,352
Marketing and promotion	2,770,725	—	—	—	—	2,770,725
Repairs and maintenance	1,360,861	—	—	—	—	1,360,861
Corporate expenses	1,005,029	—	—	—	178,558	1,183,587
Utilities	492,247	—	—	—	—	492,247
Management fees—related party	1,076,000	—	—	—	(849,500)	226,500
Hotel management fees	2,236,725	—	—	—	—	2,236,725
Property taxes	698,689	—	—	—	—	698,689
Depreciation	3,786,012	—	3,433,956	—	—	7,219,968

Total operating expenses	16,822,640	—	3,433,956	—	(670,942)	19,585,654
Operating income, net	5,392,855	—	(3,433,956)	—	670,942	2,629,841
Other expenses
Interest expense	5,229,892	—	—	135,710	—	5,365,603

Net income (loss)	162,963	—	(3,433,956)	(135,710)	670,942	(2,735,762)

Net (income) loss attributable to non-controlling interest in operating partnership	(83,111)	—	1,751,318	69,212	(342,180)	1,395,239

Net income (loss) attributable to the Company	79,852	—	(1,682,638)	(66,498)	328,762	(1,340,523)

Basic and diluted per common share data:
Basic and diluted net income (loss) available to common shareholders(6)	$0.00	$0.00	$(1.00)	$(0.04)	$0.20	$(0.80)

Basic weighted average common shares outstanding	50,000,000	1,675,000	1,675,000	1,675,000	1,675,000	1,675,000

(1)
Reflects the Predecessor's historical results of operations.

(2)
Reflects the anticipated proceeds of the offering of 1,675,000 shares of common stock, See Note 2(a)).

(3)
Reflects the anticipated use of proceeds from the offering in the contribution transactions and related fair value adjustments. See Note 2(b).

(4)
Reflects the impact of the April 2017 payoff of $100 million in debt and the $120 million refinancing thereof. See Note 2(c).

(5)
Reflects the revised management contract and reduction of management fees and certain reimbursables. See Note 2(d).

(6)
Basic and diluted earnings per share does not include the conversion of the 1,743,368 OP units into shares of our common stock. OP units in our operating partnership are redeemable for cash or, at our option, exchangeable for shares of common stock on a one-for-one basis, beginning one year after the completion of this offering. There would be no change to basic and diluted earnings per share if the OP units were redeemed.

ASPEN REIT, INC.

PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(unaudited)

	Predecessor Historical(1)	Proceeds from Offering(2)	Contribution Transactions(3)	Debt Refinancing(4)	Revised Management Contract(5)	Company Pro Forma
Revenues, net
Rooms	$28,671,050	$—	$—	$—	$—	$28,671,050
Food and beverage	8,147,673	—	—	—	—	8,147,673
Other operating departments, rental, and other	5,745,055	—	—	—	—	5,745,055

Total revenues	42,563,778	—	—	—	—	42,563,778

Departmental costs and expenses
Rooms	6,350,223	—	—	—	—	6,350,223
Food and beverage	7,136,969	—	—	—	—	7,136,969
Other operating departments, rental, and other	3,279,008	—	—	—	—	3,279,008

Total departmental costs and expenses, exclusive of depreciation shown below	16,766,200	—	—	—	—	16,766,200
Departmental income	25,797,578	—	—	—	—	25,797,578
Operating expenses
General and administrative	4,482,962	—	—	—	—	4,482,962
Marketing and promotion	3,348,587	—	—	—	—	3,348,587
Repairs and maintenance	1,701,955	—	—	—	—	1,701,955
Corporate expenses	1,001,526	—	—	243,284	325,983	1,570,793
Utilities	642,528	—	—	—	—	642,528
Management fees—related party	768,000	—	—	—	(466,000)	302,000
Hotel management fees	2,163,726	—	—	—	—	2,163,726
Property taxes	928,265	—	—	—	—	928,265
Depreciation	5,126,836	—	4,235,852	—	—	9,366,688

Total operating expenses	20,164,385	—	4,235,852	243,284	(140,017)	24,507,504

Operating income, net	5,633,193	—	(4,235,852)	(243,284)	140,017	1,290,074
Other expenses
Interest expense	5,791,742	—	—	542,842	—	6,334,584
Other income	(249,875)	—	—	—	—	(249,875)

Total other (income) and expenses	5,541,867	—	—	(786,126)	140,017	6,084,709

Net income (loss)	91,326	—	(4,235,852)	(786,126)	140,017	(4,794,635)

Net (income) loss attributable to non-controlling interest in operating partnership	(46,576)	—	2,162,325	400,924	(71,409)	2,445,266

Net income (loss) attributable to the Company	44,750	—	(2,077,527)	(385,202)	68,608	2,349,371

Basic and diluted per common share data:
Basic and diluted net income (loss) available to common shareholders(6)	$0.00	$0.00	$(1.24)	$(0.23)	$0.04	$(1.40)

Basic weighted average common shares outstanding	50,000,000	1,675,000	1,675,000	1,675,000	1,675,000	1,675,000

(1)
Reflects the Predecessor's historical results of operations.

(2)
Reflects the anticipated proceeds of the offering of 1,675,000 shares of common stock, See Note 2(a)).

(3)
Reflects the anticipated use of proceeds from the offering in the contribution transactions and related fair value adjustments. See Note 2(b).

(4)
Reflects the impact of the April 2017 payoff of $100 million in debt and the $120 million refinancing thereof. See Note 2(c).

(5)
Reflects the revised management contract and reduction of management fees and certain reimbursables. See Note 2(d).

(6)
Basic and diluted earnings per share does not include the conversion of the 1,743,368 OP units into shares of our common stock. OP units in our operating partnership are redeemable for cash or, at our option, exchangeable for shares of common stock on a one-for-one basis, beginning one year after the completion of this offering. There would be no change to basic and diluted earnings per share if the OP units were redeemed.

ASPEN REIT, INC.

Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements

        Prior to the completion of this offering and the contribution transactions, the Hotel is controlled by the 90% limited partner (who has removal and appointment rights over the general partner) of the partnership that indirectly controls our Predecessor. In connection with the contribution transactions, our Predecessor will receive cash and 1,743,368 units of limited partner interest ("OP units") in our Operating Partnership. The OP units (which will represent a 51% economic interest in the Operating Partnership upon completion of this offering and the contribution transactions) have no voting rights, except in limited circumstances relating to certain change in control transactions, and no right to participate in the management or control of the Operating Partnership. Upon completion of this offering and the contribution transactions, the Company and the Operating Partnership will be controlled by the Company's board of directors, a majority of which will consist of independent directors. Board members will be elected annually by the holders of common stock in the Company. Holders of OP units will not participate in the election of Company's directors, nor will they have the right to remove or replace the Company as general partner of the Operating Partnership. As a result of the foregoing, neither our Predecessor nor the limited partner that indirectly controls our Predecessor and the Hotel prior to completion of this offering and the contribution transactions will control the Company, the Operating Partnership or the Hotel following completion of this offering and the contribution transactions.

        In addition, the Company has adopted Accounting Standards Update 2017-01, Business Combination (Topic 805)—Clarifying the Definition of a Business which evaluates the acquisition accounting of a business or group of assets. If a determination of substantially all of the fair value of gross assets acquired is concentrated in a single asset or group of similar assets, the acquisition is not a business and the net assets purchased are recognized as an asset acquisition at fair value. The primary asset purchased is the Hotel, a single, tangible asset representing over 95% of the fair value of total assets.

        As a result of the foregoing, the contribution transactions will be accounted for as an asset acquisition, with the assets and liabilities of the Hotel recorded at their respective fair values as of the date of the contribution transactions.

        The Company's non-controlling interests are interests in the Operating Partnership not owned by the Company. The Company consolidates within its financial statements the Operating Partnership as a variable interest entity and the amounts reported for non-controlling interests on the Company's consolidated statements of operations represent the portion of income or losses not attributable to the Company.

1. Adjustments to our Predecessor's Unaudited Balance Sheet as of September 30, 2017

  (a)
  Reflects the offering of 1,675,000 shares of common stock ($0.01 par value share) at a public offering price of $20.00 per share for gross and net proceeds of $33.5 million. Our Predecessor has agreed to pay 100% of (i) the Selling Agent commissions; (ii) the acquisition fee payable to ER-REITS, LLC ("our Manager"); and (iii) our other offering and contribution transaction expenses. We estimate that the total amount of these fees will be approximately $6.0 million (see 1(b)).

  (b)
  Reflects the acquisition by the Company of the Hotel in the contribution transactions as adjusted for fair value. The Company will use approximately $32.5 million of the proceeds of this offering in connection with such acquisition. Additionally, $244,000 of capitalized offering costs have been removed from the Company's pro forma balance sheet, as our Predecessor has agreed to pay these costs. Our Predecessor has agreed to pay 100% of (i) the Selling Agent commissions payable to the Selling Agents in connection with this offering and (ii) the Company's other offering and contribution transaction expenses, including the acquisition fee

ASPEN REIT, INC.

Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements (Continued)

1. Adjustments to our Predecessor's Unaudited Balance Sheet as of September 30, 2017 (Continued)

    payable to the Manager and legal, accounting, consulting and regulatory filing expenses. We estimate that the total amount of these fees will be approximately $6.0 million (approximately $2.4 million for Selling Agent commissions and $3.6 million for other offering expenses). As a result, approximately $1.0 million of proceeds will be available for working capital purposes, including capital expenditure reserves.

    The historical carrying amounts for cash, restricted cash, accounts receivable, prepaid expenses, other receivables, accounts payables, accrued expenses and advance deposits are reasonable estimates for their fair value because of their short-term nature. Inventories, representing less than 0.2% of total assets, are relatively short-lived and have been valued at their historical carrying amount. Deposits and other assets (less than 0.2% of total assets) have been evaluated and valued at their historical balances. Long term debt has been estimated to have a fair value equal to its historical balance due to the variable market interest rate. The Hotel has a fair value of $184.0 million relative to a historic net cost basis, after depreciation, of $97.0 million. Non-controlling interests have been evaluated to have a fair value of $34.9 million based on 1,743,368 OP units in the Operating Partnership at $20.00 per share, determined as the same market value as new shares offered to the public. The fair value determination for both the Hotel and non-controlling interests are based on this offering, as noted in 1(a) above, which is deemed a market transaction for the purchase of the Hotel by which non-controlling interests, represented by OP units, have a per share value equal to the offering price per share of $20.00 and whose collective economic interests each are represented by their proportional ownership.

2. Adjustments to our Predecessor's Unaudited Statements of Operations for the Nine Months Ended September 30, 2017 and for the Year Ended December 31, 2016

  (a)
  Reflects the offering of 1,675,000 shares of common stock ($0.01 par value share) based on an assumed public offering price of $20.00 per share for gross and net proceeds of $33.5 million (our Predecessor is paying for underwriting discounts and commissions, and estimated offering and contribution transaction expenses payable in the amount of approximately $6.0 million).

  (b)
  Reflects the acquisition by the Company of the Hotel in the contribution transactions. The Company will use approximately $32.5 million of the proceeds of this offering in connection with such acquisition. As a result, approximately $1.0 million of the proceeds of this offering will be available for working capital purposes, including capital expenditure reserves.

  (c)
  Reflects the repayment of existing mortgage indebtedness of approximately $100 million and the April 2017 refinancing thereof for approximately $120.0 million resulting in pro forma increased interest expense at a monthly spread of 4.55% plus the greater of monthly LIBOR or 0.99% (historical interest rate at a monthly spread of 4.80% plus monthly LIBOR).

  For the nine months ended September 30, 2017, the pro forma adjustments reflects the impact of incremental interest and the related amortization of lending costs as if the refinancing had occurred as of January 1, 2016.

  For the year ended December 31, 2016, the pro forma adjustments reflects the impact of incremental interest and related amortization of lending costs (included in interest expense) and the expensing of third party financing costs (included in corporate expenses) as if the refinancing had occurred as of January 1, 2016.

ASPEN REIT, INC.

Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements (Continued)

2. Adjustments to our Predecessor's Unaudited Statements of Operations for the Nine Months Ended September 30, 2017 and for the Year Ended December 31, 2016 (Continued)

  (d)
  Reflects the revised management contract and reduction of management fees and certain reimbursables. The manager capped their management fees at $1.0 million less the incremental cost associated with the Company being managed as a public entity. Such incremental costs include fees associated with the transfer agent, exchange fees, printing and filing costs of quarterly and annual reports, remuneration paid to independent directors and the accounting and other professional fees related to quarterly financial statements and other activities related to running a public company. These costs have been estimated at approximately $698,000 per annum. The revised management contract provides that the manager's fee be limited to the difference between the capped management fee of $1.0 million less the aforementioned incremental costs. In addition, other recurring corporate costs for third party consulting and professional fees, in the amount of $372,000 will be paid directly by the manager after the offering.

  The following table summarizes the estimated revision of the management contract:

	Nine Months September 30, 2017	Year ended December 31, 2016
Historical corporate expense	$1,005,029	$1,001,526
Estimated incremental cost for a public entity[1]	523,500	698,000
Eliminate recurring third party consulting fees[2]	(344,942)	(372,017)

Estimated pro forma corporate expense[3]	$1,183,587	$1,327,509

Maximum management fee[4]	$750,000	$1,000,000
Less estimated incremental cost for a public entity[1]	(523,500)	(698,000)

Estimated pro forma management fee[5]	$226,500	$302,000

(1)
Represents the annual estimated incremental cost for the operation of a public entity. Includes estimates for incremental legal fees, accounting and consulting services, transfer agent, SEC and listing fees and independent board member remuneration. Amount for the nine months ended September 30, 2017 presented pro rata for nine months.

(2)
Represents the historic cost for consulting services paid by the Predecessor for services related to the operations and maintenance of the hotel not provided by the Hotel Manager.

(3)
Estimated pro forma corporate expense exclusive of additional expense included in the year ended December 31, 2016 pro forma relating to debt refinancing.

(4)
Represents the revised management contract at a maximum amount of $1,000,000 per annum. Amount for the nine months ended September 30, 2017 presented pro rata for nine months.

(5)
Pro forma management fee—related party represents the elimination of the historical management fee and the management fee under the new management agreement, as adjusted for the incremental costs for a public entity as discussed in note 1 above.

Aspen REIT, Inc.

1,675,000 Shares

Common Stock

PRELIMINARY OFFERING CIRCULAR

Maxim Group LLC

                        , 2018

PART III—EXHIBITS

EXHIBIT INDEX

Exhibit number		Exhibit description
1.1		Form of Selling Agency Agreement by and between Aspen REIT, Inc. Aspen OP, LP and the Lead Agent

2.1	†	Form of Articles of Amendment and Restatement of Aspen REIT, Inc.

2.2	†	Form of Amended and Restated Bylaws of Aspen REIT, Inc.

2.3	†	Form of Amended and Restated Agreement of Limited Partnership of Aspen OP, LP

3.1	†	Specimen Common Share Certificate of Aspen REIT, Inc.

4.1		Form of Subscription Agreement for this offering

6.1	†	Form of Registration Rights Agreement, by and among Aspen REIT, Inc. and the parties listed on Schedule I thereto

6.2	†	Form of Indemnification Agreement by and between Aspen REIT, Inc. and each of its directors and executive officers

6.3	†	Form of Management Agreement by and among Aspen REIT, Inc., Aspen OP, LP and ER-REITS, LLC.

6.4	†	Form of Contribution Agreement among each seller named therein, Aspen REIT, Inc. and Aspen OP, LP

6.5	†	Operating Agreement dated as of September 29, 2010 between 315 East Dean Associates, Inc. and Sheraton Operating Corporation

6.6	†	Third Amendment to Operating Agreement, dated as of April 3, 2013, among 315 East Dean Associates, Inc. and Sheraton Operating Corporation.

6.7		Amended and Restated Loan Agreement dated as of April 3, 2017, by and among 315 East Dean Associates, Inc. and Garfield SRA Mortgage Investment, LLC, as lender.

6.8		Form of Assumption, Joinder and Amendment Agreement, by and among 315 East Dean Associates, Inc., Aspen Owner, LLC, Aspen TRS, LLC, Stephane De Baets, ER Merry Way LP and Garfield SRA Mortgage Investment, LLC

6.9	†	Form of Owner Agreement among Aspen TRS Operating Tenant, LLC, Aspen Owner, LLC and Sheraton Operating Corporation

8.1	†	Form of Escrow Agreement between Aspen Reit, Inc., Maxim Group, LLC and Prime Trust, LLC.

10.1	†	Power of Attorney (included on the signature page to the offering statement)

11.1		Consent of Clifford Chance US LLP (included in Exhibit 12.1)

11.3		Consent of Grant Thornton LLP

11.4		Consent of Grant Thornton LLP

12.1		Opinion of Clifford Chance US LLP (including consent of such firm)

13.1	†	Press Release

13.2		Investor Presentation

13.3	†	Soliciting materials

15.1		List of subsidiaries of Aspen REIT, Inc.

*
To be filed by amendment.

†
Filed previously.

SIGNATURES

        Pursuant to the requirements of the Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 19, 2018.

Aspen REIT, Inc.
By:	/s/ STEPHANE DE BAETS
	Name:	Stephane De Baets
	Title:	President and Chief Executive Officer

        This offering statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ STEPHANE DE BAETS Stephane De Baets	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	January 19, 2018
/s/ MICHAEL WIRTH Michael Wirth	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 19, 2018